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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE CHILDREN'S PLACE RETAIL STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(2)	Form, Schedule or Registration Statement No.:
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2008 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of The Children's Place
Retail Stores, Inc. will be held at the Company's
headquarters located at:

915 Secaucus Road,
Secaucus, New Jersey 07094

on

Friday, June 27, 2008, at 10:00 A.M.

THE CHILDREN'S PLACE RETAIL STORES, INC.
915 Secaucus Road
Secaucus, New Jersey 07094

May 20, 2008

Dear Stockholder:

On behalf of the Board of Directors of The Children's Place Retail Stores, Inc., it is my pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc.

The business to be transacted at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and is more fully described in the accompanying Proxy Statement.

It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return in the enclosed postage paid envelope your proxy as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely yours,

Sally Frame Kasaks Acting Chair of the Board

THE CHILDREN'S PLACE RETAIL STORES, INC.

Notice of Annual Meeting of
Stockholders
to be held Friday, June 27, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. will be held at the Company's corporate headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on Friday, June 27, 2008, at 10:00 a.m., local time, for the following purpose of considering and acting on the following matters:

    1.
    To elect three Class I directors to serve for a two-year term and three Class II directors to serve for a three-year term, each until his or her successor is duly elected and qualified.

    2.
    To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

    3.
    To approve an annual management incentive bonus plan.

    4.
    To approve an amendment to our certificate of incorporation to provide for majority voting in director elections.

    5.
    To approve an amendment to our Amended and Restated 2005 Equity Incentive Plan regarding director compensation.

    6.
    To approve an amendment to our Amended and Restated 2005 Equity Incentive Plan limiting awards that can be made to a participant in any one year.

    7.
    To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only stockholders of record at the close of business on April 30, 2008 shall be entitled to notice of, and to vote at, the annual meeting.

By order of the Board of Directors,

Patricia A. Gray Secretary

Secaucus, New Jersey
May 20, 2006

IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to vote your shares at your earliest convenience by filling in, signing, dating and mailing to us in the postage paid envelope provided the enclosed proxy card. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the annual meeting if you desire to do so, as your proxy is revocable at your option.

i

PROPOSAL NO. 3—APPROVAL OF THE 2007 ANNUAL MANAGEMENT INCENTIVE BONUS PLAN	12
What are the general goals of the plan?	13
How is the plan administered?	14
Who may participate in the plan?	14
How are bonus determinations made?	14
What are the reasons for adoption of the plan?	16
Where can I find a copy of the plan?	17
What vote is required to approve the plan?	17
PROPOSAL NO. 4—ADOPTION OF MAJORITY VOTING IN DIRECTOR ELECTIONS	17
PROPOSAL NO. 5—APPROVAL OF AMENDMENT NO. 1 TO THE 2005 EQUITY PLAN	19
Description of the 2005 Equity Plan, As Proposed To Be Amended	20
PROPOSAL NO. 6—APPROVAL OF AMENDMENT NO. 2 TO THE 2005 EQUITY PLAN	25
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES	26
Corporate Governance	26
Governance Changes and Comprehensive Governance Review	27
Director Independence	27
Consideration of Director Nominees	28
Committees of the Board of Directors	29
Compensation Committee	29
Corporate Governance Committee	30
Special Committee—Stock Option Investigation	30
Meetings of the Board of Directors	31
Compensation Committee Interlocks and Insider Participation	31
Compensation of Directors	31
2007 Board of Directors Compensation	34
INDEPENDENT AUDITORS	35
Fees Paid to Independent Auditors for Services Rendered During the Last Two Fiscal Years	35
Audit Fees	35
Audit-Related Fees	36
Tax Fees	36
All Other Fees	36
Pre-Approval Policy	36
Audit Committee Report	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
Executive Officers and Directors	40

MANAGEMENT COMPENSATION	42
Compensation Discussion and Analysis	42
Introduction	42
Our Principal Executive Compensation Policies	42
Peer Group Companies	45
Role of the Compensation Committee, the CEO and Other Executives	45
Role of Compensation Consultants and Counsel	46
Role of Employment and Change in Control Severance Agreements	46
Accounting and Tax Considerations	47
Other Policies Relating to Executive Compensation	49
Elements of Compensation	51
General	51
Base Salary	51
Annual Bonuses	52
Equity-Based Incentive Awards	55
2007-8 Retention Awards	58
Other Benefits	59
Determination of Fiscal 2007 NEO Compensation	59
Mr. Crovitz	60
Mr. Dabah	61
Ms. Riley	62
Ms. Poseley	63
Mr. Flaks	63
Mr. Rose	64
Mr. Goldberg	65
Compensation Upon Termination of Employment Including After a Change in Control	66
Compensation Committee Report	68
SUMMARY COMPENSATION TABLE	68
GRANTS OF PLAN-BASED AWARDS	69
2008 Deferred Share Awards and 2008 Performance Share Awards	70
Restricted Share Awards to NEOs	71
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	73
OPTION REPRICING	73
OPTION EXERCISES	74
Equity Plan Compensation Information	75
Employment and Severance Agreements with NEOs	75

Charles Crovitz, Interim CEO	75
Ezra Dabah, Former CEO	77
Susan Riley, Executive Vice President, Finance and Administration	78
Richard Flaks and Mark Rose, Senior Vice Presidents	80
Neal Goldberg, Former President	81
Tara Poseley, Former President, Disney Store North America	82
Summary of Potential Payments Upon Termination of Employments	83
OTHER MATTERS	84
Section 16(a) Beneficial Ownership Reporting Compliance	84
Certain Relationships and Related Transactions	84
Review and Approval of Related Person Transactions	84
Transactions with Related Persons	85
Performance Graph	86
Other Business	86
Stockholder Proposals: 2009 Annual Meeting	87
EXHIBIT A 2007 ANNUAL MANAGEMENT INCENTIVE BONUS PLAN	A-1
EXHIBIT B PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION	B-1
EXHIBIT C PROPOSED AMENDMENT OF THE BY-LAWS	C-1
EXHIBIT D PROPOSED AMENDMENT TO THE CORPORATE GOVERNANCE GUIDELINES	D-1
EXHIBIT E AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN, AS PROPOSED TO BE AMENDED	E-1
EXHIBIT F AUDIT COMMITTEE CHARTER	F-1

THE CHILDREN'S PLACE RETAIL STORES, INC.
915 Secaucus Road
Secaucus, New Jersey 07094

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 27, 2008

ABOUT THE MEETING

When and where will the annual meeting take place?

The annual meeting will be held on Friday, June 27, 2008, at 10:00 a.m., local time, at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094.

Who is soliciting my vote?

This proxy statement is provided in connection with the solicitation of proxies by our Board of Directors (the "Board") for the annual meeting. Proxy materials, including this proxy statement, were filed with the Securities and Exchange Commission on May 20, 2008 and we expect to first send this proxy statement to shareholders on May 23, 2008.

What am I being asked to vote on?

You are being asked to vote on the following matters:

  •
  the election of three Class I directors to serve for a two-year term and three Class II directors to serve for a three-year term, each until his or her successor is duly elected and qualified;

  •
  the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

  •
  the approval of the 2007 Annual Management Incentive Bonus Plan of The Children's Place Retail Stores, Inc. (the "2007 Bonus Plan");

  •
  the approval of an amendment to our certificate of incorporation to provide for majority voting in director elections;

  •
  the approval of an amendment to our Amended and Restated 2005 Equity Incentive Plan (the "2005 Equity Plan") regarding non-employee director compensation; and

  •
  the approval of an amendment to the 2005 Equity Plan limiting awards that can be made to a participant in any one year.

With respect to the election of directors, the Board has nominated one individual for each position on the Board to be filled at the annual meeting. All of the other matters identified above are being presented on behalf of the Board.

What is the record date for the annual meeting?

April 30, 2008 at 5:00 p.m., local time, is the record date for determining those stockholders who are entitled to vote at the annual meeting and at any adjournment or postponement of the meeting.

How many votes do I have?

You have one vote for each share of our Common Stock, $0.10 par value per share ("Common Stock") that you owned on the record date.

How many votes may be cast by all stockholders?

A total of 29,264,331 votes may be cast, consisting of one vote for each of the 29,264,331 shares of our Common Stock outstanding on the record date, April 30, 2008.

How many votes must be present to hold the annual meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the annual meeting shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In order for us to determine that enough votes will be present to hold the annual meeting, we urge you to vote by proxy even if you plan to attend the meeting.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You must sign and date the proxy card and return it to us in the enclosed postage-paid envelope.

If you hold your shares in street name (that is, if you hold your shares through a bank, broker or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

If you want to vote in person at the annual meeting and you hold your shares in street name, you must obtain a proxy card from your bank, broker or other holder of record authorizing you to vote. You must bring the proxy card to the meeting.

How many votes will be required to approve each of the proposals?

A plurality of the votes cast at the annual meeting is required to elect a nominee as a Class I director or as a Class II director of our Board. The Board has nominated an individual for election to each position on the Board to be filled at the annual meeting, each of whom is an incumbent director. No stockholder has given the advance notice of nomination of any other candidate as required by our bylaws. Accordingly, the number of nominees will be equal to the number of positions on the Board to be filled at the annual meeting and, consequently, receipt of any votes in favor of any nominee will result in that nominee being elected. Although, as discussed below, it is proposed that the Company adopt a majority vote requirement for the election of directors, this voting standard will not be effective with respect to the election of directors at the annual meeting.

The affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote is required (i) to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009, (ii) to approve our 2007 Bonus Plan and (iii) to approve the amendments to the 2005 Equity Plan.

The affirmative vote of at least 75% of the shares of our Common Stock outstanding, as of the record date, is required to approve the proposal to amend our certificate of incorporation.

What are the Board's recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board's recommendation with respect to each matter to be voted on is set forth, together with a description of the matter, in this proxy statement. In summary, our Board recommends a vote FOR each nominee of the Board for election as a director and each proposal that is to be acted upon at the annual meeting.

It is not currently expected that any matter other than those to be presented on behalf of the Board as identified above will be voted upon at the annual meeting (other than procedural matters with respect to the conduct of the meeting that may properly arise). With respect to any other matter that properly comes before the meeting, the proxy holders will vote as may be recommended by our Board or, if no recommendation is given, in their own discretion.

May I change or revoke my vote?

Yes. To change your vote pursuant to a previously submitted proxy, if you are a record holder of shares, you may cast a new vote by mailing or otherwise submitting a new proxy card with a later date or attending the annual meeting in person and voting at the meeting. If you beneficially own shares held for your account by a bank, broker or other person, you must submit a new voting instruction to the bank, broker or other person holding of record your shares or receive a proxy from such person and attend the annual meeting with such proxy and vote at the meeting.

If you wish to revoke rather than change your vote, if you are a record holder of shares, written revocation must be mailed or otherwise submitted to our Secretary prior to the annual meeting. If you own beneficially shares held for your account by a bank, broker or other person, you must give appropriate revocation instructions to such person, who must give appropriate revocation instructions, as necessary, to our Secretary.

To be given effect, a change in a vote for which you have given a proxy or voting instruction must be received by the Company before the vote is held at the annual meeting. Proxies or revocation notices mailed or otherwise sent before the annual meeting but not received before the vote is held at the annual meeting for any reason, will not be given effect.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote on a matter submitted at the annual meeting, your shares will be voted on that particular matter as follows:

  •
  FOR the election of the six nominees of the Board named under the caption "Proposal No. 1—Election of Directors" to serve as Class I or Class II directors;

  •
  FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

  •
  FOR the approval of our 2007 Bonus Plan;

  •
  FOR the approval of the amendment to our certificate of incorporation to provide for majority voting in director elections; and

  •
  FOR the approval of the amendment to our 2005 Equity Plan regarding non-employee director compensation; and

  •
  FOR the approval of the amendment to our 2005 Equity Plan limiting awards that can be made to participant in any one year.

What if I withhold my vote or I abstain?

For the election of a nominee as a Class I or Class II director, you may vote for the nominee named on the proxy card, or you may indicate on the proxy card that you are withholding your vote for one or more of the nominees. Withheld votes, though treated as votes cast, will have no effect with respect to election of the nominees because only a plurality vote is required for the election of directors at the annual meeting. Abstentions are not considered for the purpose of the election of directors.

For each of the proposals identified above, you may vote for or against, or abstain from voting on, such proposal. An abstention on any such proposal will be treated as a vote cast on the proposal and will have the same effect as a vote against such proposal.

What happens if I do not return a signed proxy card?

If you do not return a signed proxy card, the shares held in your name will not be voted (unless you attend and vote the shares at the annual meeting).

If you hold your shares through a broker and you do not provide your broker with specific instructions with respect to the proposal to elect the Class I and Class II directors or the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending January 31, 2009, your shares may be voted with respect to such proposals at your broker's discretion.

Applicable rules governing the voting of shares held by brokers (or their nominees) for the account of other persons do not permit the broker to exercise discretion to vote such shares on certain non-routine matters without receiving instructions from the beneficial owner of the shares. Therefore, if you do not issue instructions to your broker, your broker is not allowed to exercise its voting discretion on the following, which are considered non-routine matters: approval of (i) our 2007 Bonus Plan, (ii) either of the two proposed amendments to our 2005 Equity Plan, and (iii) the proposed amendment to our certificate of incorporation. Accordingly, if you return your broker voting instructions without specifying the vote you wish to make on any such matter, the shares held by your broker for your account will not be voted on the matter even if your broker submits a proxy on your behalf, producing a so-called "broker non-vote." Under applicable law, broker non-votes are not considered entitled to vote on a matter. In addition, for purposes of determining if the necessary votes have been received for approval of a matter, broker non-votes will not be considered for purposes of determining the number of shares represented at the annual meeting and entitled to vote on the approval of (i) our 2007 Bonus Plan and (ii) the two amendments to our 2005 Equity Plan and, thus, determining if the requisite number of votes for approval of such proposals has been cast. As the affirmative vote of 75% of the outstanding shares of Common Stock is required to approve the proposed amendment of our certificate of incorporation, broker non-votes with respect to that matter will have the same effect as a vote against.

If you beneficially own shares that are held by someone other than a broker, you should inquire of that person as to its practices regarding voting such shares without your instructions. Generally, most such persons follow the same practice as brokers.

Will I have any rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the annual meeting?

No. Holders of our Common Stock will not have any rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the annual meeting.

Will my vote be confidential?

Yes. It is our policy that your vote will not be disclosed to our Board or any of our employees, except for a very limited number of employees who may be involved in coordinating the vote tabulation process and solely for such purpose. An independent inspector reviews the vote tabulation process. However, our confidentiality policy does not apply to certain matters, such as contested elections of directors or certain contested proposals or as the resolution of disputes as to how shares were voted.

How can I attend the annual meeting?

Only stockholders as of the record date, April 30, 2008 at 5:00 p.m., local time, may attend the annual meeting.

To attend the meeting, you must bring with you:

  •
  photo identification; and

  •
  proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

The use of cameras, recording devices and other electronic devices at the annual meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the annual meeting is postponed or adjourned?

Your proxy will remain valid and may be voted when the postponed or adjourned meeting is held. You may change or revoke your proxy until it is voted.

Could other matters be decided at the annual meeting?

Our bylaws require prior notification of a stockholder's intent to present a matter for a vote at the annual meeting by May 13, 2008. No such notice was received and, accordingly, we do not expect any other matter to be voted on at the meeting (other than any procedural matter incidental to the meeting that may arise). If, however, any other matter is presented for a vote at the annual meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.

Do any stockholders beneficially own more than 5% of our common stock?

Yes. According to public filings and the Company's stockholder list, the following three stockholders beneficially owned more than 5% of the outstanding shares of our Common Stock as of April 1, 2008:

  •
  Ezra Dabah, a director and our former Chief Executive Officer;

  •
  Stanley Silverstein, a director and the father-in-law of Ezra Dabah; and

  •
  Fidelity Research & Management Company.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay the cost of preparing this proxy statement and the related proxy card and notice of meeting, as well as any other materials that may be distributed on behalf of our Board, and any cost of soliciting your vote on behalf of the Board. We also pay all annual meeting expenses.

We may use the services of our directors, officers, employees and others to solicit proxies, personally or by telephone. We also make arrangements with brokers, banks and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting proxies, but we will not pay any compensation for their services. In addition, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist us in soliciting proxies. We expect to pay MacKenzie Partners, Inc. $15,000 plus reasonable expenses for these services.

Will your independent registered public accounting firm participate in the annual meeting?

Yes. Our independent registered public accounting firm is BDO Seidman, LLP. A representative of BDO Seidman, LLP will be present at the meeting, will be available to answer appropriate questions you may have and will have the opportunity to make a statement.

Can I view your proxy materials electronically?

We have posted this proxy statement, our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and the form of proxy distributed by the Board on our website, www.childrensplace.com, under the section entitled "Investor Relations." Any other solicitation materials distributed on behalf of the Board will also be posted there. You also may use our website to view our other filings with the Securities and Exchange Commission.

How can I receive copies of these documents?

We will furnish to any stockholder who so requests in writing a copy of this proxy statement and/or our Annual Report on Form 10-K (including financial statements and the schedules thereto) for the fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission, without charge (other than a reasonable charge for reproduction and mailing of any exhibit to our Annual Report requested). Any such request should be directed to: The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: Investor Relations.

How can I obtain copies of your corporate governance documents?

A copy of our Corporate Governance Guidelines, our Code of Business Conduct and the charters for each of the committees of our Board is posted on our website, www.childrensplace.com, under the "Corporate Governance" tab in the section entitled "Investor Relations," or may be obtained by contacting our Assistant Secretary by e-mail at corporatesecretary@childrensplace.com or by mail at The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: Investor Relations. In addition, we intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Business Conduct that applies to our principal executive officers, principal financial officer, chief financial officer or controller or our directors by posting such information on our website, www.childrensplace.com, under the "Corporate Governance" tab under the section entitled "Investor Relations."

How can I communicate with your board of directors?

If you would like to communicate with our Board, a committee of our Board and/or an individual director(s) (including the non-employee directors as a group), you may send an e-mail to childrensplaceboard@childrensplace.com, or write to the following address:

  Board of Directors
  c/o Assistant Secretary
  The Children's Place Retail Stores, Inc.
  915 Secaucus Road
  Secaucus, New Jersey 07094

You should specify in each communication the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. Our Assistant Secretary generally will not forward to the directors a stockholder communication that he determines to be primarily commercial in nature, that relates to an improper, or irrelevant topic, that requests information about us that is generally available (which will instead be forwarded to our Investor Relations Department) or that is unrelated to the stockholder's ownership of our stock.

Concerns about accounting, internal controls over financial reporting or auditing matters or possible violations of our Code of Business Conduct should be reported pursuant to the procedures outlined in our Code of Business Conduct, which is available on our website, www.childrensplace.com, under the "Corporate Governance" tab in the section entitled "Investor Relations."

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2008: This proxy statement, the Company's Form 10-K Annual Report for the fiscal year ended February 2, 2008 and the form of proxy distributed by the Board of Directors for use at the shareholder meeting are available at www.childrensplace.com under the section "Investor Relations."

MATTERS REQUIRING STOCKHOLDER ACTION

Proposal No. 1—Election of Directors

Our certificate of incorporation and our bylaws provide for a "classified" board of directors comprised of three classes, designated Classes I, II and III, whose members serve staggered three year terms, so one-third of our directors are elected each year. Class I directors were last elected at our annual meeting of stockholders held in 2004, Class II directors were last elected at our annual meeting of stockholders held in 2005 and Class III directors were last elected at our annual meeting of stockholders held in 2006. Class I directors were to be elected at our annual meeting of stockholders to be held in 2007; however, since no annual meeting of stockholders was held last year, election of both the Class I directors and the Class II directors is to take place at our annual meeting of stockholders to be held in 2008. Class III directors are to be elected at our annual meeting of stockholders to be held in 2009. We did not hold an annual meeting of stockholders during 2007 because of the previously disclosed delays in completing our Form 10-K Annual Report to the Securities and Exchange Commission ("SEC") for the fiscal year ended February 3, 2007.

Class I directors elected at this year's annual meeting will serve for a two-year term, extending until the second succeeding annual meeting, and Class II directors will serve for a three-year term, extending until the third succeeding annual meeting, and in each case until their successors are duly elected and qualified.

Nominees For Election at the Annual Meeting

The following table sets forth certain information with respect to the nominees of the Board for election as Class I or Class II directors at the annual meeting, including their memberships on the Board's standing committees. See "Information Regarding the Board and its Committees" below.

= Chair	= Member
NAME	CLASS OF DIRECTOR	DIRECTOR SINCE	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE COMMITTEE
Robert Fisch, age 58	I	2004

Since 2001 Mr. Fisch has served as the President, Chief Executive Officer and Chairman of the Board of rue21, a leading specialty retailer of value priced apparel for young women and men with over 375 stores across the United States.
Louis Lipschitz, age 63	I	2008

Mr. Lipschitz currently serves on the Boards of Finlay Enterprises, New York & Company, Majesco Entertainment and Forward Industries. He served as the Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc. from 1996 until his retirement in 2004.
Stanley Silverstein, age 83	I	1996

Since 1952 Mr. Silverstein has served as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother. (Mr. Silverstein is the father-in-law of Ezra Dabah, former Chief Executive Officer of the Company)
Joseph Alutto, age 66	II	2008

Since October 2007, Dr. Alutto has served as the Executive President and Provost of The Ohio State University. Prior to this position, Dr. Alutto served as the institution's interim President from July 1, 2007 until September 30, 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.
Charles Crovitz, age 54	II	2004
Interim CEO

Since 2003 Mr. Crovitz has operated Crovitz Consulting Co. in Tisbury, Massachusetts. From 1993 to 2003, Mr. Crovitz served in several senior executive positions, including as the Executive Vice President & Chief Supply Chain Officer for Gap Inc. Mr. Crovitz is also a director of United Stationers, Inc.
Ezra Dabah, age 54	II	1989
Mr. Dabah served as our Chief Executive Officer from 1991 to September 2007. From 1989 to 2006, Mr. Dabah served as our Chairman of the Board. (Mr. Dabah is Stanley Silverstein's son-in-law)

Selection of Nominees

The foregoing nominees were recommended to the Board by the Corporate Governance Committee of the Board and were unanimously approved by the Board. Mr. Lipschitz and Dr. Alutto were first elected to the Board to fill vacancies at a May 9, 2008 meeting by unanimous vote of the Board upon recommendation of the Corporate Governance Committee. Each satisfies the Board's standards for classification as an independent director and has no business, professional or other material relationship with the Company or any of its directors or any officer of the Company.

To assist it in identifying director candidates for election to the Board the Corporate Governance Committee in early 2008 approved the engagement of Seiden, Kreiger & Associates, an executive and director recruitment firm. This firm identified Mr. Lipschitz for consideration by the committee and, for its services, upon his election to the Board became entitled to a fee of $70,000. Dr. Alutto was identified for consideration by the committee by Mr. Dabah. Other than in engaging the assistance of a search firm in identifying candidates for its consideration, the Corporate Governance Committee followed the selection process, criteria and other policies that it normally follows in recommending each of Dr. Alutto and Mr. Lipschitz for election as a director and the full slate of nominees of the Board for election at the annual meeting. See "Information Regarding the Board of Directors and Its Committees—Consideration of Director Nominees."

In connection with recent discussions among the directors regarding Board candidates and the Board's slate of nominees, Mr. Dabah indicated that, as a director, he would support, and with respect to shares he has the power to vote agreed that he would vote, for the election of the slate of nominees that the Corporate Governance Committee has recommended to the Board for election at the annual meeting. Mr. Dabah beneficially owns approximately 17% of the Company's shares. See "Security Ownership of Certain Beneficial Owners and Management" below. However, the Company and Mr. Dabah have not entered into any formal agreement with respect to the voting of shares that Mr. Dabah owns or has the power to vote.

In October 2007, the Company announced that the Board had underway a review of the Company's strategic alternatives and had retained Lehman Brothers Inc. to advise it on the review. In March 2008, in connection with this strategic review, the Company announced that it would exit the Disney Stores North America Business conducted by certain of its subsidiaries. On May 1, 2008, the Company announced that subsidiaries of the Company had successfully completed the transition of the Disney Stores North America business and related assets to affiliates of The Walt Disney Company. With the completion of that transaction and the related effectiveness of certain agreements, the Company considers its exit from the Disney Stores North America business substantially complete. At its May 9 meeting, as part of its continuing review of the Company's strategic alternatives, the Board, in order to enable the evaluation at this time of the full range of options available to maximize shareholder value, including the potential sale of the Company, granted a request from Mr. Dabah and Golden Gate Private Equity, LLC for approval under Section 203 of the Delaware General Corporation Law to facilitate their working together to develop and make a proposal to acquire the Company, including their coming to an agreement, arrangement or understanding with respect to shares of the Company. Section 203 requires under certain conditions an approval by a supermajority vote of shareholders that would not otherwise be required for certain business combination transactions involving certain owners of 15% or more of a Company's shares, including persons who are deemed to own shares by virtue of an agreement, arrangement or understanding with a person who directly owns shares, unless such owner has obtained from the Board prior approval of such share ownership or deemed share ownership. Mr. Dabah made his request for the approval under Section 203 in February 2008. Among other things, his request indicated that he was confident that, were the request granted, he would be able to make a proposal to acquire all of the Company's outstanding Common Stock for $24 per share. He also disclosed at this time that he intended to contact and discuss with other shareholders of the Company their respective views regarding their investment in the Company, the Company's prospects and possible strategies to maximize shareholder value and that his activities could include, among other possibilities, a proxy solicitation to seek shareholder approval of proposals he might make and/or elect directors to the Board. As indicated above, Mr. Dabah has now decided to support the Board's slate of nominees for election at the 2008 annual meeting of stockholders. There is no assurance that a proposal to acquire the Company will be made by either Mr. Dabah or Golden Gate Private Equity, or any affiliate of either, jointly or separately, or, if any such proposal is made, that the proposal would lead to an agreement with the Company providing for a sale of the Company.

Unless authorization is withheld or except as otherwise specified by the stockholder, the persons named as proxies will vote FOR the nominees of the Board for election as Class I directors and FOR the nominees of the Board for election as Class II directors. If a nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for any nominee who shall be designated by our Board (as constituted prior to the time of the meeting) to fill the position. If additional persons are validly nominated for election at the annual meeting as a Class I or Class II director, the proxy holders intend to vote all proxies received by them for the nominees of the Board listed below and not for any other nominees. As of the date of this proxy statement, our Board is not aware that any of the nominees of the Board are unable or will decline to serve as a director. All of the nominees are currently serving as directors.

The election to our Board of the nominees identified in this proxy statement will require a plurality of the votes cast, in person or by proxy, at the annual meeting.

The Board recommends a vote FOR the election as Class I and Class II directors of the nominees identified above.

The following table sets forth certain information with respect to the Class III directors, whose term of office continues beyond the 2008 annual meeting.

Continuing Directors

= Chair	= Member
NAME	CLASS OF DIRECTOR	DIRECTOR SINCE	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE COMMITTEE
Malcolm Elvey, age 66	III	2002

Mr. Elvey is the Chief Executive Officer of the U.S. licensee of The International Academy for Chief Executives, a UK-based executive education business. From 2004 to 2006, Mr. Elvey served as the Chief Executive Officer of QLIMO, a ground transportation company he helped found in New York. Since 1999, he has also served as Managing Partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies.
Sally Frame Kasaks, age 63	III	2000

Ms. Kasaks has served as our lead director since 2005, and as our acting chairman since January 2007. Ms. Kasaks served as Interim Chief Executive Officer of Pacific Sunwear of California, Inc. from October 2006 through May 2007 when she became Chairman and Chief Executive Officer. Since 1997, she has served as a business consultant to a number of retailers through ISTA Incorporated. In addition to being a director of Pacific Sunwear of California, Inc., Ms. Kasaks is also a director of Crane & Co., Inc.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board, upon the recommendation of its Audit Committee, has appointed BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year ending January 31, 2009 ("fiscal 2008"). BDO Seidman, LLP acted as our independent registered public accounting firm for the most recently completed fiscal year ended February 2, 2008 ("fiscal 2007") pursuant to appointment on October 15, 2007 by action of the Board upon recommendation of the Audit Committee. In connection with its fiscal 2007 engagement, BDO Seidman, LLP was also engaged on January 18, 2008 to re-audit our consolidated balance sheet as of February 3, 2007 and our consolidated statements of operations, changes in stockholders' equity and cash flow for each of the fiscal years ended February 3, 2007 ("fiscal 2006") and January 28, 2006 ("fiscal 2005") and its audit report with respect to those financial statements, as well as our fiscal 2007 financial statements is included in our Annual Report on Form 10-K for the year ended February 2, 2008 filed with the Securities and Exchange Commission (our "2007 10-K Report").

The appointment of BDO Seidman, LLP as our independent auditor for fiscal 2008 is being submitted for ratification by the stockholders as a matter of sound corporate governance practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment but the vote will not be binding and the Audit Committee may continue the appointment. The outcome of the vote will also be considered in the decision to appoint our independent registered public accounting firm for next year. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in our best interests and in the best interests of our stockholders.

A representative of BDO Seidman, LLP is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

For the fiscal year ended February 3, 2007 (fiscal 2006), Deloitte & Touche LLP ("Deloitte") served as our independent registered public accounting firm, pursuant to appointment by the Board upon recommendation of the Audit Committee. Prior to the resignation of the Company's former chief executive officer on September 24, 2007, Deloitte had advised the Company that it had determined, in its professional judgment, that it was no longer willing to rely on his representations in connection with its audits. The Audit Committee discussed this determination with Deloitte. On October 9, 2007, the Audit Committee was advised by Deloitte that it would not stand for re-appointment as the Company's independent registered public accounting firm for fiscal 2007. Deloitte did not terminate, and did complete, its then current engagement as auditor of the Company's financial statements for the three fiscal years in the period ended February 3, 2007 (which included a restatement of our previously issued financial statements for fiscal 2005 and 2004). On December 5, 2007, Deloitte completed its audit engagement for fiscal 2006, which ended its provision of audit services to the Company. Deloitte was not asked to and did not re-issue, in connection with the Company's 2007 10-K Report (or otherwise), an audit report with respect to the Company's consolidated financial statements for fiscal 2006 or fiscal 2005 and, as indicated above, the audit report of BDO Seidman, LLP was included in such report with respect to the three year period ended February 2, 2008. Except as described below, during the two fiscal years ended February 3, 2007 and through the date of completion of Deloitte's engagement, there were no disagreements between the Company and Deloitte with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte's satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with an audit report.

The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 (the "2006 10-K Report"), which the Company filed with the SEC on December 5, 2007, included management's assessment of the Company's internal control over financial reporting as of the end of such fiscal year. In such assessment, management concluded that the Company's internal control over financial reporting as of such date was not effective because of three material weaknesses in the Company's internal financial controls, one relating to accounting for stock options, one relating to the financial closing and reporting process and one relating to the control environment. As previously disclosed in the 2006 10-K Report, while in its audit work Deloitte also identified the same three material weaknesses, Deloitte determined that management's assessment of the Company's internal financial controls, as contained in the Fiscal 2006 10-K, was not, in Deloitte's judgment, fairly presented in all material respects. Specifically, in the course of its audit Deloitte informed the Company of a difference in judgment between the Company and Deloitte as to the factors that should contribute to a conclusion as to the existence of the material weakness in the Company's control environment. In Deloitte's judgment, there was a material weakness in the control environment as of February 3, 2007 resulting not only from the factors identified by the Company in its 2006 10-K Report but also from insufficient remediation actions imposed by those charged with governance in response to violations of Company policies and other actions of senior management and, because this factor was not discussed in management's assessment of this weakness, the weakness was not fairly presented in all material respects in the assessment contained in the 2006 10-K Report. The Audit Committee discussed with Deloitte each of the three material weaknesses and this difference in judgment with respect to the factors contributing to the weakness relating to the control environment. Deloitte advised the Company that this difference in judgment represents, in Deloitte's professional judgment, a disagreement with the Company with respect to a matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure. The Company agrees that the difference in judgment should be so treated. However, in the Company's judgment its disclosure regarding the control environment weakness, including the factors contributing to a finding of a weakness in the control environment, as contained in its Fiscal 2006 10-K, was fairly presented in all material respects.

Before it engaged BDO Seidman, LLP as the Company's independent registered public accounting firm for fiscal 2007, the Company had discussed with it, and authorized Deloitte to discuss with it, each of the matters referred to in the foregoing paragraph.

The Company's 2007 10-K Report contains management's assessment of the Company's internal control over financial reporting as of February 2, 2008. Such assessment finds the Company's internal financial controls as of such date to be effective, with the three material weaknesses identified in the 2006 10-K Report to have been remediated. In BDO Seidman LLP's audit report on management's assessment as of February 2, 2008, as included in the 2007 10-K Report, BDO Seidman, LLP determined that the Company's internal control over financial reporting as of such date was effective.

The Board recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

PROPOSAL NO. 3—APPROVAL OF THE 2007 ANNUAL MANAGEMENT INCENTIVE BONUS PLAN

During 2006, the Compensation Committee adopted and the stockholders approved a management incentive bonus plan for our executives (the "2006 Bonus Plan"). Bonuses paid pursuant to the 2006 Bonus Plan were intended to be "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986 as amended ("Section 162(m)"), so as to be fully deductible by the Company for federal income tax purposes. In summary, Section 162(m) denies a deduction to a publicly held corporation for compensation it pays to a "covered employee" to the extent that such compensation in any taxable year, exclusive of "qualified performance-based compensation" under such section, exceeds $1 million. In applying the 2006 Bonus Plan in early 2007 we determined that certain provisions of the plan were more restrictive with respect to the circumstances when bonuses would be payable than permitted in order for the bonuses to be treated as "qualified performance-based compensation," with the result that a portion of the bonuses paid for fiscal 2006 to certain of our executives who were covered employees would not be deductible. In April 2007, upon being advised of this, the Compensation Committee terminated the 2006 Bonus Plan and adopted a new management incentive bonus plan (the "2007 Bonus Plan") containing requirements consistent with these and the other requirements of Section 162(m) and directed that the new 2007 Bonus Plan be submitted for stockholder approval at the annual meeting so that any bonuses paid pursuant to the 2007 Bonus Plan to covered executives for fiscal year 2007 and in future years could be fully deductible by us as "qualified performance-based compensation".

The 2007 Bonus Plan is substantially similar to the 2006 Bonus Plan, except that the 2007 Bonus Plan contains no provision for the use of non-objective performance measures, such as performance evaluation scores, in addition to objective performance measures in determining the bonus amounts earned under the plan. The 2007 Bonus Plan also explicitly includes provisions that allow the Compensation Committee to take action to eliminate or reduce the amount of a participant's bonus below that earned and otherwise payable to the participant under the plan notwithstanding achievement of the objective performance measures. In addition, the 2007 Bonus Plan provides that the business criteria to be used to determine achievement of performance goals under the plan may be either business criteria (such as net income, operating income, after-tax cash flow, or cost reduction goals) for the Company as a whole (as had been provided in the 2006 Bonus Plan) and/or business criteria for any particular subsidiary, division, segment or product of the Company (which had not been explicitly provided in the 2006 Bonus Plan).

Other than the changes described above and a few wording clarifications, there are no other differences between the 2006 Bonus Plan and the 2007 Bonus Plan. A copy of the proposed 2007 Bonus Plan is attached to this proxy statement as Exhibit A. Copies of the 2007 Bonus Plan may also be obtained by making a written request therefor to our Assistant Secretary.

The following description of the 2007 Bonus Plan is qualified in its entirety by reference to the plan itself.

What are the general goals of the plan?

The 2007 Bonus Plan is a performance-based incentive bonus plan under which members of our management team who are designated by the Compensation Committee (generally on an annual basis) to participate in the plan are eligible to receive performance-based bonus payments. The plan is intended to provide an incentive for superior work, to motivate participants toward even higher achievement and business results, to tie their goals and interests to those of the Company and our stockholders, and to enable us to attract and retain a highly qualified management team.

The 2007 Bonus Plan has been adopted and is being submitted to our stockholders for approval so that bonuses payable by us to our "covered executives" are fully deductible by us for federal income tax purposes. In accordance with Section 162(m), the following persons are considered "covered employees" with respect to a taxable year: each person who served as the Company's chief executive officer on the last day of the year and the three other most highly compensated executive officers for the year (as required to be disclosed in the executive compensation disclosures included in the Company's annual report filed with the SEC for such year), other than the Company's principal financial officer. For bonuses to qualify for deduction under Section 162(m), the performance criteria to be used to determine the bonuses must, among other things, be approved by stockholders before the bonuses are paid.

If the 2007 Bonus Plan is not approved, participants will not be eligible for bonuses under the plan but they will be eligible for bonuses in the discretion of the Compensation Committee. Any such discretionary bonuses paid to covered executives will not be deductible by us to the extent that the bonus payable to a covered executive for a year together with other compensation for the year that is not considered "qualified performance-based compensation" under Section 162(m) exceeds $1 million, a limit set forth in Section 162(m). In addition, if the 2007 Bonus Plan is not approved, the Compensation Committee will explore for future fiscal years alternatives to compensate executives in a manner that the Compensation Committee believes is appropriate in view of their contributions to us and prevailing market practices. Any alternative, if adopted, may or may not be as favorable to us from a financial point of view as the 2007 Bonus Plan.

How is the plan administered?

The 2007 Annual Management Incentive Bonus Plan will be administered by the Compensation Committee, all of the members of which are independent under the criteria established by the listing standards of the Nasdaq Stock Market and each of whom qualifies as an "outside director" under Section 162(m). The Compensation Committee will have the sole discretion and authority to administer and interpret the plan.

Who may participate in the plan?

The 2007 Bonus Plan will apply to executive officers, including "covered executives," determined by the Compensation Committee to participate in the plan on an annual basis. However, the Compensation Committee believes that it is beneficial to have a policy where the methodology used to determine performance bonuses is the same for both our most senior executives as well as our management team in general. Therefore, although the 2007 Bonus Plan only applies to executive officers, the Compensation Committee has determined that all bonus-eligible employees who are not covered by the 2007 Bonus Plan will participate in an annual cash bonus arrangement on a basis, and subject to terms, that are substantially similar to the bonuses determined under the 2007 Bonus Plan.

How are bonus determinations made?

A participating executive may receive a bonus payment under the 2007 Bonus Plan based upon the attainment of performance objectives established by the Compensation Committee for a performance period and related to one or more of the following performance criteria: net income, operating income, after-tax cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of our stock, or earnings before any one or more of the following items: interest, taxes, depreciation, amortization, or extraordinary or similar non-recurring items or adjustments. The foregoing criteria (other than appreciation in the fair market value of the Company's stock) may be applied to the Company as a whole or to any particular subsidiary, division, segment or product of the Company. Under the 2007 Bonus Plan, the Compensation Committee establishes the performance metrics and targets to be achieved for each fiscal year and determines, for each participant, a targeted bonus amount that would be paid under the 2007 Bonus Plan upon achievement of 100% of the applicable performance goals for such fiscal year. The bonus amounts payable under the 2007 Bonus Plan will be greater than 100% of the targeted bonus amounts to the extent the Company's performance exceeds the target goal set by the Compensation Committee (subject to such limit as the committee may establish and to the overall limits on bonuses described below), and the bonus amounts will be less than 100% of the targeted bonus amounts to the extent the Company's performance is less than the target goal. Bonus formulas for covered executives will be adopted in each performance period by the Compensation Committee no later than the latest time permitted by Section 162(m) of the Internal Revenue Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period).

Bonuses under the plan are payable in cash. The actual amount of future bonus payments under the plan is not presently determinable. The total of all bonuses payable to all covered executives for any fiscal year will not under any circumstances exceed twenty five percent (25%) of the income from our continuing operations, determined on a consolidated basis, and adjusted to exclude restructuring and disposition-related charges or credits, net of tax effects, and incremental and non-recurring integration costs and other financial impacts, related to the business operations of an entity acquired by us (the "Maximum Bonus Awards Pool"). In addition, the plan provides that the maximum bonus for any covered executive will not exceed $5,000,000 in any performance period. In the event that the total of all bonuses payable to covered executives would exceed the Maximum Bonus Awards Pool, the bonus of each participant will be proportionately reduced such that the total of all such bonuses paid is equal to the Maximum Bonus Awards Pool.

In accordance with the 2007 Bonus Plan, the Compensation Committee in the first quarter of fiscal 2007 selected earnings per share before equity compensation expense as the objective performance measure to be used in the Company's annual cash bonus program for such year and established a target bonus amount for each participating executive based on a percentage of his or her annual salary and a range of earnings per share levels that it believed would support awarding bonuses under the program for the year. If earnings per share before equity compensation expense were below this range, no bonuses would be paid under the plan and, if above the minimum, bonuses of between 1% and up to

200% of the target bonus amount would be considered, with a target level of earnings specified at which bonuses of 100% of the target bonus amount would be considered. Further information regarding the fiscal 2007 bonus program is provided below under "Management Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonuses." The Company reported a net loss for fiscal 2007 of $2.05 per share. Since the Company's earnings per share before equity compensation expense for fiscal 2007 did not meet the minimum earnings per share required under the fiscal 2007 bonus program, no bonus was earned or awarded under the program to any participating executive.

For the fiscal year commencing February 3, 2008, the Compensation Committee designated our Interim Chief Executive Officer, our Executive Vice President, Finance and Administration and certain of our Senior Vice Presidents as the executive officers participating in the executive bonus program established by the committee under the 2007 Bonus Plan and has selected two objective performance measures to be used in the program for fiscal 2008: operating income and cost reductions and savings. For each participating executive officer, the annual cash bonus has been weighted 75% to the achievement of operating income and 25% to the achievement of cost reduction and savings. The range of possible bonuses under the plan is between zero and 2.0 times the target bonus for the executives participating in the plan and the largest maximum bonus for any covered executive shall not be more than $2,000,000.

If the applicable performance goals of our executive bonus program for the 2007 fiscal year had been achieved at the target level, then the aggregate target bonus amount that would have been payable to the NEOs participating in the program for such year would have been $2,744,600, as set forth in the table below.

NAME AND POSITION*	AMOUNT PAYABLE FOR FISCAL 2007 IF THE 2007 BONUS PLAN HAD BEEN IN EFFECT DOLLAR VALUE ($)
Ezra Dabah Chief Executive Officer	$1,375,000
Susan Riley Executive Vice President, Finance and Administration	262,500
Neal Goldberg President, The Children's Place	414,000
Tara Poseley President, Disney Stores North America	322,500
Richard Flaks Senior Vice President, Planning, Allocation and Information Technology	196,200
Mark Rose Senior Vice President, Chief Supply Chain Officer	174,400
NEOs as a group	2,744,600

*
Mr. Dabah and Mr. Goldberg resigned before the end of fiscal 2007 and, accordingly, were no longer eligible to participate in the 2007 bonus program. Ms. Poseley's employment was terminated earlier this fiscal year in connection with the Company's decision to exit the Disney Stores North America business. See "Management Compensation—Compensation Discussion and Analysis—Determination of Fiscal 2007 NEO Compensation" below. Our Interim Chief Executive Officer was not eligible to participate in the fiscal 2007 bonus program under the 2007 Bonus Plan.

The maximum amount that would have been payable in the aggregate to the participating executive officers under the 2007 bonus program if performance had satisfied the applicable goals so that the maximum amount was earned would have been $5,489,200.

The 2007 Bonus Plan is designed to ensure that annual bonuses paid to covered executives are fully deductible by us for federal income tax purposes, without limit under Section 162(m). Section 162(m), which was added to the Internal Revenue Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by us in any taxable year with respect to each "covered employee," within the meaning of Section 162(m). However, specified performance-based compensation under a plan approved by stockholders is not subject to the deduction limit. The plan is designed to provide this type of performance-based compensation to covered executives and achieve deductibility of the amounts we pay as annual performance bonuses. See "Management Compensation—Compensation Discussion and Analysis—Tax and Accounting Considerations" below.

Bonuses will not be paid under the 2007 Bonus Plan unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Internal Revenue Code. The Compensation Committee has no discretion under the 2007 Bonus Plan to increase the amount of an executive's bonus payable under the plan. In the event of a participant's termination of employment (other than due to death, disability or retirement on or after age 65) prior to the attainment of the objective performance standards for any specified period of his or her employment under the plan, the participant will not be entitled to a bonus under the plan.

The effective date of the plan was as of April 25, 2007. The Compensation Committee designated the fiscal year commencing February 4, 2007 as the first performance period under the plan. Even though the first performance period for the plan was fiscal 2007, because the Company did not hold a stockholders' meeting after adoption of the plan, the plan was not submitted to stockholders for approval prior to this annual meeting.

Adoption of the 2007 Bonus Plan will not limit the discretion of the Compensation Committee to award bonuses to any executive officer or other employee independent of the plan.

What are the reasons for adoption of the plan?

Our Board believes that bonuses provided under the 2007 Bonus Plan will provide an incentive for superior work and motivate participating executives toward even higher achievement and business results. Our Board also believes that the plan will further tie the participating executives' goals and interests to those of us and our stockholders, and will enable us to attract and retain a highly qualified management team. Payment of bonuses under the plan will also permit their deductibility by us under the Internal Revenue Code without regard to the deduction limit of Section 162(m) thereof.

Where can I find a copy of the plan?

Please see Exhibit A to this proxy statement.

What vote is required to approve the plan?

Approval of the 2007 Bonus Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our Commons Stock represented at and entitled to vote at the meeting.

The Board recommends a vote FOR approval of the 2007 Annual Management Incentive Bonus Plan of The Children's Place Retail Stores, Inc.

PROPOSAL NO. 4—ADOPTION OF MAJORITY VOTING IN DIRECTOR ELECTIONS.

Article Five of our certificate of incorporation currently requires a plurality vote for the election by our Common Stockholders of our directors. Under the plurality vote standard, among all nominees for election to a class of directors at a meeting of stockholders, those nominees for the number of positions on the Board in such class to be filled by election at the meeting who receive the most affirmative votes for their election will be elected as directors of such class. The nominees receiving this number of affirmative votes will be elected, even if stockholders voting at the meeting designate more votes to be withheld from the election of any such nominee than the votes cast for his or her election, that is, such nominees will be elected regardless of whether or not they receive a majority of the votes cast counting as votes cast those designated to be withheld. Because the plurality vote standard applies, votes cannot be cast "against" a nominee, as votes "against" have no legal significance and, in accordance with SEC rules, provision is made on the form of proxy only for votes to be cast "for" or designated to be withheld from a nominee's election. Under the plurality vote standard, if the nominees for the positions on the Board to be filled at a meeting of stockholders are only the nominees of the Board, each such nominee will be elected if he or she receives any affirmative votes.

The fourth proposal to be voted on at the annual meeting is the amendment of the Company's certificate of incorporation to provide for a majority vote requirement, instead of a plurality vote, in uncontested director elections by our Common Stockholders. The Board in June 2007 (in anticipation at that time that an annual meeting of stockholders would be held during 2007) unanimously approved, and recommended to our stockholders for approval, an amendment to Article Five of our certificate of incorporation to eliminate the language requiring a plurality vote in director elections by Common Stockholders and the addition of a requirement for election of the affirmative vote of a majority of the total number of votes cast by Common Stockholders for or against the election of a nominee in a non-contested election. In addition, the amendment specifies that a contested election shall be one in which there are more nominees than positions on the Board to be filled at the election, determined as of the last date required by our bylaws for shareholders to give notice of a nomination. In addition, the Board simultaneously approved an amendment of our bylaws, to become effective upon approval of such amendment of the certificate of incorporation, implementing the adoption of a majority vote requirement pursuant to the proposed certificate of incorporation amendment. Under these provisions, among other things, shareholders will be provided the opportunity to abstain with respect to the election of a nominee instead of designating that a vote is to be withheld from the election of the nominee, as well as to vote for or against the nominee. Abstentions will have no effect in determining if the requisite majority of votes cast have been received.

In addition, along with the change to a majority vote requirement for the election of directors, the proposed amendment of our certificate of incorporation changes the current requirement of our certificate of incorporation regarding the vote of shareholders required for amendment of those provisions of our certificate of incorporation concerning the board of directors, so that the current requirement would not be applicable to the new majority vote requirement. Specifically, Article Fifteen of our certificate of incorporation currently requires the affirmative vote of the holders of 75% of the outstanding shares of Common Stock to approve an amendment of any of the provisions of our certificate of incorporation concerning the board of directors. The proposed amendment would except from this 75% vote requirement the proposed provisions of Article Five establishing a majority vote requirement for the election of directors, with the result that a future amendment of such majority vote requirement will require the approval of the holders of only a majority of the outstanding shares of Common Stock.

In preparation for the annual meeting of stockholders scheduled to be held on June 27, the Board in March 2008 unanimously confirmed its approval and recommendation to the stockholders of the amendment of our certificate of incorporation and our bylaws described above.

If this Proposal No. 4 is approved by our stockholders, the proposed amendment to Articles Five and Fifteen of our certificate of incorporation will be effected by the filing of an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State promptly after this annual meeting. The amendment of the certificate of incorporation proposed pursuant to this Proposal No. 4 and the related amendments to the bylaws are set forth in Exhibits B and C to this proxy statement, respectively, marked to show changes from the current provisions of the certificate of incorporation and bylaws.

If the amendments of our certificate of incorporation and bylaws regarding the vote required for the election of directors go into effect, then, starting with the next election of directors after the election that is to take place at this annual meeting, a nominee of the Board for election as a director by the Common Stockholders will only be elected in an uncontested election if the number of votes cast for his or her election exceeds the total number of votes cast for or against such nominee. If the election of any member of a class of directors to be elected at a meeting of stockholders is contested because, in addition to the nominees of the Board (or, if only one position on the Board is to be filled at the meeting, the single nominee of the Board), a nomination has been properly made in accordance with our bylaws for the election of an individual to such class by a stockholder, then the majority vote requirement for election of directors will not apply and the traditional plurality vote requirement will be applicable under the amended certificate of incorporation (consistent with the provisions of Delaware law applicable where other provision is not made in the certificate of incorporation or bylaws). An election will be considered contested if, as of the last day provided by our bylaws for the giving of notice to the Company of a nomination by a stockholder, more persons have been nominated for election as directors than the number of positions on the Board to be filled at the election. Consequently, in a contested election a nominee who is running for a position on the Board in opposition to the nominee or nominees of the Board for a position on the Board will be required to receive only a plurality vote (i.e., more votes than the Board's nominees) in order to a achieve election and will not be required to receive a majority of the votes cast with respect to the election of such nominee. In the event the Company were to issue shares of preferred stock and holders of such shares were entitled to elect one or more directors separately from the directors that the Common Stockholders are entitled to elect, the vote of such preferred stockholders that would be required for the election of such director or directors will be specified at the time such shares of preferred stock are issued.

If, assuming approval of the proposed amendment of our certificate of incorporation, a majority vote is required for the election of a director and such vote is not received by a nominee, such nominee will not be elected. However, if the nominee is currently serving as a director, he or she will, in accordance with our bylaws and consistent with Delaware law, continue in office until the election of a successor at another election by the stockholders or his or her earlier resignation or removal from office by vote of the stockholders. In approving the change to majority voting in the election of directors the Board concluded that it was not in the best interest of our stockholders for a director who is presented for election by the Board but does not receive a majority vote automatically to continue in office indefinitely until another election by the stockholders is held (or such director is removed by the stockholders or resigns) and accordingly simultaneously adopted an amendment of the Company's Corporate Governance Guidelines to provide that, in such event, such director will tender his or her resignation for acceptance by the Board. The Board, within 90 days after the vote on the director's election is determined, will determine whether or not to accept such resignation, taking into account the pertinent circumstances, and the results of the Board's decision and its reasons for its decision will be announced. The Board's decision will be made upon recommendation of the Corporate Governance Committee and the director or directors who have tendered their resignation will not participate in the decision-making on the matter (unless all the directors are in the same position). A copy of the provision of the Corporate Governance Guidelines related to the director resignation policy is attached as Exhibit D. This amendment of our Corporate Governance Guidelines will go into effect at the time the amendment of our certificate of incorporation providing for majority voting in director elections goes into effect.

Our Board, in the context of the comprehensive review of the Company's governance practices that was undertaken by the Board during 2007, as discussed below under "Information Regarding the Board of Directors and its Committees," reviewed current trends among public companies with regard to the voting standard applicable to the election of directors. Our Board, based on its review and taking into account the advice of its counsel, concluded that a majority vote for the election of directors in an uncontested election is preferable to continuing the plurality vote requirement that has historically applied to the election of directors of U.S. companies until the 2005 when a material number of companies first shifted to majority voting. The Board believes that the election of directors is the primary means by which stockholders can influence corporate governance policies and hold management accountable for its implementation of those policies. Our Board believes that implementation of a majority vote standard will better enable us to meet our goal of ensuring that our corporate governance policies foster accountability to stockholders.

Approval of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of 75% of the voting power of the outstanding shares of our Common Stock. Shares not present in person or represented by proxy at the meeting and shares voting "abstain" on the proposal will have the same effect with respect to approval of the proposal as a vote against this proposal.

The Board recommends a vote FOR the proposal to amend our Certificate of Incorporation to provide for majority voting in the election of directors by our Common Stockholders.

PROPOSAL NO. 5—APPROVAL OF AMENDMENT NO. 1 TO THE 2005 EQUITY PLAN

We are proposing for stockholder approval certain amendments to our equity compensation plan in order to improve the effectiveness of our use of equity in our compensation programs for both employees and non-employee directors. This Proposal No. 5 concerns the first set of amendments, which relate to the use of equity awards as part of our director compensation program. We use equity awards to provide a substantial portion of the compensation we provide to directors, to assure that their compensation is directly linked to the stockholders' interests in the growth in share value.

On May 3, 2005, our Board adopted, and on June 23, 2005, our stockholders subsequently approved, the 2005 Equity Incentive Plan of The Children's Place Retail Stores, Inc. Our Board thereafter approved certain changes to such plan on June 23, 2005, which were reflected in the Company's Amended and Restated 2005 Equity Incentive Plan (the "2005 Equity Plan"). Our Board has approved, subject to stockholder approval at this annual meeting of stockholders, further amendments to the 2005 Equity Plan. One set of amendments is intended to implement a change in the Company's director compensation program by modifying the equity compensation which non-employee directors are provided ("Amendment No. 1"), principally by substituting awards of deferred stock (i.e., the right to receive upon the lapse of a certain period of service and/or other conditions shares of our Common Stock) for the awards of options for our Common Stock that the 2005 Equity Plan now provides be issued to non-employee directors. Specifically, Amendment No. 1 will, subject to certain transitional provisions, (i) replace the annual retainer award to be issued on the last day of each fiscal year to each non-employee director of an option for 6,000 shares, having an exercise price equal to the fair market of the shares on the date of grant, with an award of deferred stock with respect to shares having a fair market value on the first day of the fiscal year of $100,000 and (ii) replace the award of options for 15,000 shares that is to be made to a non-employee director upon first becoming a member of the Board, which option is to have an exercise price equal to the fair market value of the shares on the date of the award, with an award of a pro rata portion of the $100,000 annual deferred stock award based on the remaining portion of the fiscal year but with the number of shares determined based on the fair market value of shares on the date of election to the board. In addition, Amendment No. 1 provides explicitly that both of these new awards are to be made automatically and do not require any discretionary action by the Board or any committee of the Board. As a transitional measure, Amendment No. 1 also provides that for fiscal 2008 any non-employee director serving on our Board after the annual meeting on June 28, 2008 shall automatically be awarded a pro rata portion of the annual deferred stock retainer award of $100,000 worth of shares determined according to the number of days left in our fiscal year and based on the fair market value of the shares on the first day of the fiscal year (and will not receive an option grant on the last day of the year). Each of these deferred stock awards will vest one year after the date of grant. The other amendment of the 2005 Equity Plan that the Board is proposing is intended to help ensure that all performance awards granted under the plan fully qualify for deduction for U.S. federal income tax purposes. Approval of this amendment is being sought at this annual meeting pursuant to Proposal No. 6 and is discussed below.

We believe that equity awards should constitute a significant portion of the compensation provided a non-employee director and that our ability to make such awards is important in order for us to attract and retain outstanding and highly skilled individuals to serve on our Board. While our 2005 Equity Plan provides for non-employee directors to receive grants of stock options, we believe that the better practice today is for director equity compensation to be in the form of deferred stock awards, rather than option awards, in order to provide a better alignment between directors' and stockholders' long-term interests and to address investor concerns about the appropriateness of the optionality of the timing, and the conditionality, of the equity interest in the Company inherent in holding stock options in comparison to shares. Accordingly, Amendment No. 1 is being proposed so the initial and annual awards of stock options to our directors currently required by the 2005 Equity Plan are replaced with awards of deferred stock and to ensure these awards will occur automatically upon occurrence of specified events, without the need for any discretionary Board action. In addition, based on the review of the Company's director compensation program done by the Board last year with the assistance of its outside compensation consultant, which is discussed below under "Information About the Board and its Committees—Director Compensation," we believe the proposed deferred stock awards to non-employee directors responds to conditions in the competitive market we must face in order to attract and retain highly competent individuals to our Board on whose judgment, initiative, leadership and continued effort, the growth and profitability of the Company depend.

If Amendment No. 1 is approved, each of our non-employee directors (Messr. Alutto, Elvey, Dabah, Fisch, Lipschitz and Silverstein and Ms. Kasaks) will receive immediately following the 2008 annual meeting (assuming they remain in office at that time) a deferred stock award for fiscal 2008 under the transitional provisions of the 2005 Equity Plan, as amended by Amendment No. 1 for 3,143 shares of common stock, being a pro rata portion for the remainder of the year of $100,000 worth of stock, or $59,717 worth of stock, based on the trading price of the common stock of $19.00 per share on February 3, 2008, the first day of the fiscal year. This award will be in lieu of the award of a stock option for 6,000 shares that they otherwise would have received at the end of the year under the 2005 Equity Plan.

Based on the recommendation of the Compensation Committee, the Board has unanimously approved Amendment No. 1 to the 2005 Equity Plan. The 2005 Equity Plan, as amended, is designed to support the Company's long-term business objectives in a manner consistent with our executive and director compensation policies.

Our stockholders are requested in this Proposal No. 5 to approve Amendment No. 1 to the 2005 Equity Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Amendments No. 1. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 5 and will have the same effect as negative votes. Although broker non-votes will be counted towards a quorum, they will not be counted for any purpose in determining whether this matter has been approved.

Description of the 2005 Equity Plan, As Proposed To Be Amended

The Board believes that by providing its key employees and directors equity-based compensation through the 2005 Equity Plan, as amended, the Company will promote the following key objectives:

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  aligning the interest of employees and non-employee directors with those of the stockholders through increased ownership interest of employees and directors in the Company; and

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  attracting, motivating and retaining experienced and highly qualified employees and non-employee directors who will contribute to the Company's success.

The following summary description of the 2005 Equity Plan, as proposed to be amended, is qualified in its entirety by reference to the full text of the 2005 Equity Plan, which is attached to this proxy statement in a form showing the amendments proposed to be made as Exhibit E. The 2005 Equity Plan, as proposed to be amended by Amendment No. 1 and the additional proposed amendment (as discussed below under "Proposal No. 6") will be the same in all material respects as the existing 2005 Equity Plan, except for the changes made by such amendments.

The 2005 Equity Plan governs grants of stock-based awards to employee and director participants awarded after May 2, 2005. As of April 30, 2008, 1,070,096 shares of Common Stock were reserved for issuance in respect of awards that may be made in the future under the 2005 Equity Plan. (This number is calculated without giving effect to the deferred stock award that will be made to non-employee directors on June 27, 2008, the day of the annual meeting, if Amendment No. 1 is approved, and without giving effect to the deferred stock award of an option for 6,000 shares that would be issued at the end of this fiscal year if Amendment No. 1 is not approved.) The Company had outstanding as of April 30, 2008 options for a total of 2,220,904 shares under its 1997 Stock Option Plan and 2005 Equity Plan.

Plan Administration

The selection of participants in the 2005 Equity Plan, the level of participation of each participant and the terms and conditions of all incentive awards shall be determined by the Compensation Committee. Each member of the Compensation Committee is to be an "independent director" for purposes of the NASDAQ listing requirements. In addition, the 2005 Equity Plan requires that the committee shall consist of two or more directors of the Company, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code.

The Compensation Committee has full power and authority to administer and interpret the 2005 Equity Plan. Determinations of the Compensation Committee as to any question which may arise with respect to the interpretation of the provisions of the 2005 Equity Plan and incentive awards granted thereunder shall be final. The Committee may take any action with regard to the 2005 Equity Plan, as it shall deem desirable to effectuate the plan's purpose, so long as said actions are not inconsistent with the provisions of the 2005 Equity Plan. The Compensation Committee may authorize and establish such rules, regulations and make such revisions to awards as it may deem advisable to make the 2005 Equity Plan and incentive awards granted thereunder effective or provide for their administration.

Eligibility and Participation

Key employees and directors of the Company and its subsidiaries qualify as potential participants under the 2005 Equity Plan. The selection of potential participants, the level of participation of each participant and the terms and conditions of all incentive awards shall be determined by the Compensation Committee in its sole discretion, subject, however, to the terms and conditions of the 2005 Equity Plan.

Types of Plan Awards

The 2005 Equity Plan provides for a variety of equity incentives to preserve flexibility. The incentive awards that may be issued under the 2005 Equity Plan are described below.

All awards

Restricted Stock Awards

A restricted stock award represents shares of Common Stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one of the Company's stockholders, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant.

As set forth in the 2005 Equity Plan, all restrictions to which a restricted stock award is subject shall lapse (a) upon the holder's retirement from the Company on or after his or her 65th birthday; (b) upon the disability or death of the holder; (c) upon a change in control of the Company as defined in the 2005

Equity Plan; or (d) upon special circumstances or events which, in the opinion of the Compensation Committee, merit special consideration.

Deferred Stock Awards

A deferred stock award entitles the participant to receive Common Stock at the end of a specified deferral period. The Compensation Committee shall have the sole discretion to establish restrictions on a deferred stock award at the time of the grant, including the applicable deferral period. Other restrictions may include continued service requirements, performance requirements, or both. A deferred stock award shall be evidenced by an agreement executed on behalf of the Company and the participant. All restrictions to which a deferred stock award is subject shall lapse under the same circumstances set forth above under "Restricted Stock Awards."

Performance Awards

The Compensation Committee shall have the authority to grant a participant a performance award. The value of the performance award may be linked to the market value, book value, net profits or other measure of the value of a share of Common Stock, or other specific performance criteria determined by the Compensation Committee. The terms and conditions of a performance award shall be determined by the Compensation Committee in its sole discretion at the time of the grant and as set forth in the applicable performance award agreement.

Stock Options

The number of stock options granted to a participant shall be determined by the Compensation Committee in its sole discretion and shall be reflected in an option agreement between the participant and the Company. The price per share of the shares to be purchased pursuant to the exercise of any option shall be fixed by the Compensation Committee at the time of the grant; provided, however, that in no event shall the purchase price be less than 100% of the fair market value of a share on the date of the grant of the option.

Stock options granted under the 2005 Equity Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. No option which is intended to qualify as an incentive stock option shall be granted under the 2005 Equity Plan to any person who, at the time of such grant, is not an employee of the Company or a subsidiary thereof. In addition, no option which is intended to qualify as an incentive stock option may be granted under the 2005 Equity Plan to any employee who, at the time the option is granted, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price under such option is at least 110% of the fair market value of a share on the date such option is granted and the duration of such option is not more than five years.

The duration of any option granted under the 2005 Equity Plan shall be fixed by the Compensation Committee at the time of grant; provided, however, that no option shall remain in effect for a period of more than ten (10) years from the date upon which it is granted. The vesting schedule of any option shall be fixed by the Compensation Committee at the time of grant. Notwithstanding the foregoing, options granted to a participant under the 2005 Equity Plan may generally be exercised shall become exercisable upon a change in control of the Company as defined in the 2005 Equity Plan and, unless otherwise provided at the time of grant, upon the holder's retirement from the Company on or after his or her 65th birthday, disability or death (subject to certain exceptions provided by the plan) and upon special circumstances or events which, in the opinion of the Compensation Committee, merit special consideration.

Stock Appreciation Rights

A stock appreciation right entitles the participant, upon settlement, to receive a number of shares of Common Stock equal to (a) the product obtained by multiplying (1) the excess of the fair market value of a share of our Common Stock on the date of settlement over the base price of the right, by (2) the applicable number of shares of Common Stock subject to the right that has been exercised, divided by (b) the fair market value of a share of our Common Stock on the date of settlement. Stock appreciation rights may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Common Stock on the date of grant. Under the 2005 Equity Plan, stock appreciation rights are generally subject to the same vesting, exercise and duration conditions as described for stock options. The Compensation Committee, in its sole discretion, may limit the amount payable upon the exercise of a stock appreciation right. Any such limitation shall be determined as of the date of grant.

Limitations on Plan Awards

If the Plan Amendments to the 2005 Equity Plan are approved, awards for a maximum of 500,000 shares may be granted under the 2005 Equity Plan to an individual in any calendar year in any combination of stock options, stock appreciation rights and other, incentive awards.

Automatic Grants of Awards to Eligible Directors

On the first day of our fiscal year, each Eligible Director shall automatically receive a deferred stock award for a number of shares having a fair market value as of such day equal to $100,000. Each Eligible Director elected to the Board after the first day of our fiscal year shall receive a pro rata portion of this annual retainer award of $100,000 worth of shares based on the number of days left in our fiscal year. In addition, for fiscal 2008, each Eligible Director serving on our Board after the annual meeting on June 28, 2008 shall automatically receive a pro rata portion of this annual retainer of $100,000 worth of shares based the number of days remaining in our fiscal year (and the fair market value of a share as of the first day of fiscal 2008).

Termination of Employment or Service

Unless otherwise provided in a participant's employment and/or other agreement, unexercised options and/or rights granted under the 2005 Equity Plan will terminate immediately upon the cessation or termination of the participant's employment or service with the Company. However, upon a cessation or termination of employment of service without cause, the participant shall have ninety (90) days within which to exercise any unexercised options and/or rights that the participant could have exercised on the day on which such employment or service was terminated, provided that such exercise be accomplished prior to the expiration of the term of the unexercised option and/or right. Notwithstanding the foregoing, if the cessation of employment or service is due to disability or death, the holder or the representative of the participant's estate shall have, for at least a period of one (1) year, the privilege of exercising options and/or rights which are vested but unexercised at the time of disability or death.

Unless otherwise provided in a participant's employment agreement, the Compensation Committee shall determine in its sole discretion at the time of grant of a restricted stock award, deferred stock award and/or performance award, the affect, if any, that a termination of a participant's employment or service with the Company shall have on the award. Notwithstanding the foregoing, a participant's interest in a restricted stock award, deferred stock award and/or performance award shall terminate immediately upon termination for cause.

Limited Transferability

All stock options, stock appreciation rights, restricted stock awards, deferred stock awards, performance awards and all other rights under the 2005 Equity Plan are non-transferable and non-assignable by the holder thereof except to the extent that the estate of a deceased holder of an award may be permitted to exercise an award. Options and rights may be exercised or surrendered during the participant's lifetime only by the participant.

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the Company or the shares of Common Stock, the holder of an incentive award may be entitled to an adjustment in the number and kind of shares of Common Stock issuable pursuant to such incentive award and appropriate and equitable adjustments may be made by the Compensation Committee to the number and kind of shares of Common Stock available for grant, the maximum limitations under the 2005 Equity Plan and the number and kind of shares of Common Stock or other rights and prices under outstanding incentive awards in such events.

Term, Modifications and Amendments

The 2005 Equity Plan will have a term of ten years expiring on April 18, 2015, unless terminated earlier by the Board. The Board may at any time and from time to time and in any respect amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company's stockholders to the extent necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the NASDAQ National Market or another exchange or securities market or for any other purpose. However, no amendment or modification of the 2005 Equity Plan may adversely affect any outstanding award without the consent of the participant or a permitted transferee of the award. Any material amendment by the Board or Compensation Committee, including an amendment which would increase the number of shares issuable under the 2005 Equity Plan or to change the permitted participants, will require the approval of the stockholders of the Company and must be obtained within one year of such amendment.

Issuance of Shares

The Company may postpone the issuance and delivery of shares granted under the 2005 Equity Plan until (a) the admission of such shares to listing on the applicable principle securities exchange or securities trading market, and (b) the completion of registration or other qualification of the shares under any State or Federal law, rule or regulation as the Company may deem advisable.

Income Tax Withholding

If the Company is required to withhold any amounts by reason of Federal, State, local or foreign tax rules or regulations with respect to an award granted under the 2005 Equity Plan, the Company shall be entitled to take appropriate action in order to ensure compliance with such withholding requirements. In order to facilitate payment by the holder of an award of his or her withholding obligations, the Company may, at its election, (a) deduct the appropriate withholding amount from any cash payment due to the holder, (b) require the holder to pay to the Company the appropriate withholding amount in cash, (c) permit the holder to elect to have the Company withhold a portion of the shares otherwise to be delivered with respect to the incentive award, the fair market value of which is equal to the minimum statutory withholding amount, or (d) permit the holder to elect to deliver to the Company shares already owned by the holder for at least six (6) months, the fair market value of which is equal to the appropriate withholding amount.

The Board recommends a vote FOR approval of the Amendment No. 1 to the 2005 Equity Plan.

PROPOSAL NO. 6—APPROVAL OF AMENDMENT NO. 2 TO THE 2005 EQUITY PLAN

We are proposing for stockholder approval a second amendment to our 2005 Equity Plan, which the Board has approved, subject to stockholder approval. This amendment ("Amendment No. 2") is intended to permit all incentive awards granted under the 2005 Equity Plan to qualify fully for deduction for federal income tax purposes as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. We believe that employee equity compensation is important to help ensure that the interests of the Company are advanced by aligning the interests of its key employees, upon whose initiative and judgment the Company is dependent for the successful operation of its business, with the performance of our Common Stock. The Company's compensation policies are designed, in significant part through the use of equity awards, to ensure that our key employees are provided incentives and compensation in a way that advances both the short and long term interests of stockholders while also ensuring that the Company is able to attract and retain the management talent needed for the Company's growth and success. We believe that Amendment No. 2 will in certain circumstances enhance our ability to use equity awards in our compensation policies in a more tax-efficient manner.

As discussed above under "Proposal 2: Approval of 2007 Bonus Plan," Section 162(m) of the Internal Revenue Code denies a deduction for certain compensation paid to a "covered employee" in a taxable year to the extent that compensation to the covered employee exceeds $1 million. However, some kinds of compensation, including "qualified performance-based compensation," are not subject to this deduction limitation. For an equity award under a plan to qualify for deduction without limit under Section 162(m), among other things, the grant must be considered performance- based and the plan must provide a per-person limitation on the number of shares subject to options, stock appreciation rights and other incentive awards that may be granted to any employee under the plan in any year. The 2005 Equity Plan already contains limits to 500,000 the number of shares subject to options and stock appreciation rights that may be granted to any employee in any year. Amendment No. 2 will, subject to stockholder approval, establish a similar annual per-person limitation on the number of shares subject to other incentive awards that may be granted to an employee. Specifically, if Amendment No. 2 to the 2005 Equity Plan is approved, awards for a maximum of 500,000 shares may be granted under the 2005 Equity Plan to an individual in any calendar year in any combination of stock options, stock appreciation rights and other incentive awards. Accordingly, the purpose of Amendment No. 2 is to help assure that all performance-based awards under the 2005 Equity Plan, including restricted stock, performance shares and deferred stock awards, are fully deductible under Section 162(m). Amendment No. 2 amends section 5 of the 2005 Equity Plan to revise the sentence currently referring to the annual limit of awards of stock options and stock appreciation rights to refer more generally to all incentive awards, as indicated on Exhibit E to this proxy statement. No other change to the 2005 Equity Plan is made by Amendment No. 2. The material terms of the 2005 Equity Plan, as proposed to be amended, are described in Proposal No. 5 above.

Our stockholders are requested in this Proposal No. 6 to approve Amendment No. 2 to the 2005 Equity Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting of stockholders will be required to approve Amendment No. 2. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 6 and will have the same effect as negative votes. Although broker non-votes will count towards a quorum, they will not be counted for any purpose in determining whether this matter has been approved.

The Board recommends a vote FOR approval of the Amendment No. 2 to the 2005 Equity Plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

Corporate Governance

We are dedicated to being a leading specialty retailer of children's merchandise and to creating superior long term stockholder value. It is our policy to conduct our business with the highest integrity and an unrelenting passion for providing the best value to our customers. Our business is managed by our employees under the direction and oversight of our Board. Except for Charles Crovitz, our Interim Chief Executive Officer, none of the members of our Board is employed by us. Our Board limits membership on its standing committees to independent non-management directors. We keep members of our Board informed of our business through discussions with management, materials we provide them, visits to our offices and participation in meetings of our Board and committees.

Our Board has adopted a comprehensive set of corporate governance principles, which are outlined in our "Corporate Governance Guidelines," which include guidelines for:

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  determining director independence and qualifications for directors;

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  establishing overall standards and policies for carrying out the responsibilities of our Board and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions;

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  ensuring processes are in place for maintaining our integrity;

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  assessing our major risks and reviewing options for their mitigation; and

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  providing counsel to, and oversight of the selection, evaluation, development and compensation of, senior management.

Our Corporate Governance Committee and Board regularly review our corporate governance policies and practices and, recently, conducted the comprehensive review of our governance practices discussed below.

In addition, all of our employees, including our Interim Chief Executive Officer (who is a principal executive officer), our Executive Vice President, Finance and Administration (who is a principal executive officer and the principal financial officer), our Chief Financial Officer (who is our principal accounting officer) and our controller, and our non-employee directors are required to comply with our Code of Business Conduct.

Our Corporate Governance Guidelines, our board committee charters and our Code of Business Conduct, are published under the "Corporate Governance" tab in the "Investor Relations" section of our website, www.childrensplace.com. These materials are also available in print to any stockholder upon request. On a regular basis, our Board, as a whole or through its committees, reviews these corporate governance documents and best practices suggested by recognized governance authorities, and receives advice on pertinent developments in Delaware law, the rules and listing standards of The Nasdaq Stock Market, Inc. and the rules and regulations promulgated by the Securities and Exchange Commission. Our Board modifies our governance as warranted based on such reviews. Any modifications made to our governance documents referred to above are reflected periodically on our website.

Governance Changes and Comprehensive Governance Review

During fiscal 2007, as a result of recommendations made by a special committee of the Board appointed to investigate our stock option granting practices as discussed below, the Company implemented the following governance and management changes:

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  Our Board separated the role of Chairman and Chief Executive Officer;

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  Our Board decided to pursue an increase in the number of independent directors on the Board;

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  Our Chief Financial Officer was promoted to a newly created position, Executive Vice President, Finance and Administration with responsibility for the Company's finance, legal and human resources functions as a principal executive officer and the principal financial officer reporting both to the Chief Executive Officer and the Board of Directors;

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  A new Chief Financial Officer, who is the principal accounting officer, and General Counsel were hired; and

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  Our Board undertook a comprehensive review, with the assistance of outside counsel, of our governance system and processes. As a result, amendments to several committee charters and to our Corporate Governance Guidelines were adopted. In addition, improvements in our internal policies and procedures were instituted, including amendments to our Code of Business Conduct, Securities Compliance Guidelines and Related Party Transaction Control Procedures.

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  Our Board approved the amendment of our certificate of incorporation to eliminate a conflicting provision so that an amendment of our bylaws that the Board has made to provide for majority voting in an uncontested election of directors by our Common Stockholders can be given effect. As discussed above, this amendment of the certificate of incorporation is subject to stockholder approval, which is being sought at this annual meeting of stockholders.

In addition, the Company instituted a formal training program for all corporate personnel, including executive management, regarding compliance with the Company's Code of Business Conduct and other Company policies and procedures.

Additionally, under the supervision of the Compensation Committee, we instituted more rigorous policies and procedures and practices governing the approval and granting of stock options and other equity incentive awards. The Board in June 2007 adopted a formal Policy Regarding Awards of Equity-Based Incentives to Executive Officers and Other Employees, which is discussed below. See "Other Policies Relating to Executive Compensation" below.

Director Independence

During fiscal 2007, a majority of our Board consisted of non-management directors who met the criteria for director independence of the listing standards of the Nasdaq Stock Market. However, on February 28, 2008, we received notice from James Goldman of his resignation from the Board, effective immediately. Following Mr. Goldman's resignation, the Company had six directors, of whom three were independent directors, until May 9, 2008 when two individuals, Dr. Joseph Alutto and Mr. Louis Lipschitz, were added to the Board, as discussed above. These two additional directors are independent directors under the applicable criteria. All the members of our Audit, Compensation and Corporate Governance Committees have been and are independent directors. Dr. Alutto was designated to serve on our Compensation and Corporate Governance Committees and Mr. Lipschitz to serve on our Audit and Corporate Governance Committees.

Each year each director completes and submits to the Company a questionnaire, which, among other purposes, is used by the Corporate Governance Committee to help evaluate whether the director has any material relationship with us (whether directly or as a partner, stockholder, or officer of an organization that has a relationship with us), including any material relationship with our affiliates and management, pertinent to determining the director's independence. With the assistance of the Corporate Governance Committee, our Board made an affirmative determination earlier this year that Messrs. Elvey, Fisch and Goldman and Ms. Kasaks are independent within the meaning of Nasdaq's listing standards, including with respect to the members of the Audit Committee the provisions of SEC Rule 10A-3. The Board likewise determined that, until his election as our Interim Chief Executive Officer on September 26, 2007, Mr. Crovitz was independent. Upon their election in May 2008, the Board determined that Dr. Alutto and Mr. Lipschitz are independent.

Consideration of Director Nominees

The Corporate Governance Committee acts as a nominating committee on behalf of the Board to recruit, consider the qualifications of and recommend to the Board the Board's nominees for election as directors by the stockholders and candidates to be elected by the Board to fill vacancies on the Board, as well as the selection by the Board of members of our Audit, Compensation and Corporate Governance Committees.

When evaluating a candidate for membership on our Board, the Corporate Governance Committee considers the skills and characteristics appropriate and desirable for membership on our Board based upon an assessment of the needs of our Board and its committees. The assessment includes an analysis of each candidate's judgment, financial literacy, maturity, experience, commitment, integrity and accountability, as well as consideration of diversity and age.

Our Corporate Governance Guidelines describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

  •
  must satisfy any legal requirements applicable to members of our board of directors;

  •
  must have business or professional experience that will enable such nominee to provide useful input to our board of directors in its deliberations;

  •
  must have a reputation, in his or her business endeavors and in other pertinent communities, for honesty and ethical conduct;

  •
  must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

  •
  must have experience, either as a member of the board of directors of another public or private company or a non-profit organization or a similar capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

Our Corporate Governance Committee will consider candidates for nominees to serve on our Board recommended by our stockholders. Our Corporate Governance Guidelines describe the procedure for stockholders to make such recommendations. Pursuant to these procedures a notice of such recommendation must be delivered to our Secretary at our principal executive offices located at 915 Secaucus Road, Secaucus, New Jersey 07094 no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the annual meeting is called for a day that is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting date and no later than the close of business on the later of the 90th day prior to such annual meeting date or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. Our Corporate Governance Guidelines require the notice to set forth as to each candidate recommended by a stockholder: (a) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable our Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established for director candidates referred to above. Our Board, or Corporate Governance Committee, may require a proposed nominee for director to furnish such other information which pertains to such proposed nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director.

Candidates to serve on our Board will be identified from all available sources, including recommendations made by stockholders. Our corporate governance guidelines provide that the Corporate Governance Committee shall have a policy that there will be no differences in the manner in which it evaluates nominees recommended by stockholders and nominees recommended by the Corporate Governance Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on our Board. The evaluation process for individuals other than existing members of our Board will generally include:

  •
  a review of the information provided to the Corporate Governance Committee by the proponent;

  •
  a review of references from at least two sources determined to be reputable by the Corporate Governance Committee; and

  •
  an interview of the candidate, together with a review of such other information as the Corporate Governance Committee shall determine to be relevant.

Committees of the Board of Directors

Our Board of Directors has three standing committees: the Compensation Committee, the Corporate Governance Committee and the Audit Committee, each of which operates pursuant to a written charter approved by our Board. The charter of each of these committees can be viewed under the "Corporate Governance" tab in the "Investor Relations" section of our website, www.childrensplace.com. In addition to the duties provided by their respective charters, each committee may be assigned additional duties by our Board from time to time, and each is charged with reporting its activities to our Board. From time to time the Board establishes other committees of the Board, which included for a portion of fiscal 2007, among other special committees, a committee to investigate our stock option granting practices as discussed below.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to compensation of our executive officers and other members of management. The Compensation Committee establishes our management compensation policies, reviews and recommends to the Board the terms of the Company's incentive compensation plans and programs, oversees the implementation of these plans and programs, including the making of all equity awards, and determines all aspects of the compensation of our executive officers. For more information on the role played by the Compensation Committee in setting the compensation of our executives and the role of executive officers in determining or recommending the amount or form of executive compensation, see "Compensation Discussion and Analysis—Role of the Compensation Committee, the CEO and Other Executives" below. In addition, the Compensation Committee makes recommendations to the Board regarding the compensation of directors and reviews and approves any "related-person" transactions (as described below).

Messrs. Crovitz and Goldman and Ms. Kasaks served on the Compensation Committee during most of fiscal 2007. Mr. Crovitz served as this committee's Chair during fiscal 2007 until September 26, 2007 when the Board named Mr. Crovitz Interim CEO and he resigned from the committee. Ms. Kasaks acted as Chair of the Compensation Committee for the remainder of fiscal 2007 and does so currently. The third member of the committee during fiscal 2007 was Mr. Goldman, who as noted above resigned from the Board on February 28, 2008. On March 6, 2008, the Board, upon recommendation of the Corporate Governance Committee, appointed Messrs. Fisch and Elvey to the Compensation Committee. On May 9, 2008, effective on June 1, 2008, Mr. Elvey resigned from and Dr. Alutto was appointed to the Committee.

Corporate Governance Committee

The Corporate Governance Committee acts as a nominating committee to select the Board's nominees for election by the stockholders as directors and recommends candidates for election by our Board to fill vacancies. The committee determines the minimum qualifications that should be satisfied by members of our Board and recommends to the Board the membership of the Board's standing committees. The Corporate Governance Committee also assists our Board with oversight of other corporate governance matters, including the evaluation of the effectiveness of each member of our Board and the performance of the Board as a whole. On an annual basis the Corporate Governance Committee administers an assessment of our Board, which includes: (1) a self assessment, pursuant to which our Board evaluates itself as a whole; (2) a peer assessment, pursuant to which our Board evaluates the effectiveness of each of its members; and (3) a committee assessment pursuant to which each member of our Board evaluates the effectiveness of its committees.

Ms. Kasaks and Mr. Elvey served on the Corporate Governance Committee throughout fiscal 2007, and Mr. Crovitz served on the committee through September 26, 2007 when he was elected Interim CEO. Ms. Kasaks served throughout fiscal 2007 and currently as Chair of the Corporate Governance Committee. On March 6, 2008, Mr. Fisch was elected by the Board to serve on the Corporate Governance Committee. On May 9, 2008, effective on June 1, 2008, Mr. Fisch resigned from and Dr. Alutto and Mr. Lipschitz were appointed to the Committee.

Audit Committee

The Audit Committee monitors the preparation and integrity of our financial statements, our other financial reports and our overall disclosure practices; the soundness of our system of internal financial controls and our compliance with good accounting practices, and the appointment, qualifications, independence and performance of our independent registered public accounting firm. Additionally, the Audit Committee has oversight responsibility for the performance of our internal audit function and compliance with related legal and regulatory requirements.

Messrs. Elvey and Fisch and Ms. Kasaks served on the Audit Committee throughout 2007 and continuing until June 1, 2008. On May 9, 2008, effective on June 1, 2008, Ms. Kasaks resigned from and Mr. Lipschitz was appointed to the committee. Mr. Elvey throughout this period served and continues as the Audit Committee's Chair. Our Board has determined that during these periods all three members meet the "financial sophistication" requirement of NASDAQ's listing standards and that Messrs. Elvey, Fisch and Lipschitz are each an "audit committee financial expert," as defined in Item 401(h) of SEC Regulation S-K.

Special Committee—Stock Option Investigation

In June 2006, our Audit Committee commenced an investigation into our stock option grant practices in light of news reports about irregularities in the option process at a variety of companies. In September

2006 the preliminary results of this review were announced. The Company reported that certain irregularities in accounting for option grants had been found, that it expected corrections to its accounting for option grants might require a restatement of certain previously released financial statements and that a further investigation with respect to its option grants and accounting therefore would be conducted. The Company also announced that, because of the pending investigation, it would not be able to file in a timely manner with the SEC its quarterly report for the quarter ended June 29, 2006. In September 2006 the Company suspended the issuance of shares upon the exercise of stock options and all equity grants to employees or directors until the Company became current in its periodic reporting to the SEC. On November 24, 2006, the Board determined to establish a two-member special committee composed of Messrs. Crovitz and Goldman, (the "Special Committee") to complete the investigation commenced by the Audit Committee. The Special Committee retained separate outside counsel to conduct the balance of the investigation. The Special Committee completed its work in April 2007. The report and recommendations of the Special Committee and the remedial actions, including restatement of our financial statements, and governance initiatives undertaken by the Board based on the report and recommendation are discussed under "Governance Changes and Comprehensive Governance Review" above, and under "Management Compensation—Compensation Discussion and Analysis—Other Policies Relating to Executive Compensation" and "Option Repricing" below, as well as in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Meetings of the Board of Directors

During the fiscal year ended February 2, 2008, there were 24 meetings of our Board, 18 meetings of the Audit Committee, 18 meetings of the Compensation Committee and 8 meetings of the Corporate Governance Committee, as well as several meetings of special committees of the Board. The independent members of the Board met in executive session, without any member of management present, on 15 occasions in fiscal 2007. Each of our incumbent directors attended in excess of 75% of the aggregate of the total number of meetings of our Board and committees thereof on which such director served and the most meetings that any one of our directors missed was four. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors serving at the time of our last annual meeting of stockholders attended the meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended February 2, 2008 were Mr. Goldman and Ms. Kasaks and, until his election as Interim Chief Executive Officer on September 26, 2007, Mr. Crovitz. No member of the Compensation Committee during such fiscal year was at the time an officer or employee of our Company or any of our subsidiaries nor, except in the case of Mr. Crovitz, does he or she currently serve in any such capacity nor did he or she formerly serve as an officer of our Company or any of our subsidiaries or have any relationship requiring disclosure under the heading "Certain Relationships and Related Transactions," as presented below, while a member of the Compensation Committee. None of our executive officers serves as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as member(s) of our Board or Compensation Committee.

Compensation of Directors

We pay each of our non-employee directors an annual retainer, attendance fees and, where applicable, a committee chair retainer, as specified in the table below. In 2007, the Board, with the advice of its compensation consultant, F. W. Cook & Co., revised our director compensation program for fiscal 2007, effective as of February 4, 2007, and subsequent years to provide the compensation indicated in the table. However, as discussed above, the changes made in the equity portion of the program (the initial equity grant and an annual equity grant) are subject to, and will only become effective upon, our stockholders' approval of the amendment to our 2005 Equity Plan needed to implement the change, which is being sought at this annual meeting of shareholders.

FISCAL 2007
Proposed Initial Equity Grant (1)	A deferred stock award for a prorated portion of $100,000 worth of stock
Annual Retainer
Cash	$35,000
Proposed Equity Grant	A deferred stock award for a $100,000 worth of stock (2)
Annual Retainer for Committee Chairs
Lead Director	$65,000 (3)
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance Committee	$10,000
Fee per Board Meeting	$1,500
Fee per Committee Meeting	$1,500

(1)
Since it was adopted and currently, our 2005 Equity Plan provides that each non-employee director upon first joining the Board shall receive an option for 15,000 shares of Common Stock having an exercise price equal to the fair market value of the shares on the date of grant and vesting over a three year period. The Board has changed this aspect of our director compensation program, subject to stockholder approval of the implementing amendment of our 2005 Equity Plan discussed above. Any non-employee director who has been or is first elected or appointed to the Board prior to stockholder approval of this amendment to the 2005 Equity Plan shall receive an option for 15,000 shares in accordance with the pre-existing provisions of the 2005 Equity Plan. Subject to and effective only upon stockholder approval, each non-employee director who has been or is first elected or appointed after such stockholder approval shall receive as of the date of appointment to the Board a deferred stock award for a pro rata portion of the annual retainer of $100,000 worth of stock, based on the number of days left in our fiscal year.

(2)
Since it was adopted and currently, our 2005 Equity Plan, provides that each non-employee director shall receive annually, as of the last day of the fiscal year, an option for 6,000 shares of Common Stock, which are to have an exercise price equal to the fair market value of our shares on the date of grant and are to vest over a three year period. The Board has changed this aspect of our director compensation program, subject to stockholder approval of the implementing amendment of our 2005 Equity Plan discussed above, to provide that each non-employee director shall receive a deferred stock award on the first day of our fiscal year for shares then having an aggregate value of $100,000, based on the fair market value of the Common Stock on the date of such award. In addition, assuming such amendment is approved, each continuing director as of the day after the 2008 annual stockholder meeting shall receive a deferred stock award for a portion of the annual retainer of $100,000 worth of stock, based on the number of days left in our fiscal year, in lieu of the annual award of an option for 6,000 shares. These deferred stock awards will be issued pursuant to our 2005 Equity Plan, as proposed to be amended, and shall vest one year from the date of grant.

(3)
The Board approved an annual retainer for the Lead Director/Chairman which shall apply for fiscal 2007 as of the beginning of the year.

In light of the extraordinary effort and time expended by our independent directors during the recent investigation of the Company's stock option granting practices, the Board determined that each independent director should receive an additional fee of $1,000 per meeting of the special committee he or she attended. Each of our non-employee directors earned a fee of: (a) $1,000 for each meeting of a standing committee of the Board and (b) $1,250 for each meeting of the Board, attended by such non-employee director in connection with the stock option investigation. In addition, the Board determined that Malcolm Elvey and Charles Crovitz should receive an additional fee of $5,000 for the considerable amount of time spent on the investigation outside of committee or board meetings. Lastly, the Board determined that Mr. Elvey, Mr. Crovitz and James Goldman should each receive, for fiscal 2007, an additional fee equal to a prorated portion of the annual retainer of $30,000, based on the number of months of additional time served by each of them respectively in connection with the Investigation. The fees earned by Mr. Crovitz as a director during fiscal 2007, including with respect to the stock option investigation, were earned prior to his appointment as Interim CEO.

Accordingly, each of our non-employee directors earned the amounts listed in the following table for services performed during fiscal 2006 or fiscal 2007 in connection with the investigation of the Company's stock option granting practices.

DIRECTOR	AMOUNT EARNED IN CONNECTION WITH INVESTIGATION DURING FISCAL 2006	AMOUNT EARNED IN CONNECTION WITH INVESTIGATION DURING FISCAL 2007	TOTAL AMOUNT EARNED IN CONNECTION WITH INVESTIGATION
Sally Frame Kasaks	$10,500	$2,250	$12,750
Charles Crovitz	26,000	10,750	36,750
Malcolm Elvey	32,000	9,750	41,750
Robert Fisch	10,500	2,250	12,750
James Goldman	21,000	10,750	31,750
Stanley Silverstein	2,500	1,250	3,750

We also pay for or reimburse directors for travel expenses related to attending meetings of our Board or its committees, company business meetings and approved educational seminars. All directors and their immediate families are eligible to receive discounts on our merchandise in accordance with our employee merchandise discount policy.

Employee directors are not eligible for the annual retainer or attendance fees or to serve on any committees of our Board.

In addition, during fiscal 2007, the Company and its non-employee directors agreed to amend, and did amend, all options held by them that were issued with an exercise price lower than the fair market value on the revised measurement date as determined by the Company to increase the exercise price to the trading price on the date determined by the Company to be the revised measurement date with respect to the option award or in some instances to a higher price.

2007 Board of Directors Compensation

The following table summarizes director compensation for fiscal 2007:

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH($) (1)	OPTION AWARDS (2)	ALL OTHER COMPENSATION($)	TOTAL (3)
Sally Frame Kasaks (4)	$209,750	$86,156	$—	$295,906
Charles Crovitz (5)	90,679	124,136	—	214,815
Malcolm Elvey (6)	143,750	103,518	—	247,268
Robert Fisch (7)	110,750	112,187	—	222,937
James Goldman (8)	111,750	32,242	—	143,992
Ezra Dabah (9)	11,306	—	—	11,306
Stanley Silverstein (10)	66,250	103,518	—	169,768

(1)
Includes annual retainer, annual retainer for service as a committee chair, if any, fees for each board meeting attended, fees for each committee meeting attended and the fees earned in connection with resolving our stock option granting practices (the latter being in the amount of $2,250 for Ms. Kasaks, $10,750 for Mr. Crovitz, $9,750 for Mr. Elvey, $2,250 for Mr. Fisch, $10,750 for Mr. Goldman and $1,250 for Mr. Silverstein).

(2)
Pursuant to the 2005 Equity Plan, each non-employee director is granted 15,000 options (treating each share that may be purchased as a separate option) upon joining the board and 6,000 options on the last day of each fiscal year, pro-rated if the director was not present on the board for the full fiscal year. The amount shown with respect to option awards reflect the amount expensed by the Company during fiscal 2007 for options granted for service as a director, as is determined in accordance with SFAS 123(R) based on the number of options granted during the year or previously granted and vesting during the year multiplied by the fair market value of the options on the grant date. Fair market value is determined using a Black-Scholes pricing model and reflects any repricing of options effectuated in fiscal 2007 as discussed below under "Repricing of Options." During fiscal 2007, each of the non-employee directors received the year end award of 6,000 options with respect to his or her service as a director during each of fiscal 2006 and fiscal 2007 (except for Mr. Goldman who received a pro rata portion of the fiscal 2006 award because it was his first year of service as a director). The fair market value of the fiscal 2006 award, which was delayed due to the suspension of equity awards until the Company became current in its periodic SEC reporting, was $27.08 (calculated in accordance with FAS123(R)). The fair market value of the fiscal 2007 award was $19.00 (calculated in accordance with FAS123(R)). As this award was made as of the end of the year, no amount was accrued as an expense for this amount during fiscal 2007. For additional awards granted to Mr. Goldman in connection with his election to the Board, see below. For more information, see Note 2—Stock Purchase Plans in the accompanying Notes to Consolidated Financial Statements filed in the Company's Annual Report on Form 10-K on April 2, 2008.

(3)
Does not include reimbursement for travel and merchandise discount.

(4)
Ms. Kasaks had 50,000 options outstanding as of the end of the fiscal year.

(5)
Mr. Crovitz had 33,000 options outstanding as of the end of the fiscal year. Mr. Crovitz was elected our Interim CEO on September 26, 2007. The amounts shown reflect only Mr. Crovitz's compensation for serving as a non-employee director for part of fiscal 2007; information regarding his compensation for services as both Interim CEO and a director for part of the year is shown below under "Management Compensation."

(6)
Mr. Elvey had 56,000 options outstanding as of the end of the fiscal year.

(7)
Mr. Fisch had 39,000 options outstanding as of the end of the fiscal year.

(8)
Mr. Goldman was elected to our Board on August 17, 2006 and pursuant to the 2005 Equity Plan should have then been granted 15,000 options that would vest over three years. However, because of the suspension of equity awards until the Company became current in its periodic SEC reporting referred to above (which occurred on December 5, 2007), we did not grant Mr. Goldman his options upon election to our Board. Accordingly, on December 6, 2007, Mr. Goldman was granted the 15,000 options that he should have been granted effective as of August 17, 2006, as well as a prorated number of options he was entitled to receive at the end of the Company's 2006 fiscal year for his services during such year. The grant date fair market value of these option grants (calculated in accordance with FAS 123(R)) was $ 30.04. Mr. Goldman resigned from the Board effective March 3, 2008 thereby forfeiting all of the options granted to him.

(9)
Mr. Dabah's resigned as the Company's CEO on September 24, 2007 but has continued to serve on the Board as a non-employee director. Pursuant to the 2005 Equity Plan, he received 6,000 options on the last day of fiscal 2007. The amounts shown reflect only Mr. Dabah's compensation for serving as a non-employee director for part of fiscal 2007; information regarding his compensation for service as both CEO and a director for part of the year is shown below under "Management Compensation".

(10)
Mr. Silverstein had 38,000 options outstanding as of the end of the fiscal year.

35

INDEPENDENT AUDITORS

Fees Paid to Independent Auditors for Services Rendered During the Last Two Fiscal Years

The following table summarizes the aggregate fees billed to us by BDO Seidman, LLP ("BDO"), our independent auditor for fiscal 2007, for its services rendered for or in such year. BDO was engaged by the Company on October 15, 2007 and audited the Company's consolidated financial statements for fiscal 2007. In order to facilitate financial reporting in various transactional and other contexts, we also engaged BDO to audit certain of our consolidated financial statements for fiscal 2006 and fiscal 2005 and its audit report with respect to those financial statements is included in our Annual Report on Form 10-K for fiscal 2007. Accordingly, its audit fees with respect to our fiscal 2006 and 2005 financial statements are included in the table.

	2007
	AMOUNT (IN $ THOUSANDS)	% OF TOTAL FEES FOR YEAR
Audit fees billed for the year (1)	3,242	94%
Audit-related fees billed in the year	196	6%
Tax fees billed in the year	—	—%
All other fees billed in the year	—	—%

TOTAL	3,438	100%

(1)
Audit fees related to our 2006 and 2005 financial statements amounted to approximately $1,000,000 of this amount.

The following table summarizes the aggregate fees billed to us by Deloitte & Touche LLP ("Deloitte"), our independent registered public accounting firm for fiscal 2006, for its services rendered for or in such year.

	2006
	AMOUNT (IN $ THOUSANDS)	% OF TOTAL FEES FOR YEAR
Audit fees billed for the year	3,954	93%
Audit-related fees billed in the year	6	—%
Tax fees billed in the year	277	7%
All other fees billed in the year	4	—%

TOTAL	4,241	100%

Audit Fees

Audit fees billed by BDO for fiscal 2007 consisted of fees for the audit of our annual consolidated financial statements for fiscal 2007, reviews of our quarterly consolidated financial statements for the first, second and third quarters of fiscal 2007 and provision of an attestation report on management's assessment of our internal control over financial reporting as of February 2, 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are audit fees billed by BDO for the audit of our consolidated balance sheet at the end of fiscal 2006 and our consolidated statements of operations, changes in stockholders' equity, and cash flows for the fiscal years 2006 and 2005.

Audit fees billed by Deloitte for fiscal 2006 consisted of fees for the audit of our annual consolidated financial statements for 2006, reviews of our quarterly consolidated financial statements for fiscal 2006, audit of the restatement of our historical financial statements to reflect additional stock-based compensation expense relating to stock option grants made in each year during the period from fiscal year ended January 31, 1997 through the first quarter of fiscal 2006, provision of an attestation report on management's assessment of our internal control over financial reporting as of February 3, 2007, and statutory audits of the financial statements for fiscal 2006 of certain of our subsidiaries.

Audit-Related Fees

All audit related fees billed by BDO in 2007 included various consulting fees. None of these services were rendered prior to their engagement as our auditor.

Fees for audit-related services billed by Deloitte & Touche LLP in fiscal 2006 consisted of fees related to the preparation of our registration statement on Form S-8.

Tax Fees

BDO did not bill any fees for tax services.

Fees for tax compliance services billed by Deloitte totaled approximately $124,000 in fiscal 2006. Tax compliance services are services rendered to document, compute and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance, assistance with tax return filings in certain foreign jurisdictions, and assistance with tax audits.

Fees for tax planning and advice billed by Deloitte totaled approximately $153,000 in fiscal 2006. Tax planning and advice services include tax advice related to international regulations and structuring of foreign operations and tax advice on the impact of new regulations on the Company, including advice relating to the impact of adopting FIN 48.

All Other Fees

BDO did not bill other fees in 2007.

All other fees billed by Deloitte in 2006 consisted of seminars and a subscription to an online research tool.

The Audit Committee monitors the non-audit fees of, and has a policy to limit as in its judgment is appropriate the non-audit services performed by, our independent registered public accounting firm to help ensure that their nature and magnitude is compatible with the firm's role as independent auditor.

Pre-Approval Policy

In March 2008 (as it had done in March 2007), in accordance with the Company's Audit and Non-Audit Services Pre-Approval Policy (the "Pre-Approval Policy"), which describes the permitted audit, audit-related, tax and other services our independent auditor may perform, the Audit Committee approved a detailed description of particular services that are expected to be and may be performed by the independent auditor within the categories of permitted audit, audit-related, tax and other services during the upcoming year. Services that fall within this detailed description do not require specific approval by the Audit Committee before they are rendered by the independent auditor but before any services are provided they must first be submitted to our Chief Financial Officer for approval. Our Chief Financial Officer (with the advice of counsel where needed) must then determine whether such services fall within the description of pre-approved permitted services. The Audit Committee will be informed on a quarterly basis of any such services rendered by the independent auditor, including the per engagement fees and aggregate fees incurred as of the date of the report. As provided by our Pre-Approval Policy, any requests for audit, audit-related, tax and other services not contemplated on the detailed list of pre-approved services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval for such services would be considered at a meeting of the Audit Committee but in appropriate circumstances pre-approval may be provided by the Chair of the Audit Committee, pursuant to authority delegated by the committee.

The Audit Committee has further designated our Chief Financial Officer to monitor the performance of all services provided by our independent auditor and to determine whether services in fact provided were specifically approved by the Audit Committee in advance or are in compliance with the Pre-Approval Policy. Our Chief Financial Officer is required to report to the Audit Committee on a periodic basis on the results of his monitoring. Both our Chief Financial Officer and the other members of management are required to report immediately to the Chairman of the Audit Committee any breach of this policy that comes to the attention of such person.

Audit Committee Report

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. The committee has authority to appoint, discharge and replace our independent auditor, and is directly responsible for the oversight of the scope of its audit work and the determination of its compensation.

As stated in the Audit Committee's charter, the committee's responsibility is one of oversight. It is the responsibility of our management to establish and maintain a system of internal control over financial reporting and to prepare financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles and to prepare other financial reports and disclosures. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to our financial statements or any expert or professional certification as to the work of our independent auditor.

In fulfilling its oversight responsibilities, the Audit Committee has, among other things, reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended February 2, 2008, met and held discussions with management and with our independent auditor and the head of our internal audit function (both with and without management present) regarding the fair and complete presentation of our financial results and discussed the significant accounting policies applied in our financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of our internal audit function and the independent auditor the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management's annual assessment of our internal control over financial reporting and our independent auditor's attestation report thereon. The Audit Committee has discussed with our independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended and adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee has received the written disclosures and the letter from our independent auditor required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the PCAOB, and has discussed with our independent auditor its independence from the Company and our management.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements for the fiscal year ended February 2, 2008 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

Submitted by the Audit Committee

Malcolm Elvey, Chairman
Sally Frame Kasaks
Robert Fisch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of shares of our common stock, as of April 1, 2008:

  •
  by each person known by us to be the beneficial owner of 5% or more of our common stock;

  •
  by each of our current directors and named executive officers; and

  •
  by all of our current directors and executive officers as a group.

Except as otherwise indicated, each person and each group shown in the table below has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock over which he or she has or shares, directly or indirectly, voting or investment power; or of which he or she has the right to acquire beneficial ownership at any time within 60 days after April 1, 2008. As used herein, the term "voting power" means the power to vote or direct the voting of shares and the term "investment power" includes the power to dispose or direct the disposition of shares. Percentage ownership has been calculated based on 29,264,706 shares of our common stock outstanding as of April 1, 2008.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	SHARES BENEFICIALLY OWNED	PERCENT OF CLASS (2)
Ezra Dabah (3)	5,005,310	17.0%
Stanley Silverstein (4)	3,364,180	11.5%
Sally Frame Kasaks (5)	36,000	*
Malcolm Elvey (6)	26,000	*
Charles Crovitz (7)	58,294	*
Robert Fisch (8)	25,000	*
Joseph Alutto	—	*
Louis Lipschitz	—	*
Susan Riley (9)	15,000	*
Tara Poseley	—	*
Richard Flaks (10)	104,000	*
Mark Rose (11)	140,970	*
Richard Paradise	—	*
Patricia Gray (12)	15,000	*
All directors and executive officers as a Group (14 persons) (13)	5,914,874	19.9%
Fidelity Management Research Company (14)	2,931,928	10.0%

*    Less than 1%

(1)
The address of all directors and executive officers is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

(2)
The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of April 1, 2008 by (ii) the sum of (A) the number of shares of common stock outstanding as of April 1, 2008 plus (B) the number of shares issuable upon exercise of options held by such stockholder which were exercisable as of April 1, 2008 or which will become exercisable within 60 days after April 1, 2008 plus (C) the number of restricted shares held by executives of the Company as of April 1, 2008.

(3)
Includes (i) 1,371,250 shares held by Mr. Dabah, (ii) 2,879,360 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's relatives, (iii) 104,100 shares held by Mr. Dabah's wife, as to which Mr. Dabah disclaims beneficial ownership, (iv) 426,000 shares held by Mr. Dabah and his wife as joint tenants with right of survivorship, (v) 185,000 shares that are issuable upon the exercise of outstanding options, (vi) 19,600 shares held by the Renee and Ezra Dabah Charitable Foundation, Inc., and (vii) 20,000 shares held by The Dabah Children Charitable Foundation, Inc. Of the shares held by Mr. and Mrs. Dabah, 1,358,750 of these shares have been pledged as collateral in margin accounts. Does not include 2,125,630 shares beneficially owned by relatives of Mr. Dabah, including Mr. Dabah's father-in-law, Stanley Silverstein.

(4)
Includes (i) 2,864,880 shares that are also deemed to be beneficially owned by Ezra Dabah and are held by trusts or custodial accounts for the benefit of Mr. Silverstein's relatives, and as to which shares Mr. Silverstein disclaims beneficial ownership; (ii) 72,000 shares that are held by trusts for the benefit of Mr. Silverstein's relatives and are not deemed to be beneficially owned by Mr. Dabah; (iii) 383,300 shares held by Mr. Silverstein; (iv) 5,000 shares held in Mr. Silverstein's profit sharing account; (v) 15,000 shares held by the Raine & Stanley Silverstein Charitable Foundation; and (vi) 24,000 shares issuable to Mr. Silverstein upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Of the shares held by Mr. and Mrs. Silverstein, 383,300 of these shares have been pledged as collateral in margin accounts. Does not include 14,000 shares held by Mr. Silverstein subject to options not yet vested.

(5)
Includes 36,000 shares issuable to Ms. Kasaks upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 14,000 shares subject to options not yet vested.

(6)
Includes (i) 5,000 shares held by Mr. Elvey and (ii) 21,000 shares issuable to Mr. Elvey upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 14,000 shares subject to options not yet vested.

(7)
Includes (i) 33,294 restricted shares held by Mr. Crovitz and (ii) 25,000 issuable to Mr. Crovitz upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 8,000 shares subject to options not yet vested.

(8)
Includes 25,000 shares issuable to Mr. Fisch upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 14,000 shares subject to options not yet vested.

(9)
Includes 15,000 restricted shares held by Ms. Riley. Does not include 26,220 deferred shares not yet vested.

(10)
Includes 104,000 shares issuable to Mr. Flaks upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 16,331 deferred shares not yet vested.

(11)
Includes (i) 38,700 shares held by Mr. Rose, and (ii) 102,270 shares issuable to Mr. Rose upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008. Does not include 14,517 deferred shares not yet vested.

(12)
Includes 15,000 restricted shares held by Ms. Gray. Does not include 13,318 deferred shares not yet vested.

(13)
Includes the aggregate number of shares held by all of our non-employee directors (Ezra Dabah, Stanley Silverstein, Sally Frame Kasaks, Malcolm Elvey, and Robert Fisch) and our executive officers (Charles Crovitz, Susan Riley, Richard Flaks, Mark Rose, Richard Paradise and Patricia Gray), in each case as of April 1, 2008. Includes shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 2008.

(14)
The address for this beneficial owner is 82 Devonshire Street, Boston, MA 02109. According to a statement on Schedule 13G filed with the Commission on February 14, 2008, as of December 31, 2007 (i) Fidelity Management & Research Company was the beneficial owner of 1,828,201 shares of the Company's common stock outstanding, (ii) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Research & Management Company, reported beneficial ownership of 1,828,201 shares of the Company's common stock. The Company upon review of its shareholder list determined that as of April 1, 2008 Fidelity Management & Research Company beneficially owned 2,931,928 shares of the Company's common stock outstanding.

EXECUTIVE OFFICERS AND DIRECTORS

The following table lists the current executive officers and directors of the Company as anticipated at time of shareholder meeting:

NAME	AGE	POSITION
Charles Crovitz	54	Director; Interim Chief Executive Officer
Susan Riley	50	Executive Vice President, Finance & Administration
Richard Flaks	45	Senior Vice President, Planning, Allocation and Information Technology
Mark L. Rose	42	Senior Vice President, Chief Supply Chain Officer
Richard Paradise	46	Senior Vice President, Chief Financial Officer
Patricia Gray	53	Senior Vice President, General Counsel and Secretary
Sally Frame Kasaks	63	Acting Chair of the Board, Lead Director
Joseph A. Alutto	66	Director
Ezra Dabah	54	Director(1)
Malcolm Elvey	66	Director
Robert Fisch	58	Director
Louis Lipschitz	63	Director
Stanley Silverstein	82	Director

(1)
Mr. Ezra Dabah served as our CEO until his resignation on September 24, 2007.

Sally Frame Kasaks has served as a director of the Company since 2000, as our lead director since 2005, and as our Acting Chair since January 2007. Ms. Kasaks is a member of the Board's Audit and Compensation Committees and is Chair of the Corporate Governance Committee. Ms. Kasaks served as Interim Chief Executive Officer of Pacific Sunwear of California, Inc. from October 2006 through May 2007 when she became Chair and Chief Executive Officer. Since 1997, she has served as a business consultant to a number of retailers through ISTA Incorporated. In addition to being a director of Pacific Sunwear of California, Inc., Ms. Kasaks is also a director of Crane & Co., Inc.

Charles Crovitz was appointed as our interim CEO in September 2007 and has served as a director of the Company since 2004. Upon becoming our Interim CEO, Mr. Crovitz resigned as Chair of the Compensation Committee and as a member of the Corporate Governance Committee. Since 2003 Mr. Crovitz has operated Crovitz Consulting Co. From 1993 to 2003, Mr. Crovitz served in several senior executive positions, including as the Executive Vice President & Chief Supply Chain Officer for Gap Inc. He is also a director of United Stationers, Inc.

Susan Riley has served as our Executive Vice President, Finance and Administration and as our interim Chief Financial Officer from January 2007 until December 2007. In her role as Executive Vice President, Finance and Administration she is our principal financial officer. From April 2006 to January 2007, Ms. Riley served as our Senior Vice President, Chief Financial Officer (in which capacity she was our principal financial officer). From March 2006 to April 2006, Ms. Riley served as our Senior Vice President, Finance. Prior to joining us, from July 2005 to February 2006, Ms. Riley served as the Chief Financial Officer of Klinger Advanced Aesthetics. From February 2004 to April 2005, Ms. Riley served as Senior Vice President and Chief Financial Officer of Abercrombie & Fitch and from August 2002 to November 2003, she served as Chief Financial Officer of The Mount Sinai Medical Center. Prior to Mount Sinai, she served as Vice President and Treasurer of Colgate Palmolive Company from January 2001 to August 2002.

Richard Flaks has served as our Senior Vice President, Planning, Allocation and Information Technology since November 2004. Mr. Flaks served as Vice President, Planning and Allocation from March 2003 through November 2004. Prior to joining us, from May 2001 to March 2003, Mr. Flaks held various positions within Victoria's Secret Stores division of Limited Brands, Inc. most recently serving as Vice President, Planning and Allocation.

Mark Rose has served as our Senior Vice President, Chief Supply Chain Officer since November 2004. Mr. Rose previously served as our Vice President, Merchandising Procurement since 1992.

Richard Paradise has served as our Senior Vice President, Chief Financial Officer since December 2007 and in such role is our chief accounting officer. He served as our Senior Vice President, Finance from November 2007 until December 5, 2007. Prior to joining us, from February 2000 to October 2007 Mr. Paradise served at American Standard Companies, Inc. as Vice President and Chief Financial Officer of the Bath & Kitchen division, and most recently prior to that as Corporate Vice President and Controller.

Patricia Gray has served as our Senior Vice President, General Counsel since October 2007 and Secretary since December 2007. Prior to joining us, from May 2005 to October 2007, Ms. Gray served as Senior Vice President, Chief Legal Officer and Secretary of Panera Bread Company. Prior to Panera Bread Company, Ms. Gray served as Senior Vice President, General Counsel and Secretary of Arch Wireless, Inc.

Joseph Alutto was appointed as a director of the Company in May 2008 and will be a member of the Compensation Committee and the Corporate Governance Committee effective as of June 1, 2008. Since October 2007 he has served as executive Vice President and Provost of the Ohio State University. Prior to this position, Dr. Alutto served as the institution's interim President from July 1, 2007 until September 30, 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at the Ohio State University for 16 years.

Ezra Dabah has served as a director of the Company since 1989. From 1991 to January 2007, Mr. Dabah served as our Chairman and CEO. Mr. Dabah resigned as Chairman in January 2007 and continued as our CEO until September 2007. Mr. Dabah is the son-in-law of Stanley Silverstein, another of our directors.

Malcolm Elvey has served as a director of the Company since 2002. Mr. Elvey is the chairman of the Audit Committee and is a member of the Corporate Governance Committee. Mr. Elvey is the Chief Executive Officer of the U.S. licensee of The International Academy for Chief Executives, a UK—based executive education business. From 2004 to 2006, Mr. Elvey served as the Chief Executive Officer of QLIMO, a ground transportation company he helped found in New York. Since 1999, he has also served as Managing Partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies.

Robert Fisch has served as a director of the Company since 2004 and is a member of the Audit Committee and the Corporate Governance Committee. Since 2001 Mr. Fisch has served as the President, Chief Executive Officer and Chairman of the Board of rue21, a leading specialty retailer of value priced apparel for young women and men with over 375 stores across the United States.

Louis Lipschitz was appointed as a director of the Company in May 2008 and will be a member of the Audit Committee and the Corporate Governance Committee effective as of June 1, 2008. Mr. Lipschitz currently serves on the Boards of Finlay Enterprises, New York & Company, Majesco Entertainment and Forward Industries. Previously, Mr. Lipschitz served as Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc. from 1996 until his retirement in 2004.

Stanley Silverstein has served as a director since 1996. Since 1952 Mr. Silverstein has served as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother. Mr. Silverstein is the father-in-law of Ezra Dabah, our former CEO and another of our directors.

Each of our named executive officers and current executive officers, other than Mark Rose and Richard Flaks, served within the last two years as officers of one or more of the Company's subsidiaries operating the Disney Store North America, which on March 26, 2008 filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware and the Canadian subsidiary subsequently filed under the Companies' Creditors Arrangement Act in Toronto, Canada.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Introduction

In this section we discuss the objectives of our executive compensation programs, the policies we follow in pursuing those objectives and the material elements of the compensation provided for fiscal 2007 to our senior executives. Specifically, we describe how we have implemented our compensation policies in determining each material element of the compensation we provided for fiscal 2007 to the following seven individuals who, in accordance with rules of the SEC, were considered, based on their positions during fiscal 2007, our "named executive officers" ("NEOs"):

  •
  Charles Crovitz, interim CEO commencing September 27, 2007

  •
  Ezra Dabah, CEO until September 24, 2007;

  •
  Susan Riley, Executive Vice President, Finance & Administration and interim CFO until December 6, 2007; Ms. Riley has been our "Principal Financial Officer" throughout fiscal 2007;

  •
  Tara Poseley, President, Disney Store North America;

  •
  Richard Flaks, Senior Vice President, Planning, Allocation and Information Technology;

  •
  Mark Rose, Senior Vice President, Chief Supply Chain Officer;

  •
  Neal Goldberg, President until December 19, 2007;

Following this section, we present tabular and narrative information concerning the compensation of each of the NEOs and the terms of their employment and other compensatory arrangements with the Company. The following compensation discussion and analysis should be read together with such additional information.

Our Principal Executive Compensation Policies

The fundamental objective of our executive compensation programs is to attract, retain and motivate the performance of the executive management talent needed to advance both the short-term and long-term interests of our stockholders. We have used the following principles in developing and implementing compensation programs to achieve this fundamental objective.

  •
  Pay for Performance:  We establish each executive's compensation on terms intended to reward his or her individual contribution to the Company's performance and the attainment of the Company's business goals over the short-term and the long-term.

  •
  Competitive Pay:  We design a total compensation package for each executive that is intended to be competitive with the compensation provided to executives with comparable responsibilities at other companies in order to attract and retain executives with the skills and experience needed to achieve our business goals.

  •
  Stockholder Value Creation:  We use equity awards to motivate executives to build stockholder value on a consistent basis over time.

  •
  Clarity:  We use clear and understandable performance objectives in our compensation programs that can be readily assessed by our executives and stockholders.

We applied these principles to determine the main elements we used in our compensation programs in fiscal 2006 and fiscal 2007: salary, annual cash bonuses, and equity awards. We also provided other commonly offered benefits on terms and conditions that we consider consistent with providing competitive compensation; however, individually and in the aggregate, none of these other benefits were of the same magnitude as the main elements. Additionally, we have provided for severance benefits, usually as part of an employment agreement, where we determined appropriate, including as part of a package of benefits designed to recruit and retain an executive. In December 2007, we entered into change in control severance agreements with all of our current executives and other key employees (other than our Interim CEO, for whom certain change in control severance benefits are provided under his employment agreement), as further discussed below. See "Role of Employment and Change in Control Severance Agreements" below and "Compensation upon Termination of Employment Including after a Change in Control".

We rely heavily on incentive compensation to encourage superior performance. In general, we believe that short-term incentive compensation should be based primarily on achieving specified business goals that further stockholder interests (even where not yet recognized in the price of the Company's common stock) and that long-term incentive compensation should correlate with changes in stockholder returns. Consequently, we use annual performance-based cash bonuses to provide short-term incentive compensation and equity awards to provide long-term incentive compensation. We measure our performance historically over time and in comparison to our peer group companies. In addition, we believe that a substantial portion of an executive's compensation should be based on performance factors that management can control.

We strive to achieve an appropriate mix of elements to meet our business objectives, applying our annual bonus and equity-based award programs so as to balance achievement of short-term business goals with value creation for stockholders over the long-term. These elements are intended to work together to attract and retain the top talent needed to advance both the short-term and long-term interests of our stockholders by rewarding exceptional performance sustained over time with a higher level of compensation.

In implementing our executive compensation objectives and principles, we applied the following standards when determining the amounts of compensation of our executives for fiscal 2006 and 2007:

  •
  Base compensation (salary and customary benefits) was targeted at the median level for executives having comparable responsibilities at peer group companies, considering variations in size and business complexity;

  •
  Annual cash bonuses were based significantly on achievement of our annual business plan goals and were targeted at a level that is in the 50% to 75% quartile of executives having comparable responsibilities at peer group companies if the Company achieves business plan goals that reflect performance in such quartile in comparison to the historical performance of peer group companies, and was scaled to produce bonuses at a level at the upper end of such range if superior performance in comparison to our business plan was achieved;

  •
  The potential value of equity awards were targeted somewhat above the median for executives with comparable responsibilities at peer group companies and equity awards were designed, taking into account performance vesting and other performance criteria, so as to generate value for executives if the Company achieves its business plan goals and targeted a potential value in line with the top quartile of awards made to executives with comparable responsibilities at peer group companies if the Company exceeded its business plan goals over the performance period; and

  •
  Total potential compensation (i.e., the aggregate of base compensation, cash bonuses and equity awards) was generally targeted in the 50% to 75% quartile of compensation provided to executives with comparable job responsibilities at peer group companies if the Company achieved its business plan goals consistently over time and designed, when taking into account the expected value of equity awards, to produce total compensation in the top quartile if the Company exceeded its business plan goals consistently over time.

In general, in applying these standards we contemplate a level of potential incentive compensation for senior executives, assuming Company performance meets business plan objectives, that would constitute roughly two-thirds of total annual compensation, of which half of total compensation would be in the form of equity awards, with the potential for executives to receive higher total compensation and a higher portion of their total compensation from equity awards as the market value of the Company's common stock appreciates.

We generally do not adhere to formulaic financial or other performance or comparative metrics in determining the total amount of an executive's compensation, the amount of salary or incentive awards or the mix of elements used in our compensation programs. In general, in determining incentive awards, we review the performance of each executive officer against performance goals we set for the executive and for the Company in advance in connection with the development of our business plans and goals. In particular, in determining annual cash bonuses we consider, as discussed below, satisfaction of objective performance measures for the year determined at the beginning of the year and establish a minimum target level of performance that must be attained by the Company in order for executives to receive any bonus and a target bonus amount (in the form of a percentage of annual salary) that an executive may receive if Company performance meets a pre-established target, with larger bonus amounts possible (subject to a maximum of twice the target bonus amount for each executive) if the target performance measure is exceeded. However, we also take into account other factors in determining annual bonuses. We consider in determining each element of the compensation for an executive his or her demonstrated leadership qualities including the ability to respond to unexpected circumstances. Specific non-quantitative factors affecting compensation decisions for our executive officers include:

  •
  Identified and evolving job responsibilities, including changes in the scope of the executive's responsibilities,

  •
  The degree and quality of an executive's Company-specific, industry and management experience,

  •
  Proven performance over several years,

  •
  Competitive considerations pertinent to the Company's need to retain an executive in light of alternative employment opportunities believed to be available and the compensation practices of other companies, and

  •
  Compliance with, and leadership in motivating employees in general to comply with, Company policies, including our Code of Business Conduct, and good business practices.

We also take into account in making specific compensation decisions regarding executives the relative level of total compensation, and the portion that is based on performance incentives, of the chief executive officer in relation to our other executive officers and the level of total compensation of executive officers to others in management and to our employee population in general.

We exercise judgment on a discretionary basis in determining the appropriate amount of each type of compensation and the total value of all compensation provided to each executive after considering the relevant performance metrics and these factors.

Peer Group Companies

In order to assess the competitiveness of the Company's compensation practices, we compare our compensation programs, particularly salary, incentive compensation awards and total compensation levels, against companies in the same or similar lines of business and of comparable size. During fiscal 2007, we used (as we did in 2006) available information on the compensation practices of the following companies in assessing our own practices: Abercrombie & Fitch; Aeropostle; American Eagle; Ann Taylor; Bon-Ton; Charming Shoppes; Chico's; Dress Barn; Gymboree; Mothers Work; Pacific Sunwear of California; Phillips Van Heusen; Polo Ralph Lauren; Talbots; and The Men's Wearhouse. These companies were originally identified as appropriate peer group companies with the assistance of the independent compensation consulting firm retained by the Company to assist it in connection with the development of our 2005 Equity Incentive Plan (the "2005 Equity Plan"), which is further discussed below. The Compensation Committee of the Board (the "Compensation Committee") reviews the publicly available information about the salary, bonus and equity compensation for executives with comparable job responsibilities at peer group companies in determining the compensation levels it uses in setting the main elements of our executive compensation program. We also looked to these companies' practices in making our initial decisions earlier this year regarding fiscal 2008 executive compensation matters. After our specific incentive compensation programs for the NEOs (and other key executives) for fiscal 2008 had been established (as discussed below), the Company determined to discontinue the Company's Disney Store North America business, which will have the effect of reducing the size of the Company significantly. In applying and reviewing the Company's compensation programs, the Compensation Committee will assess the Company's current business plans, including its growth prospects, and the companies it has looked to as peer group companies to determine whether the Compensation Committee should modify the group of companies that it uses to establish comparable benchmarks or any other aspect of its compensation policies and programs.

Role of the Compensation Committee, the CEO and Other Executives

Each member of the Compensation Committee is independent, in accordance with applicable rules of The Nasdaq Stock Market. For more information about the Compensation Committee's composition, responsibilities and practices, see "Information Regarding the Board of Directors and Committees" above.

The Compensation Committee reviews and recommends to the Board the applicable performance metrics and other terms of the Company's incentive compensation plans and programs for management personnel, determines the total amounts to be awarded each year under such plans and programs, establishes and oversees the implementation of our executive compensation policies and programs, and evaluates the performance of and approves the salary, target annual bonus level, actual annual bonus payments, equity incentive awards and other benefits provided to all executive officers of the Company, as well as other senior management personnel selected by the Compensation Committee. Accordingly, the Compensation Committee approved the compensation for each of our NEOs in fiscal 2007. The Compensation Committee also reviews and approves the compensation paid to any individual who in the judgment of the Compensation Committee has a close familial relationship with a director or executive officer, generally applying in determining the matters to review the standards used in the rules of the SEC with respect to the identification of related person transactions (as discussed in "Certain Relationships and Related Transactions").

Generally, the Compensation Committee works with the Company's CEO, Executive Vice President, Finance and Administration and Senior Vice President, Human Resources in establishing the Company's management compensation policies, plans and programs and in making specific executive compensation decisions. Compensation decisions regarding executive officers, other than the CEO, are made after the Compensation Committee reviews performance evaluations and recommendations with respect to salary adjustments, annual bonuses and incentive awards prepared by the CEO. The Compensation Committee then exercises its discretion in deciding whether or not to modify any such recommended adjustments or awards. The Compensation Committee, along with the other independent members of the Board, evaluated the former CEO's performance and the Compensation Committee determined his salary, annual bonus and incentive awards. The Compensation Committee, along with the other independent members of the Board, determined the interim CEO's compensation package. For a detailed description of Mr. Crovitz's compensation package, see "Employment and Severance Agreements with NEOs" below. Compensation decisions with respect to the Company's former and interim CEOs and, where determined by the Compensation Committee, other executive officers, are made by the Compensation Committee in executive session (without the participation of any member of management whose compensation is being considered).

Role of Compensation Consultants and Counsel

The Company, starting in 2004 engaged F. W. Cook & Co., a nationally recognized compensation consulting firm, to provide information and analysis to the Company on specified management compensation matters and to act as an independent consultant to the Compensation Committee, reporting to it on the matters on which it is asked to provide advice. F. W. Cook & Co. provided the Compensation Committee with information, analysis and advice, including the identification of peer group companies and comparison of their compensation practices to those of the Company, in connection with the design and implementation of the Company's 2005 Equity Plan and the initial implementation of that plan by the making of Performance Awards early in fiscal 2006. The Company retained F. W. Cook & Co. again during fiscal 2007 in connection with a comprehensive review to address the retention and appropriate compensation of the Company's executive officers and other key employees, as further discussed below. Although F. W. Cook & Co.'s role in providing these services has primarily involved advising the Compensation Committee, the firm has also interacted with management to gather relevant data and to assist in the implementation of compensation plans and programs. During fiscal 2007, F.W. Cook & Co. also assisted in the preparation of disclosures regarding compensation in the Company's annual report on Form 10-K and other public filings. When considered appropriate in connection with the design of the Company's compensation programs or other decisions regarding the compensation of the Company's executives, the Compensation Committee has also been advised by outside counsel to the Company and/or counsel to the Compensation Committee.

Role of Employment and Change in Control Severance Agreements

The Compensation Committee has approved the Company entering into employment agreements with executives when it has considered such agreements necessary or appropriate to recruit or retain these executives. In general, such agreements establish an annual salary level subject to increase upon annual review and provide for the executive's participation in the Company's management cash bonus and equity compensation programs but do not provide the specific terms on which bonus or equity grants may be made to the executive, other than to provide in some instances for an initial equity grant and that the executive will be eligible to receive a bonus under our bonus program at a minimum target level. The agreements usually are of indefinite duration, terminable upon advance notice by the executive or the Company. In addition, the agreements provide for severance benefits if the executive's employment is terminated by the Company without cause or by executive for "good reason". For more information on our employment agreements with our NEOs, see "Employment and Severance Agreements with NEOs" below.

In December 2007, in connection with the Board's review of the Company's strategic alternatives, the Compensation Committee recommended, and the Board approved for implementation by the Compensation Committee, the Company entering into with each of our executive officers (other than our interim Chief Executive Officer) and certain other key employees change in control severance agreements. (Certain change in control severance benefits are provided for our Interim CEO in his employment agreement.) Previously, some of our executive officers were entitled to change in control severance benefits under their employment agreements but others were not. The new agreements were approved as part of a comprehensive program providing certain retention and equity incentives and dealing with severance benefits, which included adoption of a revised severance policy including change in control severance provisions applicable to associates of the Company at the director and vice president levels on terms similar to those in the agreements entered by the Company with its executive officers. The agreements are intended to achieve the Company's fundamental compensation objectives of retaining executive management talent through competitive pay practices and motivating executives to concentrate on building stockholder value on a consistent basis, as further discussed below. All the agreements are "dual trigger" agreements under which the executive will receive certain severance benefits if, after a change in control (or after announcement but before consummation of a change in control), his or her employment is terminated without cause or by the executive for good reason because of a material change in employment terms. The agreements provide severance benefits that include 150% to 200% of the executive's base salary and target bonus, depending on the executive's seniority with the Company, accelerated vesting of awards made under the 2008 Long Term Incentive Plan discussed below, and certain other benefits. The agreements have a two year duration but automatically renew for successive one year periods unless the Company provides 90 days' notice of its intent to terminate the agreement. For more information on our change in control severance agreements with our current NEOs, see "Employment and Severance Agreements with NEOs" below.

Accounting and Tax Considerations

We consider the accounting and tax consequences of our compensation programs on both employees and the Company. The principal consideration regarding accounting consequences relates to the different accounting treatment of options and other forms of awards, as discussed below under "Principal Elements of Compensation—Equity-Based Awards." With regard to tax considerations, we focus primarily on the effects of Sections 162(m), 280G (and the related provision of Sections 4999) and 409A of the Internal Revenue Code of 1986, as amended (the "Code").

Section 162(m) bars corporations from deducting compensation in excess of $1 million per year paid to certain executive officers unless the compensation satisfies certain requirements. Excluded from the $1 million limitation is compensation that, among other tax code requirements, meets pre-established performance criteria of a nature that has been approved by stockholders. The Company's objective is to structure our compensation programs to permit the deductibility under Section 162(m) of the incentive compensation we provide our executives to the extent consistent with the efficacy of the programs, but the Compensation Committee retains the flexibility to provide compensation that may not be tax deductible when it determines that doing so is in the Company's best interests. In fiscal 2006 a portion of the bonuses paid by the Company to executive officers, aggregating $450,000, was not deductible under Section 162(m).

The Compensation Committee and the Board in April 2007 approved, subject to stockholder approval, an annual management bonus plan for 2007 and subsequent years, the 2007 Bonus Plan to replace the Company's previous bonus plan, which was adopted and approved by the stockholders in 2006. Bonuses paid pursuant to the 2007 Bonus Plan are intended to qualify for deduction under Section 162(m). The 2007 Bonus Plan is being submitted for stockholder approval at this annual meeting of stockholders; approval of the plan by stockholders is necessary in order for bonuses paid under the plan to qualify for deduction under Section 162(m) where the salary and other annual compensation of an executive officer that is not qualified performance-based compensation under Section 162(m) exceeds $1 million. The Compensation Committee and the Board also approved a Supplemental Bonus Program, which provides a framework for the award of bonuses based on criteria that do not qualify under Section 162(m). Accordingly, if bonuses are paid under the Supplemental Bonus Program, they will not qualify for deduction under Section 162(m).

Section 280G imposes in certain circumstances an excise tax and certain other unfavorable tax results on certain payments or benefits made to certain executives in connection with a change in control of the Company if the aggregate amount of such payments, after certain exclusions, exceed a certain level, which, subject to certain qualifications, depends principally on the executive's average annual taxable compensation from the Company over the five years preceding the change of control. Under Section 280G, as applied to amounts potentially payable by the Company, the bulk of such payments would not be deductible to the Company. The compensation payable by the Company to some of its NEOs in connection with a change of control of the Company as discussed below could reach the level where such excise tax or loss of deductibility would apply. As discussed below, certain change in control severance agreements with our executive officers and certain other key employees provide for a "modified gross up" of the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code. Under this provision, the executive's benefits will be reduced to $1 below the golden parachute threshold if payments contingent upon a change of control are not at least 15% higher than the threshold that triggers the excise tax, and, otherwise, the excise tax (if any) will be grossed-up such that the executive's after-tax position will be the same as if the excise tax did not apply.

Section 409A imposes, commencing December 31, 2004 and subject to certain transitional exemptions, in certain circumstances an excise tax and certain other unfavorable tax results on certain payments that are considered deferred compensation but that do not satisfy the requirements of Section 409A. In fiscal 2006, the Company entered into amendments to the employment agreements with three of its then NEOs, Ezra Dabah, Neal Goldberg and Tara Poseley, intended to assure that payments under such agreements conform to the requirements of Section 409A. The Company believes that it has no deferred compensation arrangements with any of its executive officers or other employees that are subject to Section 409A that do not meet its requirements, except as described below with respect to certain option grants, and is under no obligation to any employee to make him or her whole against the application of Section 409A.

The vesting after December 31, 2004 of options that have an exercise price that is less than the fair market value of the related shares on the date of grant ("discounted options") is considered a deferred compensation arrangement subject to, and not qualified under, Section 409A, unless certain transitional exemptions are applicable. As a result of the Company's investigation of its historical stock option grant practices discussed above under "Proposal No. 1," the Company has determined that many of the option grants that it made, including certain options which vested after December 31, 2004, had an exercise price less than the fair market value of the Company's common stock related to the option on the measurement date applicable to such grants under U.S. GAAP (the "revised measurement date") and, if such revised measurement date is considered the date of grant for purposes of Section 409A, then such grants will be considered discounted options subject to the excise tax and other unfavorable tax results provided under Section 409A, absent the availability of a transitional exemption.

In the case of officers of the Company subject to reporting under Section 16(a) of the Exchange Act, as amended, in order to be eligible for a transitional exemption, any discounted options held by such officer were required to be amended before December 31, 2006 to change the exercise price or the exercise period of such options so as to comply with Section 409A. The Company in December 2006 offered to amend the terms of all discounted options that vested after December 31, 2004 held by such officers and certain other Vice Presidents and Senior Vice Presidents of the Company (a total of 13 individuals) so as to satisfy such requirements and all of such officers irrevocably agreed before the end of 2006 to either amend all such discounted options to increase the exercise price to the average of the high and low trading price on the date the Company determined to be the revised measurement date for the option grant or to limit the period in which such options may be exercised so as to satisfy the requirements of Section 409A. During fiscal 2007, the Company provided to all employees of the Company at the time of the offer, other than those that had the opportunity in December 2006 to amend their discounted options who held options that vested after December 31, 2004 and had an exercise price below the revised measurement date price determined by the Company to be applicable to such options, an offer to exchange such options for options with an exercise price increased to the revised measurement date price determined by the Company. Those employees that elected to accept such offer will receive in early 2009 a cash payment in the amount by which the aggregate exercise price of their options was increased as a result of the exchange. In addition, in the case of such employees who exercised discounted options during 2006 before the Company suspended option issuances and exercises starting on September 14, 2006, if the exercise of the option subjects the employee to the 409A excise tax, the Compensation Committee has approved the Company paying to or on behalf of the recipient an amount sufficient so that, after paying the 20% excise tax required under Section 409A and any applicable income tax on such payments, he or she will have the benefit of the amount by which the exercise price was less than the revised measurement date price (but such individual will be responsible for the amount of income tax that he or she would normally have incurred upon the exercise of such discounted options absent the applicability of Section 409A).

Other Policies Relating to Executive Compensation

Equity Award Policy.    On June 21, 2007, the Board, upon recommendation of the Compensation Committee, adopted a formal Policy Regarding Awards of Equity-Based Incentives to Executive Officers and Other Employees (the "Equity Grant Policy"). The Equity Grant Policy applies to all awards by the Company of equity-based compensation to employees and consultants and sets forth policies and procedures with respect to granting, reporting, documenting and disclosing awards. The policy is intended to help ensure that all equity awards are made in accordance with applicable laws, are properly accounted for and disclosed and are otherwise handled in accordance with the Board's intentions and good business practice. Subject to oversight by the Board, the Compensation Committee is charged with supervising the application by management of the Equity Grant Policy.

Under the policy, shares of the Company are to be valued or priced for purposes of all awards, including for purposes of setting the exercise price of options, at not less than the fair market value of the shares on the date the award is granted, determined by the average of the high and low selling price on the date of grant (as required by the 2005 Equity Plan) or, if the shares are not traded on such date, on the most recent trading day. All awards must be approved by the Compensation Committee, which must approve the recipient, the number of shares involved in the award (or a formula for determining the number of shares) and all other material terms before the award is given effect, except that the Compensation Committee may delegate the making of awards to employees other than executive officers or a committee member to a committee of at least three senior officers. The making of awards pursuant to such delegation is subject to various limitations provided by the Equity Grant Policy, including the establishment by the Compensation Committee when making a delegation of a maximum number of shares that may be subject to all such awards, and that may be subject to awards made to any one recipient, in any fiscal year. All awards made by the Compensation Committee's delegate must be reported to the Compensation Committee at its next regularly scheduled meeting. All awards shall be on standard terms (subject to variations among recipients in award amounts and vesting schedules) approved by the Compensation Committee, except where otherwise specifically provided by the Compensation Committee, including where the Compensation Committee has specifically delegated the authority to make exceptions to a committee of officers.

The Equity Grant Policy also establishes guidelines as to the timing for making awards. Awards to executive officers and other senior managers designated by the Compensation Committee are to be made on an annual basis and are to be approved at the meeting of the Compensation Committee most closely preceding or following the first regularly scheduled Board meeting following the filing with the SEC of the Company's Annual Report on Form 10-K, except where made in connection with the hiring or promotion of an executive. Awards to other employees or to consultants will also be made on an annual basis at or about the same time as awards to executives. Awards will be made at other times only where specifically approved by the Compensation Committee in light of extraordinary circumstances. As discussed below, the Compensation Committee approved the making of awards in December 2007, shortly after the filing with the SEC of the Company's Form 10-K for fiscal 2006, that would under other circumstances have been made under this policy in the Spring of 2008 after the filing of the Company's Form 10-K for fiscal 2007. Under the Equity Grant Policy, awards will be considered granted when approved unless when the approval is given a future date within one month is specified as the date of grant, except that awards made in connection with the hiring or promotion of an executive or other employee will be considered granted on the first business day of the month following approval and the recipient's commencement of employment or promotion and that awards may become effective at a later date where made subject to satisfaction of conditions such as stockholder approval. Actions by the Compensation Committee regarding awards will generally be made at minuted meetings of the Compensation Committee and may be made by unanimous written consent only in extenuating circumstances, in which event the action by consent will be given effect only after all committee members have signed and dated the consent; "as of" consents will not be used. Awards may be made at a time when the Company has material undisclosed information if the award is scheduled in accordance with the Equity Grant Policy to be made at such time and the timing is not motivated by an intention to improperly use such information for the benefit of a recipient.

The Equity Grant Policy also establishes requirements governing the reporting and documentation of awards, including requirements for the prompt reporting of all granting actions to members of the Company's Legal and Accounting Departments who are specifically designated as responsible for supervising the administration of awards. In addition, awards once approved by the Compensation Committee or its delegate may not be modified (other than to reflect correction of a clerical error) unless such modification is approved in the same manner as required for the making of a new award.

The requirements and guidelines established by the Equity Grant Policy are subject to waiver or modification from time to time by action of the Compensation Committee (but not its delegate) or the Board.

Recovery of Compensation Upon a Restatement.    The Company has not established a policy with respect to the recovery or other adjustment of compensation to be provided to executives or other employees in the event of a restatement of its financial statements. The Company did not seek to recover bonuses paid to executives by reason of the restatement of its financial statements for the fiscal period 1997 through 2006 in part because no evidence of wrongdoing was found in the matter giving rise to the restatement. Under certain circumstances, the Company may in the future have the right or the duty to adjust compensation before it is paid, or to recover compensation after it is paid, to its then NEOs. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our CEO and CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. In the event of any future restatement, we will rely on an evaluation by the Board, after receiving advice of counsel, as to whether the circumstances giving rise to any restatement of the Company's financial statements, including the requirements of Section 304, warrant the Company seeking to recover any compensation from executives or other employees.

Elements of Compensation

General.

The compensation packages we provide our NEOs are designed to generate total compensation at levels that are sufficient in light of competitive considerations to attract and retain executives with the skills and experience required for the successful conduct of the Company's business and that reflect the performance of the executive and the Company's business performance, financial results and stock performance over time. In setting total compensation for fiscal 2007, the Compensation Committee reviewed the total compensation for each NEO for each of the prior three fiscal years, if available, as well as the total compensation of executives with similar job responsibilities at peer group companies. To achieve our executive compensation objectives and in applying our compensation policies, we used for fiscal 2007 primarily three forms of compensation:

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  salary;

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  a performance-based annual cash bonus, with objective components; and

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  long-term equity incentives in the form of performance share and deferred share awards.

In addition to these three principal elements of compensation generally used by the Company in fiscal 2007 and past years, in the fourth quarter of 2007 the Compensation Committee approved a cash retention award, to be made in June 2008, to our then NEOs (other than our Interim Chief Executive Officer), and other key employees as part of a comprehensive program to assure achievement of two key objectives of the Company's compensation programs, to retain our NEOs and other key employees and keep them focused on creating shareholder value over the long term. Among the factors considered by the Compensation Committee in formulating these objectives were the resignation of Mr. Dabah as the Company's chief executive officer, along with the Company's strategic position and prospects. The principal terms of this cash retention program and rationale for its award are described greater detail below.

Base Salary.

The Compensation Committee sets annual salaries at a level designed to attract and retain superior leaders. An annual salary is agreed upon when an executive is hired, as part of the recruitment process and taking into account the specific competitive factors regarding the candidate and general competitive factors as reflected in salary and total compensation levels for persons with similar job responsibilities at peer group companies, determined based on publicly available information compiled by the Company's Human Resources Department. When an annual salary is set forth in an agreement, it is usually established as a minimum and is subject to annual review and adjustment. Generally, the Compensation Committee sets the salary of each NEO at the beginning of the year as part of its annual review of the executive's compensation package and considering his or her performance during the previous year. In fiscal 2007, however, the annual salaries for Ms. Poseley, Ms. Riley, and Mr. Crovitz were each determined pursuant to negotiated agreement. Due to the variation in the number of pay periods during a fiscal year, the salary amounts reflected on the Summary Compensation table below and shown in prior years may vary slightly from the annual salary levels established for the executives.

In setting an executive's salary, the Compensation Committee considers the executive's scope of responsibilities (including changes in responsibility made during the year or slated to be made), his or her expertise in matters pertinent to the Company, the executive's level of experience with the Company, in its industry and with business affairs and the executive's performance over several years, and also benchmarks salary levels and total compensation against the salary and total compensation of executives with similar job responsibilities at our peer group companies, using information from publicly available sources. Historically, the Compensation Committee has targeted each executive's salary to be within the 50% to 75% quartile of salaries of executives with comparable responsibilities at peer group companies, considering variation in size and business complexity among the peer group companies.

Based on the Company's operating results for fiscal 2007, the Compensation Committee did not approve any salary increase for fiscal 2008 for any executive officer. However, the Compensation Committee may consider a merit pay increase after the Compensation Committee assesses the Company's operating results for the first half of fiscal 2008 and conducts a mid-year performance evaluation.

Annual Bonuses.

  Creation of the 2007 Bonus Plan and Supplemental Bonus Program

In 2006 the Board and the stockholders approved an annual cash bonus plan for the Company's management (the "2006 Bonus Plan"), which in general terms provided for bonuses for fiscal 2006 and subsequent years to be awarded based primarily on objective performance measures to be pre-established at the beginning of the year by the Compensation Committee. Bonuses under the 2006 Bonus Plan were intended to qualify as performance-based compensation that will be deductible by the Company under Section 162(m) of the Code even where the annual compensation to an executive exceeds $1 million. See "Accounting and Tax Considerations" above. For fiscal 2006, the Compensation Committee established earnings per share before equity compensation expense as the objective performance measure to be used under the plan. In early 2007, the Compensation Committee approved in accordance with the 2006 Bonus Plan bonuses for the Company's executives and other bonus-eligible employees for fiscal 2006 determined based on the level of the Company's earnings per share before equity compensation expense for the year and on the target bonus amounts and other specific criteria for the award of bonuses that had been pre-established by the committee for the year in accordance with the plan. The Compensation Committee also approved on a discretionary basis additional bonus awards for fiscal 2006 for some executives and other employees, totaling $2.1 million in the aggregate, calculated based on the level of bonuses that would have been payable based on fiscal 2006 earnings per share if certain adjustments to the earnings per share were made, including adjustments to exclude certain costs relating to the investigation in fiscal 2006 of the Company's historical stock option grant practices. The matters giving rise to the items for which adjustments were made arose primarily out of events occurring before fiscal 2006 and were not anticipated when the earnings per share targets for the year were set. The Compensation Committee concluded, consistent with our principal compensation policies, that in general the management team was not in a position to control these matters and that the related accounting entries did not reflect the level of management's performance and so should not affect the bonuses to be paid to such employees. Based on its experience in applying the 2006 Bonus Plan during fiscal 2006 and in otherwise determining the bonuses appropriate for fiscal 2006, the Compensation Committee determined that certain refinements of the Company's bonus system should be instituted. Accordingly, the Compensation Committee decided to recommend to the Board, and the Board approved, termination of the 2006 Bonus Plan after the payment of bonuses for fiscal 2006 and adoption of a new bonus plan, the 2007 Bonus Plan, for use in fiscal 2007 and subsequent years and, also, adoption of a Supplemental Bonus Program for use in fiscal 2007 and subsequent years.

The 2007 Bonus Plan provides for annual performance-based cash bonuses for members of management selected by the Compensation Committee in amounts that are to be determined (subject to the Compensation Committee's discretion to reduce such amounts) based upon the attainment of any of a variety of objective performance criteria to be established by the committee in the first quarter of the year. The 2007 Bonus Plan is being submitted for stockholder approval at this annual meeting of stockholders and is described further above. Bonuses payable under the 2007 Bonus Plan, are intended to qualify as performance-based compensation deductible under Section 162(m) of the Code even where the annual compensation to an executive exceeds $1 million.

The Supplemental Bonus Program is intended to provide a framework for the making of bonuses based on factors that cannot be considered under the 2007 Bonus Plan including the Compensation Committee's assessment of the performance of an individual employee or extraordinary contributions made to the Company. It provides an individualized performance-based bonus opportunity for those employees selected by the Compensation Committee to participate in the program for a fiscal year. Under the program, an individual target bonus amount will be established by the Compensation Committee for a participating employee and will be payable only if (i) a minimum score is achieved on the employee's individual performance review, which is scored from 0 to 5.0, and (ii) a threshold objective Company (or divisional) performance target is achieved for the fiscal year. No individual performance component is paid to any bonus-eligible employee who does not achieve a minimum score of 3.0 on his or her annual performance review. Additional performance criteria may be established by the Compensation Committee. The actual bonus earned by an eligible employee under the Supplemental Bonus Program may be less than, or greater than, the target bonus amount depending upon the extent to which the applicable performance targets are met or exceeded and any additional factors the Compensation Committee determines to take into account in making bonus determinations under the program. Bonuses payable under the Supplemental Bonus Plan will not qualify under Section 162(m) of the Code.

In accordance with the 2007 Bonus Plan, the Compensation Committee in the first quarter of fiscal 2007 selected earnings per share before equity compensation expense as the objective performance measure to be used in the Company's bonus program for such year. Consistent with the plan's provisions, the Compensation Committee established during the first quarter a target bonus amount for each then NEO based on a percentage of the NEO's annual salary and established a range of earnings per share levels that it believed would, if achieved, support awarding bonuses to the NEOs (and other bonus plan participants). If earnings per share before equity compensation expense were below this range, no bonuses would be paid under the plan and, if above the minimum, bonuses of between 1% and up to 200% of the target bonus amount would be considered, with a target level of earnings specified at which bonuses of 100% of the target bonus amount would be considered. The minimum level of earnings for fiscal 2007 established for purposes of the bonus program was $3.22 per share and the target level at which bonuses of 100% of the target bonus amount would be paid was set at $3.87 per share.

For each participating NEO either Company-wide earnings per share before equity compensation expense or in part Company-wide and in part divisional earnings per share before equity compensation expense was specified as the performance measure applicable to such NEO under the 2007 bonus program, with the weight to be given to the Company-wide and divisional earnings per share targets varying from executive to executive. For this purpose, generally speaking, divisional earnings per share would be determined by allocating against the Disney Stores division's operating profit a portion of the costs of distribution shared services the Company incurred with respect to both the Disney Stores and The Children's Place divisions.

In setting the range of earnings per share targets, the Compensation Committee considered the Company's business plan and historical earnings and earnings growth rate, as well as the earnings growth rates of peer group companies, and targeted a level of earnings performance for bonus purposes that it anticipated would be in the 50% to 75% quartile of earnings growth performance of peer group companies based on their historical performance and scaled the range of targets to produce bonuses that, in general, would be at a level at the upper end of 50% to 75% quartile of bonuses paid to comparable executives of peer group companies if our business plan goals were achieved and extending into the top quartile if superior earning performance in comparison to our business plan were achieved. In setting target bonus amounts for executives, the Compensation Committee considered for each executive his or her salary for the current year and total compensation level in the past three fiscal years, current equity award incentives, bonus levels in recent years for executives holding comparable positions at peer group companies and the amount appropriate to incentivize adequately the executive to achieve the Company's business plan goals. In general, consistent with the ranges of earnings targets we had set for fiscal 2007, target bonus amounts for fiscal 2007 were set at a level that falls within the 50% to 75% quartile of the bonuses paid in recent years to executives having comparable responsibilities at peer group companies.

  Determination of Fiscal 2007 Bonus Amounts

Since the Company's earnings per share before equity compensation expense (Company-wide and divisional) for fiscal 2007 did not meet the minimum earnings per share required to earn a bonus under the terms established by the Compensation Committee for the year under the 2007 Bonus Plan, no bonus was awarded to any NEO or other employee under the plan. Although executives were eligible to participate in the Supplemental Bonus Program for fiscal 2007, the Compensation Committee determined that no executive officer would receive a discretionary bonus in fiscal 2007. As discussed above, the Compensation Committee did approve in late fiscal 2007 certain retention payments for our then NEOs and other key employees, payable in mid-2008.

  2008 Bonus Program

After considering the Company's recent performance and its current strategic initiatives, the Compensation Committee decided to select different objective performance measures for use in determining bonuses under the 2007 Bonus Plan for fiscal 2008 than the earnings per share measure used for fiscal 2007. Accordingly, on March 6, 2008, the Compensation Committee selected annual operating income (subject to adjustments provided by the 2007 Bonus Plan) and a cost savings metric as the objective performance measures to be used in the Company's annual cash bonus program for fiscal 2008, each measure to be determined based solely on fiscal 2008 performance. Consistent with the 2007 Bonus Plan's provisions, each NEO's bonus opportunity for fiscal 2008 is based on a target bonus amount that is a percentage of the NEO's annual salary and a range of operating income targets and a range of cost savings targets that the Compensation Committee believes, if achieved, will support awarding bonuses to the NEOs (and other bonus plan participants) under the plan for fiscal 2008. For each current NEO, the annual cash bonus opportunity has been weighted 75% to the achievement of the operating income target and 25% to the achievement of cost savings target. In the case of each performance measure if performance for the year is below the range established, the portion of the bonus eligibility attributable to such performance measure (75% in the case of operating income and 25% in the case of the cost savings target) will not be paid under the plan. If above the minimum level of the range, bonus amounts attributable to operating income of between 1% and 150% of the target bonus amount would be considered, with a target level of operating income specified at which 75% of the target bonus amount would be considered. If above the minimum level of the range, bonus amounts attributable to cost savings of between 1% and 50% of the target bonus amount would be considered, with a target level of cost savings specified at which bonuses of 25% of the target bonus amount would be considered. Payment of bonuses for fiscal 2008 under the 2007 Bonus Plan is subject to stockholder approval of the plan at this annual meeting of stockholders.

For fiscal 2008, the Compensation Committee has not established target bonus amounts for any of the Company's executives under the Supplemental Bonus Program and executives are currently eligible to receive a bonus only under the 2007 Bonus Plan. The Compensation Committee nevertheless has retained discretion to award a bonus for fiscal 2008 to any executive or other employee if it determines that doing so is warranted in the best interests of the Company.

Equity-Based Incentive Awards.

  General

A significant portion of the total package of executive compensation we provide is in the form of equity-based incentive awards. We currently provide such awards in the form of stock options, performance share awards, deferred share awards and in a few instances restricted stock grants, each as further discussed below. Until fiscal 2006, we provided equity-based incentives solely in the form of stock options, which generally were granted to members of the senior management team, as well as other employees, on an annual basis in connection with annual performance reviews or upon hiring or promotion. In April 2005 the Board and in June 2005 the stockholders approved the 2005 Equity Plan, under which equity incentives in a variety of forms, including awards of conditional rights to receive shares either upon, among other conditions, the expiration of a period of employment ("deferred share awards") or satisfaction of individual or Company performance measures along with expiration of a period of employment ("performance share awards"), as well as stock options and restricted stock grants, may be awarded. Under the 2005 Equity Plan, awards for a maximum of 2,000,000 shares of Common Stock may be made. As discussed further below, in connection with the adoption of the 2005 Equity Plan the Compensation Committee determined, after considering the accounting aspects of making the different types of awards, that the Company would generally favor making deferred share or performance share awards rather than stock option awards. Early in fiscal 2006, we made performance share awards under the 2005 Equity Plan to members of the senior management team. These awards, taken together with option awards made early in 2005, were intended to provide a multi-year incentive. They were conditioned on satisfaction of performance criteria for both fiscal 2007 and the fiscal 2005 through 2007 period, and were viewed as a substitute for the option grants that under previous policies would have been awarded to senior management in fiscal 2006 and fiscal 2007. The Company did not satisfy the performance criteria for the 2006 performance share awards and no shares were issued pursuant to the awards.

We suspended the issuance of options and other equity awards, and the issuance of shares upon the exercise of outstanding options, in September 2006, in connection with the investigation of our historical option granting practices, pending completion of the investigation, the adoption of new equity grant policies and procedures and the Company becoming current in its periodic reporting to the SEC

  2008 Deferred Share Awards and Performance Share Awards

During the fourth quarter of fiscal 2007, the Compensation Committee recommended to the Board, and the Board approved, a multi-year equity incentive program, the 2008 Long-Term Incentive Plan (the "2008 LTIP") for NEOs and other key employees. The 2008 LTIP provides for two types of awards, deferred share awards (the "2008 Deferred Share Awards"), which vest based on continued employment over the period 2008 through 2010, and performance share awards (the "2008 Performance Share Awards", which are conditioned on satisfaction of certain objective performance measures for the 2008 through 2010 period as well as continued employment. For a description of each type of award under the 2008 LTIP, see "Grants of Plan-Based Awards" below.

The awards made under the 2008 LTIP are intended to further our policy of utilizing equity-based incentives in order to retain and incentivize key management talent. The deferred share element of the 2008 LTIP was intended to retain the award recipients, including the recipient NEOs, by providing a minimum level of equity-based compensation for each fiscal year from fiscal 2008 through fiscal 2010 conditioned upon continued employment, as well as to provide incentives to promote the long-term value of the Common Stock. The performance share element of the 2008 LTIP was intended to incentivize the award recipients to achieve the performance goals set for the award, which are based on the Company's operating income (subject to certain adjustments) and which we believe, if achieved, will promote the long-term appreciation of the value of our stock, as well as to reward continued employment. The 2008 LTIP awards to NEOs were determined taking into account competitive (including retention) considerations, the nature and level of the equity awards and total compensation levels provided executives of peer group companies with comparable job responsibilities and the other standards for setting incentive compensation discussed above, including the executive's prior performance and compensation level in previous years.

As discussed above under "Other Policies Relating to Executive Compensation," the Company's policy, established in June of 2007, is to generally grant equity awards annually, in the Spring after annual performance evaluations are done and shortly after the Company's Annual Report of Form 10-K for the previous year is filed. However, in the case of the awards under the 2008 LTIP the Compensation Committee, based on the advice of executive management and F. W. Cook & Co., the Company's independent compensation consultant, determined to make the awards before the Spring of 2008, and instead to make them promptly after the Company filed with the SEC its Form 10-K report for fiscal 2006 (and become current in all of its other delinquent periodic reports with the SEC), which occurred in December 2007 due to the delays in completing the reports that we have previously disclosed. In making this determination, the Compensation Committee also considered that, as it was clear at that point that no part of the performance share awards made in 2006 would be issued, they no longer had any retention value and delay in making awards under the 2008 LTIP would be contrary to achieving the retention and long-term incentive aspects of the Company's management compensation objectives. The grant of these awards before the Spring of 2008 did not, however, accelerate the timing of the applicable three year performance period of the 2008 Performance Share Awards, which extends from fiscal 2008 and continues through fiscal 2010. In addition, immediately following the filing of the delinquent reports with the SEC, the Compensation Committee recommended, and the Board approved, (1) making a grant of equity awards that the Company had previously promised to certain key employees in connection with their hiring or promotion but had not been made because, as discussed above, we had suspended making equity grants until we became current in making our periodic SEC reports, and (2) making deferred share awards to all eligible employees, other than members of senior management or other key employees who received awards under the 2008 LTIP, who under the Company's compensation policies would have received such grants in 2006 or earlier in 2007 but for our suspension of the making of equity grants.

  Stock Options

The most recent option award we have made to members of senior management generally was on April 29, 2005, when we granted options for a total of 926,500 shares to senior management and other employees pursuant to our 1997 Stock Option Plan. Each such option has a ten year duration and, when granted, vested as to one quarter of the shares subject to the option on each of the first four anniversaries of the date of grant. In fiscal 2007 we made one option award to an NEO, which was made as of the end of the year to our former CEO automatically under the 2005 Equity Plan by virtue of his being a non-management director on such date.

On January 27, 2006, the Compensation Committee approved the acceleration of vesting of most of the outstanding in- and out-of-the-money stock options held by our employees, collectively involving the right, subject to certain conditions, to purchase a total of approximately 2.1 million shares of our common stock. We decided to accelerate the vesting of these stock options to reduce equity compensation expense that would have been recorded in future periods following our adoption as of the start of fiscal 2006 of SFAS 123(R). Under accounting guidance effective during fiscal 2005 (APB 25 and other relevant accounting guidance), we recorded an expense in the fourth quarter of fiscal 2005 of approximately $1.7 million, which represents our estimate of the intrinsic value that would have been forfeited had the acceleration not occurred. See the table of "Outstanding Equity Awards at Fiscal

Year-End" below. The vesting of stock options for a total of 355,000 shares previously granted to our non-employee directors and certain of our executives was, however, not changed by this action.

As part of our action accelerating the vesting of options, holders of unvested options for 5,000 or more shares agreed that if they exercised options prior to the time such accelerated options would have vested under their original vesting schedule, they would not sell or otherwise transfer the shares they acquired until such time as the shares would have otherwise vested under their original vesting schedule. However, this restriction lapses upon the option holder's disability, death or in the event of a change in control of the Company. Unless the transfer restriction is waived by the Company, in the event such holder ceases to be employed by us for any reason other than death, disability or retirement, the transfer restrictions continue to apply for the remainder of the original vesting period as if such holder's employment with us had not ceased or terminated. Except as described above, all other terms and conditions of each accelerated option remained unchanged.

As a result of the investigation into our stock option granting practices, we determined that the exercise price of many of our outstanding stock options, including those granted on April 29, 2005, were set below the fair market value of the related shares on the date of grant, contrary to our policies. As discussed below under "Option Repricing," in fiscal 2007 all such options held by directors, executive officers, other members of senior management and, generally, all our employees were modified, generally to increase the exercise price to the fair market value of the shares of Common Stock on the date the Company determined to be the appropriate measurement date for such options to be used in the preparation of its restated financial statements. The information provided below regarding options held by our NEOs reflects this repricing action. We did not consider the effect of the repricing in determining the subsequent compensation of any of the NEOs.

  2006 Performance Share Awards

On January 30, 2006, the Compensation Committee granted performance share awards (the "2006 Performance Share Awards") to the senior management team and certain other employees, including our NEOs then employed by the Company. We made additional 2006 Performance Share Awards later in 2006, including to Susan Riley in connection with her employment as our Chief Financial Officer. Except for the number of shares that may be received pursuant to an award, the same award terms applied to all recipients.

In general, under the award terms, shares of common stock were to be issued to an award recipient if certain Company-wide performance criteria were exceeded and the recipient remained in the Company's employ at the time shares were to be delivered to recipients. Issuance of any shares pursuant to an award was contingent upon the Company achieving earnings per share of a minimum of $2.93 in fiscal 2007 and a cumulative earnings per share level for the three fiscal years 2005 through 2007 of a minimum of $6.00. A target number of shares was designated for each recipient and, depending on the extent to which the minimum fiscal 2007 earnings per share level was met or exceeded, the recipient was entitled (subject to the other award terms) to receive a number of shares up to a maximum of 200% of the target number of shares. The aggregate target number of shares which could have been issued pursuant to the awards was 600,000 shares and the maximum number of shares was 1,200,000 shares. In general, to the extent shares were earned pursuant to the 2006 Share Performance Awards upon satisfaction of the minimum performance levels, 50% of the shares earned were to have been delivered promptly following the Compensation Committee's determination that the performance standards had been met and 50% one year later. The terms of the awards were intended to further our policy of utilizing equity based incentives in order to retain key executive talent.

The 2006 Performance Share Awards were intended to provide the major part of the equity incentives we would provide the management team with respect to fiscal 2006 and 2007. The awards made to our NEOs and other executives were determined taking into account competitive (including retention)

considerations, based primarily on the nature and level of the equity awards and total compensation levels provided executives of peer group companies with comparable job responsibilities and the standards for setting incentive compensation discussed above, and the executive's prior performance and compensation level in previous years.

The Company did not meet the minimum earnings level for fiscal 2007 required by the terms of the 2006 Share Performance Awards and, as a result, no shares have been or will be issued pursuant to any of the awards.

  2007-8 Retention Awards

During the fourth quarter of fiscal 2007, after the Company became current in its periodic SEC reporting, the Compensation Committee recommended to the Board, and the Board approved, the making of a cash award designed to retain our NEOs (other than the interim CEO) and other key employees. The amount payable pursuant to the award ranges from 50% for the NEOs to 10% of the recipient's annual salary, depending on level in the organization and other factors. This award was part of a comprehensive program, recommended by F. W. Cook & Co., to address the retention of, and an appropriate compensation and incentive package for, the Company's NEOs (other the interim CEO) and other key employees, which also included the 2008 LTIP and the change in control severance agreements and policy discussed under "Role of Change in Control Severance Agreements" above. Payment of the retention award is contingent upon the award recipient's continued employment by the Company through June 30, 2008 (or in the case of certain key employees, not including any NEO, continued employment through an earlier date). In addition, if an award recipient's employment is terminated in connection with a change in control prior to June 30, 2008, such recipient will still be entitled to the payment at the time of termination of employment. In deciding to approve the cash retention awards, the Compensation Committee considered several factors weighing against the Company's ability to retain NEOs and other key associates. Among the factors taken into consideration was the uncertainty in the Company's affairs and distraction from long-term business development efforts arising from the resignation of the Company's former, long-time CEO and his subsequent public statements about his intention to seek to acquire the Company, as well as the uncertainty associated with the appointment of an interim CEO and the search process for a new CEO. In addition, the Compensation Committee considered the Company's strategic position and prospects and the inability of the Company to make its customary annual equity incentive awards for the prior two annual performance review cycles, as well as the significant decrease in the price of the Company's common stock during the preceding twelve months coupled with the inability of our employees to exercise vested stock options held by them during such time. The Compensation Committee concluded that under the circumstances additional incentives at the levels and on the terms described were needed and appropriate to retain our NEOs and other key employees.

Employee Stock Purchase Plan—The Company's 2005 Employee Stock Purchase Plan authorizes the issuance of up to 360,000 shares of common stock for purchase by employees through payroll deductions. All employees of the Company who have completed at least 90 days of employment and attained 21 years of age are eligible to participate, except for employees who own common stock or options on such common stock which represents 5% or more of the Company's outstanding common stock. The purchase price for common stock under the plan is 95% of the stock's fair market value at the time of purchase.

Other Benefits.

  401(k) Plan

The Company has adopted The Children's Place 401(k) Savings Plan (the "401(k) Plan"), which qualifies under Section 401(k) of the Code. The 401(k) Plan is a defined contribution plan established to provide retirement benefits for all employees who have completed 90 days of service with the Company. The 401(k) Plan is employee funded up by an annual amount elected by the employee that is limited to the maximum amount provided by the Code, and also provides for the Company to make matching contributions to the 401(k) Plan. Company matching contributions for non-highly compensated employees, as defined in the Code, are equal to 100% of the employee's contribution up to 3% of compensation plus 50% of the employee's contribution between 3% and 5% of compensation. Matching contributions for non-highly compensated employees are immediately vested. Company matching contributions for highly compensated employees, as defined in the Code, are equal to the lesser of 50% of the employee's contribution or 2.5% of the employee's covered compensation. Matching contributions for highly compensated employees vest over five years.

  Life Insurance

Pursuant to his employment agreement with the Company, in fiscal 2007 we paid $20,000 in annual premiums due on an individual life insurance policy for our former CEO. All of our NEOs, including our former CEO, received life insurance coverage under a program that is generally available to all employees.

  Perquisites

We provide our NEOs with limited perquisites that we believe are reasonable and appropriate on a competitive basis in comparison to peer companies. In fiscal 2007, until his resignation, we provided our former CEO with an allowance of $4,000 each month, to be applied to lease payments and insurance costs on a car available for his personal as well as business use and the balance of which he applied in his discretion to expenses which were not reimbursable under the Company's normal business expense reimbursement policies, which included the cost of items available to employees for personal purposes through Company programs. While he was employed with the Company, we also provided our former CEO with a driver and paid our former CEO an amount sufficient to cover the income tax payable by him (calculated at a rate of 40%) with respect to the income he accrued by reason of our providing him with a driver for personal as well as business use and making such payments in respect of income taxes to him. We provide our Interim CEO with (or reimburse him for) car service to/from Manhattan to the Company's offices on an as-needed and reasonable basis.

The Compensation Committee reviews at least annually the perquisites provided to our NEOs. Costs associated with perquisites are included in the "All Other Compensation" column in the "Summary Compensation Table" below.

Determination of Fiscal 2007 NEO Compensation

Discussed below are the compensation decisions we made with regard to the fiscal 2007 compensation of each of the NEOs. Each of the principal elements of our executive compensation programs (salary, annual bonus and equity awards, as well as the 2007-8 retention awards) is addressed where applicable. Except as specified below, the NEOs did not receive any other material element of compensation and each of them received only the additional benefits and perquisites discussed above and in the "Summary Compensation" table below. When the Company has a contractual obligation pursuant to an employment agreement with the NEO and this was a factor in the Compensation Committee's decision-making, this factor is discussed.

The Compensation Committee determined the annual salary level of each NEO for fiscal 2007 in the spring of 2007 in connection with his or her annual performance review for fiscal 2006 and determined the 2008 Deferred Share and Performance Share Award he or she would receive in December 2007. Because the Company was not able to make equity awards at the time of Susan Riley's promotion in January 2007 or at the time when the Company entered into an employment agreement with Charles Crovitz in October 2007, related equity awards were made to them in December 2007.

In making decisions about the fiscal 2007 compensation of each NEO, the Compensation Committee applied the policies and standards discussed above and determined that the salary, annual bonus, equity awards and total compensation of the NEO was appropriate, in furtherance of the objectives of our compensation policies and programs and in the best interest of the Company and its stockholders. In making these compensation decisions the Compensation Committee took into account the performance of the Company and the executive in fiscal 2006 and (where applicable) in previous years, the executive's experience and expertise and competitive (including retention) considerations, assessed principally in relation to our practice of benchmarking our executives' compensation to that provided executives with comparable responsibilities at the peer group companies identified above.

In setting the incentive awards provided to each NEO in fiscal 2007, the Company's financial, strategic and operational performance and the goals with respect to these matters the Board had established for the year under the Company's business plan were considered. The Compensation Committee concluded that the incentive award made to each NEO was in each case important to provide appropriate short- and long-term incentives for such NEO's continued performance in his or her position and considers them consistent with the Company's objectives of attracting and retaining appropriate management talent, aligning the executive's incentives with corporate goals and the interests of stockholders and motivating his or her best performance.

Mr. Crovitz.

Beginning September 26, 2007, Mr. Crovitz commenced serving as our Interim CEO. On March 13, 2008, the company entered into an employment agreement with Mr. Crovitz, which superseded the employment term sheet agreed upon by the Company and Mr. Crovitz on November 20, 2007, pursuant to which he will serve as our Interim CEO until the earlier of (i) the end of fiscal 2008 or (ii) the selection and commencement of service of a permanent CEO. Pursuant to the agreement, Mr. Crovitz shall receive an annual salary of $1 million, payable in accordance with the Company's normal payroll practices. For details on the terms of Mr. Crovitz's employment agreement, see "Employment and Severance Agreements with NEOs" below. Under his employment terms Mr. Crovitz was not entitled to receive, and did not receive, a bonus in consideration for his services during fiscal 2007.

On December 10, 2007, under the terms of his employment agreement, Mr. Crovitz was awarded pursuant to the 2005 Equity Plan a restricted stock grant of 33,294 shares of Common Stock, the number of shares which had a then fair market value of $1 million. The shares vest ratably on a monthly basis over the 36 month period starting in October 2007 and continuing during his employment and after termination of his employment (unless by reason of dismissal for or resignation without good reason), his service as a director. If Mr. Crovitz's service as a director is terminated as result of Mr. Crovitz not being re-nominated for election as a director or, if re-nominated, he is not re-elected to serve as a director, any shares then remaining unvested will vest. In addition, the entire award shall vest upon a change in control of the Company. Notwithstanding this vesting schedule, Mr. Crovitz is not allowed to sell any of the shares until the beginning of fiscal 2010, except that if all such restricted stock grant has become fully vested for any reason or upon the one year anniversary of Mr. Crovitz's termination of employment for any reason, all of the then vested shares will become immediately saleable.

Pursuant to the terms of his employment agreement, Mr. Crovitz received $97,819 in housing allowance, furniture rental and relocation transportation costs (including gross up payments) during fiscal 2007.

For more detail on Mr. Crovitz's compensation for fiscal 2007, see the "Summary Compensation" table and for more information on his employment agreement see the "Employment and Severance Agreements with NEOs" below.

Mr. Dabah.

During fiscal 2007, Mr. Dabah served as the CEO of the Company (and as a member of its Board of Directors) until his resignation as CEO on September 24, 2007. (Mr. Dabah continued and currently remains a member of the Board.) On May 12, 2006, the Company entered into an amended and restated employment agreement with Mr. Dabah, which revised the agreement that had been entered into on, and had been in effect since, June 27, 1996, primarily to assure compliance with the deferred compensation requirements established under Section 409A of the Code in 2004. In accordance with the agreement, Mr. Dabah's salary for fiscal 2007 (and for fiscal 2006) was $1,000,000, the same as it was for fiscal 2006, as the Compensation Committee in the Spring of 2007 determined that no change was warranted. All other components of Mr. Dabah's fiscal 2007 compensation have been determined, as described below.

Mr. Dabah received for fiscal 2006 an annual cash bonus of $1,050,000. This bonus was established under the 2006 Bonus Plan, which is discussed above, based upon his target bonus amount for the year, which the Compensation Committee had set in the spring of 2006 at 100% of his annual salary rate, and the Company's achievement of the Company-wide earnings per share target for fiscal 2006 that the Company had established for him. While the Compensation Committee assessed Mr. Dabah's performance for the year in determining his fiscal 2006 bonus, his bonus was in the amount that would have resulted based entirely upon the objective performance criteria set for him under the bonus plan. The Compensation Committee in the spring of 2007 determined to set Mr. Dabah's target bonus under the 2007 bonus plan for fiscal 2007 at 137.5% of his annual salary rate. Mr. Dabah's resignation in September 2007 took him out of the Company's bonus program, subject to the severance provisions of his employment agreement. On January 28, 2006, the Compensation Committee made a Performance Award to Mr. Dabah with a target number of shares of 57,429, determined based on the factors discussed above. The other terms of the award are as described above. See the discussion of the 2006 Performance Award, under "Elements of Compensation—Equity Awards". While Mr. Dabah would have been eligible under the severance provisions of his employment agreement to receive benefits from this award, as the Company did not achieve the minimum earnings target for fiscal 2007 required for the issuance of shares under the 2006 Performance Awards, no shares were issued.

In connection with his resignation as the Company's CEO, Mr. Dabah became entitled to receive severance benefits as provided by his employment agreement, as it was determined by the Board that his resignation would be treated for purposes of the agreement as a termination of his employment by the Company without cause. In general, these benefits were to be equivalent to the benefits he would receive had his employment under the employment agreement continued on the terms applicable at the time of termination for three years. On April 8, 2008, Mr. Dabah entered into a letter agreement with the Company regarding the specific payments and benefits that would be provided to him in full satisfaction of the Company's obligations under his employment agreement, the terms of which are consistent with the provisions of his employment agreement applicable in the event of a termination of Mr. Dabah's employment by the Company without cause. For more information on Mr. Dabah's compensation for fiscal 2006 and fiscal 2007, see the "Summary Compensation" table and "Employment and Severance Agreements with NEOs" below.

Ms. Riley.

On January 31, 2007, Ms. Riley, who had been retained in April 2006 as our Senior Vice President and Chief Financial Officer, was promoted to Executive Vice President, Finance and Administration (in which position she continued as our Chief Financial Officer on an interim basis pending our recruitment and appointment of a new Chief Financial Officer, which occurred in December). On April 16, 2007 we entered into an employment agreement with Ms. Riley, effective as of February 4, 2007, the beginning of the then current fiscal year. This agreement provides for an annual salary of $525,000, subject to annual review starting in fiscal 2008, and for an equity incentive award pursuant to the 2005 Equity Plan (to be issued as soon as practicable after the Company's suspension of equity grants referred to above had ended) of 15,000 shares of restricted stock vesting one third on the first anniversary of the grant date and one third each anniversary thereafter until fully vested. This award was issued in December 2007. The agreement provides for her further participation in our incentive programs on a basis no less favorable than provided for any other executive officer other than the CEO but not for any specific incentive compensation level, except that she would be eligible for an incentive bonus on the terms of our incentive bonus program in fiscal 2007 of at least 50% of her annual salary.

In considering the terms of Ms. Riley's retention as Executive Vice President, Finance and Administration, the Compensation Committee considered, with the assistance of the Senior Vice President, Human Resources, the compensation provided to executives having similar positions at comparable companies. However, among our peer group companies there are few, if any, executives who have a set of responsibilities comparable to those Ms. Riley has as Executive Vice President. We also considered the employment terms of other senior executives of the Company. We determined that the terms of Ms. Riley's employment agreement, including the severance provisions described below, were necessary and appropriate in order to retain and to reward Ms. Riley.

The Compensation Committee set Ms. Riley's target bonus amount under the 2007 bonus program, which is described above, at 50% of her annual salary rate under her employment agreement. The Compensation Committee determined that the target bonus amount provided to her, taken in the context of her new position and the equity award promised to her under her employment agreement, was important to provide appropriate short-term and long-term incentives for Ms. Riley's continued performance as Executive Vice President and considers them consistent with the Company's objective to reward, retain and motivate Ms. Riley in the performance of her job responsibilities in accordance with our executive compensation policies described above. Based on the Company's operating results for fiscal 2007, the Compensation Committee has neither awarded Ms. Riley (or any other NEO) a merit pay increase for fiscal 2008 nor has it considered an increase in her target bonus amount; however, the Compensation Committee may consider a merit pay increase after the Compensation Committee assesses the Company's operating results for the first half of fiscal 2008 and conducts a mid-year performance evaluation.

On December 10, 2007, the Compensation Committee granted to Ms. Riley a 2008 Deferred Share Award of 26,220 shares and a 2008 Performance Share Award with a target number of 26,219 shares, determined based on the factors described above. The other terms of these awards are described above. See "Elements of Compensation—Equity Awards" above.

Additionally, for the reasons discussed above, the Compensation Committee approved a cash retention award of $262,500 to Ms. Riley, which Ms. Riley will receive on or about June 30, 2008 so long as she is employed with the Company on such date. If, prior to June 30, 2008, Ms. Riley is terminated by the Company in connection with a change in control or for any reason other than cause or by Ms. Riley for good reason, Ms. Riley will be entitled to payment of this award immediately as of the date of termination.

In fiscal 2007, the Company entered into a change in control severance agreement with Ms. Riley, which supplemented, and in certain circumstances superseded, the severance provisions of her employment agreement, as discussed below.

For more detail on Ms. Riley's compensation for fiscal 2006 and fiscal 2007, see the "Summary Compensation" table and for more information on her employment agreement see the "Employment and Severance Agreements with NEOs" below.

Ms. Poseley.

During fiscal 2007, Ms. Poseley served as our President, Disney Store North America. Pursuant to her 2006 employment agreement, Ms. Poseley's annual salary was set at $625,000, subject to annual review by our Compensation Committee. In connection with the Compensation Committee's annual review of her performance in the spring of 2007, Mr. Poseley's annual salary rate was increased to $645,000. During 2007, pursuant to her employment agreement, the Company paid Ms. Poseley $55,821 in relocation expenses and housing allowance.

For fiscal 2007, consistent with the terms of her employment agreement, Ms. Poseley's target bonus amount under our 2007 bonus program was set at 50% of her annual salary. Under her employment agreement Ms. Poseley was guaranteed a minimum bonus of $312,500 for fiscal 2007 and, accordingly, although no bonuses were paid under the 2007 bonus program, she was paid this amount as a bonus in early 2008.

Based on the Company's results of operations for fiscal 2007, the Compensation Committee neither awarded Ms. Poseley (nor any other NEO) a merit pay increase for fiscal 2008 nor did it consider an increase in her target bonus amount.

On December 10, 2007, the Compensation Committee awarded Ms. Poseley a 2008 Deferred Share Award of 32,213 shares and a 2008 Performance Share Award with a target number of 32,213 shares under the terms of the 2008 LTIP, determined based on the factors discussed above. The other terms of the award are as described above.

Additionally, for the reasons described above, the Compensation Committee in December 2007 approved a cash retention award of $322,500 to Ms. Poseley.

In fiscal 2007, the Company entered into an amendment of the severance provisions of Ms. Poseley's employment agreement and also entered into a change in control severance agreement with her, as discussed below. On March 27, 2008, in connection with the Company's decision to exit the Disney Stores North America business the Company provided formal notice to Ms. Poseley that her employment would be terminated on May 27, 2008. Accordingly, Ms. Poseley will be entitled to receive a cash payment of $322,500 pursuant to the retention award made to her in December 2007 and to certain severance benefits under her employment agreement as discussed below, but under the terms of the award agreements Ms. Poseley's awards under the 2008 LTIP will be forfeited as of the date of the termination of her employment.

For more detail on Ms. Poseley's compensation for fiscal 2006 and fiscal 2007, see the "Summary Compensation" table and for more information on her employment terms see the "Employment and Severance Agreements with NEOs" below.

Mr. Flaks.

The Company has not entered into an employment agreement with Mr. Flaks. In connection with his fiscal 2006 performance review, Mr. Flaks' annual salary was increased to $490,500 (from the $450,000 set in 2006), effective beginning March 25, 2007, which the Compensation Committee determined was consistent with its salary policies described above.

Based upon the factors described above, the Compensation Committee set Mr. Flaks' target bonus amount under the 2007 bonus program at 40% of his annual salary rate. Because the minimum earnings per share measure for bonuses under the program was not satisfied, no bonus was paid to Mr. Flaks for fiscal 2007.

Based on the Company's results of operations for fiscal 2007, the Compensation Committee has neither awarded Mr. Flaks (nor any other NEO) a merit pay increase for fiscal 2008 nor has it considered an increase in his target bonus amount above the 2007 amount; however, the Compensation Committee may consider a merit pay increase after the Compensation Committee assesses the Company's results of operations for the first half of fiscal 2008 and conducts a mid-year performance evaluation.

The Compensation Committee has granted Mr. Flaks a 2008 Deferred Share Award of 16,331 shares and a 2008 Performance Share Award with a target number of 16,331, determined based on the factors discussed above. The other terms of the award are as described above. See "Elements of Compensation—Equity Awards".

Additionally, for the reasons described above, the Compensation Committee approved a cash retention award of $245,250 to Mr. Flaks, which Mr. Flaks will receive on or about June 30, 2008 so long as he is employed with the Company on such date. If, prior to June 30, 2008, Mr. Flaks is terminated in connection with a change in control or for a reason other than cause, Mr. Flaks will become entitled to payment of this award immediately as of the date of termination.

In fiscal 2007, the Company entered into a change in control severance agreement with Mr. Flaks and in connection with a termination of his employment in other circumstances his severance benefits would be determined under the Company's severance policy as applicable to members of senior management, all as discussed below.

For more detail on Mr. Flaks' compensation for fiscal 2006 and fiscal 2007, see "Summary Compensation" below and for more information on his employment terms see the "Employment and Severance Agreements with NEOs" below.

Mr. Rose.

The Company has not entered into an employment agreement with Mr. Rose. In connection with his fiscal 2006 performance review and in light of similar considerations, Mr. Rose's annual salary rate for fiscal 2007 was increased to $436,000 (from the $400,000 set in 2006), effective beginning March 25, 2007, which the Compensation Committee determined was consistent with its salary policies described above.

Based upon the factors described above, the Compensation Committee set Mr. Rose's target bonus amount under the 2007 bonus program at 40% of his annual salary rate. Because the minimum earnings per share measure for bonuses under the program was not satisfied, no bonus was paid to Mr. Rose for fiscal 2007.

Based on the Company's results of operations for fiscal 2007, the Compensation Committee has neither awarded Mr. Rose (nor any other NEO) a merit pay increase for fiscal 2008 nor has it considered an increase in his target bonus amount above the 2007 amount; however, the Compensation Committee may consider a merit pay increase o after the Compensation Committee assesses the Company's results of operations for the first half of fiscal 2008 and conducts a mid-year performance evaluation.

The Compensation Committee made a 2008 Deferred Share Award of 14,516 shares and a 2008 Performance share Award, with a target number of 14,517 shares of common stock, to Mr. Rose,

determined based on the factors discussed above. The other terms of the award are as described above. See "Elements of Compensation—Equity Awards" above.

Additionally, for the reasons discussed above, the Compensation Committee approved a cash retention award of $218,000 to Mr. Rose, which Mr. Rose will receive on or about June 30, 2008 so long as he is employed with the Company on such date. If, prior to June 30, 2008, Mr. Rose is terminated in connection with a change in control or for a reason other than cause, Mr. Rose will be entitled to payment of this cash award immediately as of the date of termination.

In fiscal 2007, the Company entered into a change in control severance agreement with Mr. Rose and in connection with a termination of his employment in other circumstances his severance benefits would be determined under the Company's severance policy as applicable to members of senior management, all as discussed below.

For more detail on Mr. Rose's compensation for fiscal 2006 and fiscal 2007, see "Summary Compensation" below and for more information on his employment terms see the "Employment and Severance Agreements with NEOs" below.

Mr. Goldberg.

During most of fiscal 2007, Mr. Goldberg served as President of the Company, heading The Childrens Place division. Mr. Goldberg resigned as President on December 19, 2007. On May 12, 2006, we entered into an amended and restated employment agreement with Mr. Goldberg, which revised the agreement that had been entered into on, and had been in effect since, January 22, 2004. The changes made from the 2004 agreement were primarily intended to assure compliance with the deferred compensation requirements established under Section 409A of the Code. However, in connection with the execution of Mr. Goldberg's amended and restated employment agreement, Mr. Goldberg's annual salary was set under the agreement at $690,000, subject to annual review, an increase the Compensation Committee considered appropriate based on competitive considerations and Mr. Goldberg's performance in the prior year. For details on the terms of Mr. Goldberg's amended and restated employment agreement, see "Employment and Severance Agreements with NEOs" below. In connection with his fiscal 2006 performance review and based on similar considerations, Mr. Goldberg's annual salary was increased to $715,000, effective beginning March 25, 2007, which the Compensation Committee determined was consistent with its salary policies described above.

Mr. Goldberg's employment agreement provided for his participation in the Company's executive incentive programs but, other than certain initial awards, it did not require any specific bonus or equity or other incentive awards although it provided that he would be eligible for an annual bonus on the terms of our incentive bonus program at a target level of at least 60% of his annual salary and, depending on satisfaction of performance criteria, ranging up to at least 200% of such amount. The Compensation Committee determined that for fiscal 2007 Mr. Goldberg's target bonus amount under the 2007 bonus program would continue to be 60% of his annual salary rate. Because the minimum earnings per share measure for bonuses under the program was not satisfied, no bonus was paid to Mr. Goldberg for fiscal 2007.

In December 2007, the Compensation Committee offered to approve a cash retention award of $357,500 to Mr. Goldberg, contingent upon Mr. Goldberg agreeing to modify his employment agreement to remove from the definition of "good reason" Mr. Dabah ceasing to hold the position of CEO. Mr. Goldberg declined this offer and resigned as the Company's President, effective December 19, 2007. Accordingly, under Mr. Goldberg's employment agreement, he became entitled to receive a severance payment equal to $715,000, less legally required payroll deductions, payable in 12 monthly installments. Mr. Goldberg also will receive all wages and payments for paid time off that he had accrued prior to December 19, 2007. In addition, options for 45,837 shares of the Company's common stock held by

Mr. Goldberg and originally scheduled to vest on January 31, 2008 vested instead as of December 19, 2007 and remained exercisable for 90 days, after which they would become null and void. All other unvested stock options held by him as of the December 19, 2007 became null and void.

For more detail on Mr. Goldberg's compensation for fiscal 2006 and fiscal 2007, see the "Summary Compensation" table and for more information on his employment terms see "Employment and Severance Agreements with NEOs" below.

Compensation Upon Termination of Employment Including After a Change in Control

We have entered into employment and/or severance agreements with certain of our NEOs, other executives and other key employees that require us to make payments and provide various benefits in the event of the termination of his or her employment, including a termination of employment occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We have often found such provisions necessary in order to recruit key employees. We also believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company's business objectives in circumstances where a change in control of the Company becomes imminent. In general, the provisions we use with regard to change in control situations are "double trigger" in nature, that is, in order for severance benefits to be available both a change in control must have occurred (or based on events that have occurred must be imminent) and the individual's employment must be terminated by the Company or their position changed materially or their compensation reduced materially. However, with respect to certain equity incentive awards, occurrence of a change in control alone may accelerate the vesting of the award, in light of the significance which a change in control may have on the Company's prospects and the changed employee incentive situation that may result.

The severance provisions of the employment agreements of each of Mr. Crovitz, Ms. Riley and Ms. Poseley provide for severance payments and other benefits upon termination of employment by the Company without cause or by the executive for "good reason." The severance benefit provisions of Ms. Poseley's employment agreement were amended during fiscal 2007, as discussed below. In the case of Mr. Crovitz, under his employment agreement, additional benefits are provided upon a termination of employment in connection with a change in control. Ms. Riley, Ms. Poseley, Mr. Flaks and Mr. Rose each entered into separate change in control severance agreements in December 2007 along with certain other of the NEOs and certain key employees, which are described below, pursuant to which they are provided severance benefits upon a termination of employment in connection with a change in control. (In Ms. Riley's case, this agreement superseded the change in control provisions that were in her employment agreement.) Each of Mr. Crovitz's, Ms. Riley's and Ms. Poseley's employment agreements also provide for certain severance benefits, including acceleration of vesting of equity awards, upon death (except in Mr. Crovitz's case) or disability. Other than in a change in control situation, severance benefits for Messrs. Flaks and Rose are governed by the Company's severance policy, as applicable to members of senior management. During or subsequent to fiscal 2007, in connection with the termination of their employment, Messrs. Dabah and Goldberg became entitled to certain severance benefits pursuant to their employment agreements with the Company. For a summary of the terms of the Company's employment and severance agreements with the NEOs and relevant severance policy, see "Employment and Severance Agreements with NEOs" below. For further information regarding the possible payments under certain of these agreements in the event of a termination of employment and/or the occurrence of a change in control, see "Summary of Potential Payments Upon Termination of Employment" below.

In December 2007, in connection with the Board's review of the Company's strategic alternatives, the Compensation Committee recommended, and the Board approved for implementation by the

Compensation Committee, the Company entering into with each of our executive officers (other than with our Interim Chief Executive Officer) and certain other key employees change in control severance agreements. Previously, some of our executive officers were entitled to change in control severance benefits under their employment agreements but others were not. The new agreements were approved as part of a comprehensive program providing retention and equity incentives, including the 2008 retention program and 2008 LTIP discussed above, and dealing more generally with employee severance benefits, which included adoption of a revised severance policy including change in control severance provisions applicable to associates of the company at the director and vice president levels on terms similar to those in the agreements entered by the Company with its executive officers. These agreements and this policy are intended to achieve the Company's fundamental compensation objectives of retaining management talent through competitive pay practices and motivating executives to concentrate on building stockholder value on a consistent basis. Based on the advice of F.W. Cook & Co., Inc., the Compensation Committee determined that such agreements were competitive with management compensation arrangements at comparably situated peer group companies and would help align the financial interests of the NEOs with those of the shareholders and reduce the potential for distraction by employees based on financial uncertainty arising from a possible loss of employment in the event of a change in control. In determining the timing of the agreements, the Compensation Committee also considered the timing and terms of the 2008 LTIP, the fact that no shares would be issued under the 2006 Performance Awards and a Schedule 13D report filed with the SEC by Mr. Dabah, which indicated that he was interested in working with other parties to acquire the Company. The terms of the change in control agreements with our NEOS are described below under "Employment and Severance Agreements with NEOs" and "Summary of Potential Payments Upon Termination of Employment".

On January 24, 2008, the Company and Tara Poseley, President, Disney Store North America, entered into an amendment of her employment agreement whereby if Ms. Poseley's employment is terminated by us without cause, or by Ms. Poseley for good reason, we will be required to pay Ms. Poseley her base salary then in effect for one and a half years following such termination, which amount will be payable in bi-weekly installments following her termination. Previously, Ms. Poseley was entitled to severance pay equal to her base salary for one year and, by reason of Mr. Dabah's resignation in September 2007 was entitled to terminate her employment with "good reason" under her employment agreement and receive severance benefits, a provision which she waived in connection with the amendment. As a result of the termination of her employment by the Company in connection with the Company's exit from the Disney Store North American business, which termination will be effective on May 27, 2008, Ms. Poseley will receive under her employment agreement severance pay of $937,500, payable in bi-weekly installments beginning immediately upon her termination.

The Compensation Committee has determined that the severance arrangements provided Mr. Crovitz, Ms. Riley and Ms. Poseley in connection with their employment agreements and the change in control provisions of Mr. Crovitz's employment agreement, the change in control severance agreements entered with Ms. Riley, Mr. Flaks, Mr. Rose and Ms. Poseley, (as well as the other executives and certain other key employees) and the other severance benefits for which Mr. Flaks and Mr. Rose may be eligible in other circumstances are appropriate in order to recruit and retain, these individuals, taking into account the Company's other compensation arrangements with them, and, in general, provide benefits comparable to those provided for comparable situations by peer group companies

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

Submitted by the Compensation Committee

Sally Frame Kasaks
Malcolm Elvey
Robert Fisch

Summary Compensation Table

The following table summarizes the compensation for fiscal 2006 and fiscal 2007 for our Interim Chief Executive Officer, our Executive Vice President, Finance and Administration (who is our principal financial officer), and each of our three other most highly compensated executive officers, who were employed by us on February 2, 2008, plus our former Chief Executive Officer during part of fiscal 2007 and one additional individual for whom disclosure would have been provided, if he was an executive officer on February 2, 2008 (collectively, the "Named Executive Officers").

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS			STOCK AWARDS (2)	OPTION AWARDS (3)	NON-EQUITY INCENTIVE PLAN COMPENSATION (4)		ALL OTHER COMPENSATION		TOTAL
Charles Crovitz Interim Chief Executive Officer (5)	2007 2006	$338,462 —	$	— —		$114,075 —	$124,136 134,084	$	— —	$98,539 —	(6)	$675,212 134,084
Ezra Dabah Chief Executive Officer (7)	2007 2006	826,923 1,028,846		— —		— —	— —		— 1,050,000	4,143,296 197,484	(8) (9)	4,970,219 2,276,330
Susan Riley Executive Vice President, Finance & Administration	2007 2006	522,596 353,846		73,551 100,480	(10) (12)	62,143 —	— —		134,400	504 485	(11) (11)	658,794 589,211
Tara Poseley President, Disney Store North America	2007 2006	641,923 228,365		402,862 156,250	(13) (15)	48,564 —	— —		91,250	85,084 70,879	(14) (16)	1,178,433 546,744
Richard Flaks Senior Vice President, Planning, Allocation and Information Technology	2007 2006	484,269 459,616		68,717 131,040	(17) (12)	24,620 —	— —		151,200	6,213 6,512	(18) (19)	583,819 748,368
Mark Rose Senior Vice President, Chief Supply Chain Officer	2007 2006	430,462 409,615		61,082 100,480	(20) (12)	21,885 —	— —		134,400	14,147 13,413	(21) (22)	527,576 657,908
Neal Goldberg President	2007 2006	640,964 709,808		— 170,154	(12)	— —	691,165 776,891		— 411,102	732,186 279,177	(23) (24)	2,064,315 2,347,132

(1)
Includes amounts deferred under the Company's 401(k) savings plan. Since fiscal 2006 was a 53-week year, amounts shown include compensation for the extra week.

(2)
Amounts shown relate to deferred stock awards issued under the 2008 LTIP. Deferred stock award expense is determined in accordance with SFAS 123(R) based on the number of shares granted multiplied by the average of the high and low selling price on the grant date. The 2006 Performance Awards issued in the first quarter of fiscal 2006 did not achieve the minimum performance criteria and consequently, no net expense was recorded. The 2008 Performance Share Awards issued in the fourth quarter of fiscal 2007 were not considered granted for accounting purposes until the first quarter of fiscal 2008 and consequently, no expense was recorded in fiscal 2007. For more information, see Note 2—Stock Purchase Plans in the accompanying Notes to Consolidated Financial Statements filed in the Company's Annual Report on Form 10-K on April 2, 2008. The terms of the 2006 Performance Share Awards and 2008 Deferred Share Awards are described below under "Grants of Plan Based Incentive Awards."

(3)
Stock option expense is determined in accordance with SFAS 123(R) based on the number of options granted multiplied by the fair market value of the options on the grant date. Fair market value is determined using a Black-Scholes pricing model. For more information, see Note 2—Stock Purchase Plans in the accompanying Notes to Consolidated Financial Statements filed in the Company's Annual Report on Form 10-K on April 2, 2008.

(4)
Amounts shown were bonuses granted pursuant to the 2006 Bonus Plan. Bonuses were earned in fiscal 2006 and paid in fiscal 2007.

(5)
Mr. Crovitz commenced serving as the Company's CEO on September 26, 2007. Option award expense for fiscal 2006 pertains to Mr. Crovitz's service as a non-management member of the Company's Board of Directors.

(6)
Amount shown includes $97,819 for temporary housing and related income taxes and $720 in insurance premiums paid by us with respect to life insurance for the benefit of the executive.

(7)
Mr. Dabah resigned from his position as CEO on September 24, 2007. Regarding the terms of Mr. Dabah's resignation from the Company, see "Employment and Severance Agreements with NEOs" below.

(8)
Amount shown includes $4,000,000 of severance liability accrued during fiscal 2007 and for services provided during fiscal 2007 while Mr. Dabah was our CEO, $32,000, representing a $4,000 per month allowance for car lease, insurance and other expenses, $83,576 in costs incurred by us in providing a driver and $21,635 in insurance premiums paid by us with respect to life insurance for the benefit for the executive, $2,740 in matching contributions under the 401(k) Plan and $3,345 in COBRA payments. With regard to the amounts agreed in fiscal 2008 to be paid to Mr. Dabah in settlement of his rights to severance benefits, see "Employment and Severance Agreements with NEOs" below.

(9)
Amount shown consists of $48,000 paid during his service as CEO during fiscal 2007, representing a $4,000 per month allowance for car lease, insurance and other expenses, $72,562 in costs incurred by us in providing a driver and $48,374 in payments for related income taxes, $21,990 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $6,558 in matching contributions under the 401(k) Plan.

(10)
On December 5, 2007, the Compensation Committee approved a $262,500 retention award to be paid to the executive on June 30, 2008. Amount shown represents the pro-rated portion applicable to service in fiscal 2007.

(11)
Amount shown consists of insurance premiums paid by us with respect to life insurance for the benefit of the executive.

(12)
Amount shown consists of (a) the bonus paid under our 2006 Bonus Plan and (b) the additional discretionary bonus paid based on the Company's adjusted earnings per share targets.

(13)
On December 5, 2007, the Compensation Committee approved a $322,500 retention award to be paid to the executive on June 30, 2008. Amount shown represents the pro-rated portion of this award applicable to service in fiscal 2007 of $90,362, and $312,500 representing the minimum bonus for the year required under the executive's employment agreement.

(14)
Amount shown includes $50,000 as housing allowance, $5,821 for relocation costs, $27,900 in payments for related income taxes on the previous items, $619 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $744 in matching contributions under the 401(k) Plan.

(15)
Amount shown represents the minimum bonus for the year required under the executive's employment agreement.

(16)
Amount shown includes $70,679 for relocation costs and $200 in insurance premiums paid by us with respect to life insurance for the benefit for the executive.

(17)
On December 5, 2007, the Compensation Committee approved a $245,250 retention award to be paid to the executive on June 30, 2008. Amount shown represents the pro-rated portion of this award applicable to service in fiscal 2007.

(18)
Amount shown consists of $471 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $5,742 in matching contributions under the 401(k) Plan.

(19)
Amount shown consists of $502 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $6,010 in matching contributions under the 401(k) Plan.

(20)
On December 5, 2007, the Compensation Committee approved a $218,000 retention bonus to be paid to the executive on June 30, 2008. Amount shown represents the pro-rated portion of this award applicable to service in fiscal 2007.

(21)
Amount shown consists of $8,000 in car allowance, $418 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $5,729 in matching contributions under the 401(k) Plan.

(22)
Amount shown consists of $8,000 in car allowance, $425 in insurance premiums paid by us with respect to life insurance for the benefit for the executive and $4,988 in matching contributions under the 401(k) Plan.

(23)
Amount shown consists of $715,000 of accrued severance liability and for services provided during fiscal 2007 $16,500 in car allowance, and $686 in insurance premiums paid by us with respect to life insurance for the benefit for the executive. With regard to the severance benefits to which Mr. Goldberg is entitled in connection with the termination of his employment in December 2007, see "Employment and Severance Agreements with NEOs" below.

(24)
Amount shown consists of an $18,000 car allowance and $1,177 in insurance premiums paid by us with respect to life insurance for the benefit for the executive. In addition, Mr. Goldberg received two $130,000 installment payments in fiscal 2006 in connection with a cash adjustment relating to an April 2005 grant to him of options for 50,000 shares. See "Employment and Severance Agreements with NEOs—Neal Goldberg, Former President" below for more information regarding this cash adjustment.

Grants of Plan-Based Awards

In fiscal 2007, the Compensation Committee established the 2008 LTIP under the 2005 Equity Plan, to provide an equity incentive to management for the 2008-2010 period, as described above under "Compensation Discussion and Analysis." The committee made under awards in December 2005 under to our NEOs the in office (other than our interim CEO and our President) and other key employees under our 2008 LTIP in the form of the 2008 Deferred Share Awards and 2008 Performance Share Awards. In addition, the committee awarded restricted shares promised to Mr. Crovitz and Ms. Riley in connection with their hire and promotion, respectively, that could not be contemporaneously awarded at the time of hire and promotion because the Company was not current in its securities filings with the Securities and Exchange Commission.

2008 Deferred Share Awards and 2008 Performance Share Awards

On December 6, 2007, the Compensation Committee granted the 2008 Deferred Share Awards and 2008 Performance Share Awards to our then NEOs, other than our Interim CEO and President, and certain other key employees under the 2008 LTIP. In general, under the terms of the 2008 Deferred Share Awards, shares of Common Stock will be issued to an award recipient if he or she remains employed through the applicable vesting date. These awards vest one third on December 10, 2008, one third December 10, 2009 and one third December 10, 2010. So long as the recipient continues to be employed, the vested shares will be delivered to the recipient promptly after the vesting date, subject to reduction in the number of shares to satisfy the Company's income tax withholding obligations. For each recipient, the vesting of his or her awards will, however, accelerate if a change in control of the Company occurs, as follows: 50% if the change in controls occurs prior to December 10, 2008, 75% if a change in control of the Company occurs after December 10, 2008 but before June 10, 2009, and 100% if a change in control of the Company occurs after June 10, 2009. However, if the awards are assumed by the purchaser or the surviving company in the event of a change in control the awards as to which vesting was not previously accelerated will continue to vest when they were originally scheduled to vest as if a change in control had not occurred but with respect to the publicly traded common shares of the purchased or surviving company determined on the same basis as the Company's Common Stock was treated in the change of control transaction.

As of the end of fiscal 2007, the aggregate number of shares that could be earned by our NEOs under the 2008 Deferred Share Awards was 89,281, and by all participants in the 2008 LTIP (including the NEOs) was 209,974. Since the end of the fiscal year, a number of recipients of the 2008 Deferred Share Awards have forfeited their awards, and we anticipate that there will be additional forfeitures, as a result of terminations of employment resulting from the Company's decision to exit the Disney Store North America business. Based on the forfeitures to date and the anticipated forfeitures, we anticipate that in the aggregate 2008 Deferred Share Awards for 57,068 shares may be earned by our NEOs and the number of shares that may be earned by all recipients (including the NEOs) will be 123,657.

In general, under the terms of the 2008 Performance Share Awards, shares of Common Stock will be issued to an award recipient if certain minimum Company-wide performance criteria are exceeded and the recipient remains in the Company's employ at the time shares are delivered to recipients. Issuance of shares pursuant to an award is contingent upon the Company meeting a specified minimum consolidated operating income level (subject to certain adjustments comparable to those that apply under the 2007 Bonus Plan) for each of fiscal 2008, fiscal 2009 and fiscal 2010 and for this three year period, subject to the provisions applicable in the event of change in control of the Company described below. A target number of shares was designated for each recipient for each year and, depending on the extent to which the minimum operating income level for the corresponding fiscal year was met or exceeded, the recipient will be entitled (subject to the other award terms) to receive a number of shares up to a maximum of 200% of the target number of shares. To the extent the Company exceeds the minimum operating income target for a fiscal year up to the operating income target during each fiscal year so that the award recipients is entitled to receive 100% of the target number of shares for such fiscal year, such shares for each award recipient will be deemed earned and "banked", so that the recipient will be entitled to such shares and will not forfeit them so long as he or she remains in the Company's employ at the time the shares are delivered to recipients pursuant to the 2008 LTIP. To the extent the Company exceeds the operating income target during any fiscal year such that each award recipient is entitled to receive in excess of 100% of the target number of shares for such fiscal year, such shares will not for any award recipient be deemed earned and banked unless, after the end of 2010, a cumulative earnings per share level for the fiscal years 2008 through 2010 is achieved. Shares earned will be delivered pursuant to the 2008 Performance Share Awards promptly following the Compensation Committee's determination that the performance criteria for the 2008 – 2010 period has been achieved, subject to reduction of the number of shares to be delivered sufficient to cover the Company's tax withholding obligations. Generally, in the case of each recipient, as a result of his or her change in control agreement described above, if a change in control of the Company occurs before the 2008 Performance Share Awards are earned, his or her awards will vest (regardless of whether the performance measure is met), as follows: if the change of control occurs prior to December 10, 2008, 50% of the recipient's target number of shares will vest, if a change in control occurs after December 10, 2008 but before June 10, 2009, 75% of the recipients target number of shares will vest and if a change in control occurs after June 10, 2009, 100% of the target number of shares will vest. However, if upon a change of control the awards are assumed by the purchaser or the surviving company whose common shares are publicly traded, the awards will continue to vest when they were originally scheduled to vest as if a change in control had not occurred but with respect to the number of publicly traded common shares of the purchaser or surviving company determined on the same basis as the Company's Common Stock was treated in the change of control transaction.

As of the end of fiscal 2007, the aggregate target number of shares that could be earned by our NEOs under the 2008 Performance Share Awards was 89,278, and by all participants (including the NEOs) was 209,971. The maximum number of shares under such awards that could be earned by our NEOs was 178,558, and by all participants (including the NEOs) was 419,945 if the operating income achieved in each of fiscal 2008, fiscal 2008 and fiscal 2009 reaches or exceeds the 200% target performance level (such numbers of shares being calculated after giving effect to forfeitures of awards that have already occurred). Since the end of the fiscal year, a number of recipients have forfeited their awards, and we anticipate that their will be additional forfeitures, relating to 86,316 target shares in the aggregate due to the termination of Ms. Poseley and other participants as a result of terminations of employment resulting from the Company's decision to exit the Disney Store North America business. Based on the forfeitures to date and the anticipated forfeitures, we anticipate that the aggregate target number of shares that may be earned by our NEOs under the 2008 Performance Share Awards will be 57,066, and by all participants (including the NEOs) will be 123,656. The maximum number of shares that could be earned by our NEOs under the 2008 Performance Share Awards will be 114,134, and by all participants (including the NEOs) was 247,313 shares if the operating income achieved in each of fiscal 2008, fiscal 2009 and fiscal 2010 reach or exceed the 200% target performance level (such numbers of shares being calculated after giving effect to forfeitures of awards that have already occurred)

Prior to the delivery of shares pursuant to awards made under the 2008 LTIP, no award recipient will have any ownership or stockholder rights (including, without limitation, dividend and voting rights) with respect to shares to be delivered and the recipient may not sell or otherwise transfer any interest in the shares. Each 2008 Deferred Share Award and each 2008 Performance Share Award is subject to the terms and conditions of our 2005 Equity Plan and an agreement between the award recipient and us in a standard form.

Restricted Share Awards to NEOs

In the period, after we suspended making equity awards in September 2006 pending our becoming current in our periodic SEC reports, we promised to grant certain equity awards to directors, executives and other employees when the suspension was lifted. In December 2007, shortly after the suspension lapsed, we granted these equity awards to various directors, executives and other employees, including restricted share awards to Charles Crovitz in connection with his employment as Interim Chief Executive Officer, to Susan Riley in connection with her employment as Executive Vice President, Finance and Administration and to various directors with respect to awards they were entitled to receive automatically (but for the suspension) under the 2005 Equity Plan as part of their director compensation. Under the terms of their awards, Mr. Crovitz and Ms. Riley were issued shares of Common Stock, which are to be held by the Company until vested. Ms. Riley's restricted shares vest one-third on December 10 2008, December 10, 2009 and December 10, 2010, respectively, while Mr. Crovitz's vest ratably each month over the 36 months ending October 1, 2010. If Ms. Riley continues in the Company's employ when the shares vest, the vested shares will be delivered to her promptly after the vesting date, subject to reduction of the number of shares to be delivered sufficient to cover the Company's tax withholding obligations. Mr. Crovitz's restricted shares will continue to vest so long as he continues in the Company's employ and, after termination of employment, (unless by reason of dismissal for cause or resignation without good reason) his service as a director (provided that, if he is not nominated by the Board or not re-elected as a director, the shares will then vest in full). Each Restricted Stock Award and each 2008 Performance Share Award is subject to the terms and conditions of our 2005 Equity Plan and an agreement between the award recipient and us in a standard form.

The following table sets forth information regarding grants of incentive awards made to our NEOs during fiscal 2007. Specifically, grants were made to our NEOs of 2008 Deferred Share Awards, 2008 Performance Share Awards and in the case of certain of the NEOs restricted shares, as discussed above. No stock options were granted to NEOs.

				ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (IN SHARES)
										GRANT DATE FAIR VALUE OF STOCK AWARDS (2)
NAME	AWARD DATE	GRANT DATE		THRESHOLD ($)	TARGET (1) ($)	MAXIMUM (1) ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Charles Crovitz (3)	12/10/07	12/10/07					—	33,294	33,294	999,985
Ezra Dabah (4)	2/2/2008						—	—	—	—
Susan Riley	12/10/07 12/10/07 12/10/07 4/25/07	12/10/07 12/10/07 03/06/08	(5) (6)	0	262,500	525,000	0 0	15,000 26,220 26,219	15,000 26,220 52,439	450,525 787,518 549,681	(7)
Tara Poseley	12/10/07 12/10/07 4/25/07	12/10/07 03/06/08	(6)	0	322,500	645,000	0 0	32,213 32,212	32,213 64,425	967,517 675,325	(7)
Richard Flaks	12/10/07 12/10/07 4/25/07	12/10/07 03/06/08	(6)	0	196,000	392,400	0 0	16,331 16,331	16,331 32,662	490,502 342,379	(7)
Mark Rose	12/10/07 12/10/07 4/25/07	12/10/07 03/06/08	(6)	0	174,400	348,800	0 0	14,517 14,516	14,517 29,033	436,018 304,328	(7)
Neal Goldberg (8)				—	—	—	—	—	—	—

(1)
These amounts only include the bonuses that could have been earned under the 2007 Bonus Plan, as to which no bonuses were in fact payable as the performance criteria under the plan was not satisfied. Ms. Poseley received a bonus outside of the 2007 Bonus Plan as described above.

(2)
Determined in accordance with SFAS 123(R) based on the target number of shares multiplied by the average of the high and low selling price on the grant date.

(3)
Mr. Crovitz commenced service as Interim CEO on September 26, 2007. Mr. Crovitz did not receive any non-equity incentive plan award during fiscal 2007. Does not include options for 6,000 shares of Common Stock to which Mr. Crovitz automatically became entitled as a non-management director as of the last day of fiscal 2006 in accordance with the 2005 Equity Plan but actually issued to him on December 18, 2007 because of the suspension of equity awards until the Company became current in its periodic SEC reporting.

(4)
Mr. Dabah resigned from the Company on September 24, 2007. He did not receive any awards pursuant to equity incentive plans during fiscal 2007 in his capacity as CEO. Does not include options for 6,000 shares of Common Stock to which Mr. Dabah automatically became entitled on the last day of fiscal 2007 as a non-management director in accordance with the 2005 Equity Plan.

(5)
Ms. Riley's award of 15,000 shares of restricted stock vests one third on the anniversary date of grant based on continued employment.

(6)
This deferred share award vests 33% on the anniversary date of grant based on continued employment.

(7)
Although authorized on December 10, 2007, the performance shares were not considered granted for accounting purposes until March 6, 2008, upon the determination and communication of the performance measurement criteria. Amount shown is based on target number of shares multiplied by the per share fair market value as of the end of the fiscal year.

(8)
Mr. Goldberg resigned from the Company on December 19, 2007. All awards granted to Mr. Goldberg pursuant to the Company's incentive plans during fiscal 2007 were forfeited on the date of his termination. Mr. Goldberg received certain severance benefits in connection with the termination of his employment, as described below.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth information regarding outstanding equity awards held by our NEOs at the end of fiscal 2007:

					STOCK AWARDS
	OPTION AWARDS (1)
							EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) (2)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF UNEARNED PERFORMANCE SHARES THAT HAVE NOT VESTED (#) (3)	MARKET VALUE OF UNEARNED PERFORMANCE SHARES THAT HAVE NOT VESTED ($)
Charles Crovitz	15,000 6,000 4,000	2,000 6,000	$23.49 37.42 44.19 27.08	9/7/2014 1/31/2015 1/28/2016 12/18/2017	$—	—	29,595	$562,305
Ezra Dabah (4)	100,000 85,000	6,000	20.29 44.95 19.00	8/13/2009 4/29/2010 2/2/2018	—	—	—	—
Susan Riley	—	—	—	—	26,219	498,161	15,000 26,220	285,000 498,180
Tara Poseley	—	—	—	—	32,212	612,028	32,213	612,047
Richard Flaks	2,000 12,000 15,000 20,000 13,750 13,750	—	9.35 17.92 25.63 31.91 37.66 37.66	3/31/2013 8/15/2013 12/5/2013 11/3/2014 12/31/2008 12/31/2009	16,331	310,289	16,331	310,289
Mark Rose	6,189 6,081 15,000 20,000 55,000	—	19.03 11.23 25.63 31.91 44.95	11/8/2010 1/31/2013 12/5/2013 11/3/2014 4/29/2015	14,516	275,804	14,517	275,823
Neal Goldberg	45,837	—	27.65	3/19/2008	—	—	—	—

(1)
In connection with our investigation of our option granting practices, certain of our NEOs agreed to increase the exercise price of options held by them to the fair market value of the related shares on the date determined by the Company to be the appropriate measurement date to be used in accounting for the option awards in the Company's restatement of its financial statements where the market price on such date was higher than the exercise price at which the option was awarded. In other instances, the NEOs agreed to limit the future time when such options held by them may be exercised. For more information on such increases in option exercise prices and changes in exercise periods, see "Explanatory Note—Resolution of Tax Consequences and Corrective Action Related to Discounted Options" and "Option Repricing" below. The table above reflects such increases in option exercise prices and limits on option exercise periods.

(2)
Mr. Crovitz 2,000 unvested stock options vest on January 30, 2009 and his 6,000 unvested stock options vest one third on December 18, 2009 and each anniversary thereafter until fully vested. Mr. Dabah's 6,000 unvested stock options vest one third on February 2, 2009 and each anniversary thereafter until fully vested.

(3)
The amounts shown reflect the target number of shares of Common Stock to be issued to each executive if the performance goals are met. If these goals are met during the performance period, the executives will be entitled to receive at least 50% of such participant's target number of shares and, if these goals are exceeded during the performance period, the executives may be entitled to receive up to 200% of such participant's target number of shares of common stock.

(4)
Mr. Dabah resigned as CEO on September 24, 2007. Pursuant to the 2005 Equity Plan, Mr. Dabah's options shall continue to remain effective through the earlier of (i) 90 days after he no longer is a member of the Board, or (ii) the expiration date of such options.

Option Repricing

As a result of our investigation regarding our stock option granting practices we determined that in certain instances there were errors in the dating of options and other irregularities in the option grant process. In many instances options were dated before all grant-making processes were finalized. Consequently, in such instances the option exercise price was lower than it should have been based on the trading price on the date the grant process was completed and incorrect charges were taken for the options for financial reporting purposes. Accordingly, these options are "discount" options.

Section 409A of the Internal Revenue Code, enacted in 2004, governs the federal income tax treatment of deferred compensation arrangements. Among other things, Section 409A established rules that may subject to tax certain stock options that were granted at a discount. Under Section 409A, transitional exceptions any stock option that was granted at a discount and vested after December 31, 2004 is deemed to produce taxable income to the recipient at the time of vesting and is subject to additional tax at a 20% rate.

Therefore, in order to alleviate this additional tax burden on the inadvertent receipt of discount options and to satisfy the transitional exception, the Compensation Committee allowed recipients of discount options to agree to modify their option terms. Specifically, in December 2006 our directors, Section 16 executive officers and certain other vice presidents of the Company (a total of approximately 23 persons) were provided the opportunity to elect to make modifications of certain terms of their outstanding stock options so as to avoid the potential adverse tax consequences under Section 409A of holding discount stock options that vested after December 31, 2004. Specifically, these officers and directors were offered the opportunity to elect, for each option grant held by such individuals that had not vested by December 31, 2004, to the extent such grant was ultimately determined to have been a discount stock option, either to specify a future time when each portion of such option grant may be exercised (or a set time within such year, as selected by the option holder), or to have the exercise price of these options increased to the fair market value of the Company's Common Stock on the date ultimately determined by the Company as the measurement date used for the grant for financial reporting purposes. All of these individuals elected to modify their options in accordance with this offer and, in the case of all of our directors, they elected to increase the exercise price of their options in accordance with the offer. In addition, upon completion of our investigation of our stock option granting practices, (i) with respect to the three instances where a non-management director had received a stock option shortly before the public disclosure of positive information, all such directors further agreed to increase the exercise price of such option above the fair market value of the Common Stock on the date determined by the Company to be the measurement date used for the option grant for financial reporting purposes to the average of the high and low trading price over the balance of the calendar year and (ii) certain of our then executive officers who had received discount options further agreed (even if the option had vested before 2005) to increase the exercise price of such options to the fair market value of the Common Stock on the measurement date used by the Company for such option for financial reporting purposes. No compensation was provided to the option holders for making such changes. If the individual elected to increase the exercise price of their options, the new increased exercise price is reflected in the above table. In addition, in December 2006 we provided all employees who held discount options that vested after 2004, other than the members of senior management referred to above, to amend their options to increase the exercise price to the fair market value on the date determined by the Company to be the measurement date for the options for financial reporting purposes. Employees who agreed to make such amendment of their option terms will receive in January 2009 a cash payment in the amount of the increase.

Option Exercises

The following table sets forth information regarding options exercised by our NEOS during fiscal 2007:

	OPTION AWARDS			STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)		NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Charles Crovitz	—	—		3,699	$96,380	(1)
Ezra Dabah	—	—		—	—
Susan Riley	—	—		—	—
Tara Poseley	—	—		—	—
Neal Goldberg	—	—		—	—
Richard Flaks	2,000	14,670	(2)	—	—
Mark Rose	6,743	38,275	(2)	—	—

(1)
This amount is the aggregate of the fair market value of the vested shares on the date the shares vested. Fair market value is determined using the average of the high and low of the Company's common stock on the date the shares vested.

(2)
This amount is the aggregate difference in the exercise price and what the shares were actually sold for on the date of exercise.

Equity Plan Compensation Information

The following table provides information as of February 2, 2008 about the shares of our Common Stock, that may be issued upon the exercise of options granted to employees or members of our Board under all of our existing equity compensation plans, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 2005 Equity Plan and Employee Stock Purchase Plan.

				COLUMN (C)
				SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
			COLUMN (B)
	COLUMN (A)
			WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS
PLAN CATEGORY	SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS
Equity Compensation Plans Approved by Security Holders	2,220,904	(1)	$31.72	1,096,064	(2)
Equity Compensation Plans Not Approved by Security Holders	N/A		N/A	N/A

Total	2,220,904		$31.72	1,096,064

(1)
Amount consists of 2,044,208 shares issuable under our 1997 Stock Option Plan, 176,696 shares issuable under our 2005 Equity Plan and zero shares under our Employee Stock Purchase Plan.

(2)
Effective upon approval of our 2005 Equity Plan by our stockholders at our annual meeting held on June 23, 2005, we agreed not to make any further grants under our 1996 Stock Option Plan and 1997 Stock Option Plan, thus all securities remaining available for future issuance relate to our 2005 Equity Plan. Excluded from this amount are 433,374 shares issuable upon vesting of deferred stock awards, 59,595 shares of restricted stock and 209,972 shares issuable upon vesting of performance awards. It is estimated that the performance awards will be earned at 100% of the targeted number of shares. If the performance awards are earned at 200%, we will be required to issue an additional 209,972 shares, leaving 886,092 shares available under our 2005 Equity Plan.

Employment and Severance Agreements with NEOs

Charles Crovitz, Interim CEO

On March 13, 2008 the company entered into an employment agreement with Mr. Crovitz effective as of September 26, 2007 providing for him to serve as our Interim CEO on the terms described below, which superseded a binding term sheet regarding his employment terms the Company and Mr. Crovitz entered into on November 20, 2007.

The agreement provides that Mr. Crovitz will serve as our Interim CEO commencing as of April 1, 2008 until the earlier of (i) the end of fiscal 2008 or (ii) the selection and commencement of service of a permanent CEO. Pursuant to the agreement, Mr. Crovitz shall receive an annual salary of $1 million, payable in accordance with the Company's normal payroll practices. If Mr. Crovitz's employment terminates before the end of fiscal 2008 because a permanent CEO commences service, the Company shall retain him as a consultant for the two months following the termination of employment to provide assistance, as may be requested, in transitioning the chief executive responsibilities. Mr. Crovitz shall receive a consulting fee for each of these months equal to his prorated monthly salary of $83,333.

Mr. Crovitz's employment into fiscal 2008 entitles him to participate in the Company's annual management bonus program in which other senior executives participate for fiscal 2008. His target bonus will be $1 million and his bonus will be based on the same performance criteria and other terms applicable to other senior executives including payment of any bonus earned at the beginning of fiscal 2009 but without a requirement for continued employment at the time of payment. If Mr. Crovitz's employment terminates before the end of fiscal 2008 because a permanent CEO commences service, he shall be entitled to a prorated portion of any bonus he would otherwise have earned.

If Mr. Crovitz's employment is terminated by the Company without cause or terminated by him for good reason before his employment term expires, he will be entitled to receive the base salary he would receive for the balance of his employment term, payable in accordance with the Company's normal payroll practices, and, if the termination occurs during fiscal 2008, his $1 million target bonus for such year, payable when bonuses would normally be paid to executives under such plan. In addition, he would be entitled to continuation of the same insurance benefits he was entitled to during his employment, or reimbursement for the COBRA continuation expense he incurs in continuing such coverage at his own expense. In general, a material breach by us of the employment agreement or the assignment to Mr. Crovitz of duties inconsistent with his status as Interim CEO or his not being elected to the Board by the shareholders or his removal from the Board without cause will constitute "good reason" for Mr. Crovitz to terminate his employment. In the event Mr. Crovitz's employment terminates by reason of death or disability, he (or his estate, heirs or distributes) shall be entitled to any then accrued but unpaid salary and, if during fiscal 2008, a prorated portion of his $1 million target bonus for the year based on the portion of the year in which he was employed, payable when bonuses would normally be paid to executives under the bonus plan.

On December 10, 2007, pursuant to the employment term sheet which preceded his current employment agreement, the Company made a restricted stock grant to Mr. Crovitz of 33,294 shares, the number of shares which had a market value as of such date of $1 million. The shares vest ratably on a monthly basis over the 36 month period starting in October 2007 as long as employment continues or, after termination of employment (unless by reason of dismissal for cause or resignation without good reason), service as a director. If Mr. Crovitz's service as a director is terminated as result of Mr. Crovitz not being re-nominated for election as a director or, if re-nominated, he is not re-elected to serve as a director, any shares then remaining unvested will vest. In addition, the entire award shall vest upon a change in control of the Company. Notwithstanding this vesting schedule, Mr. Crovitz is not allowed to sell any of the shares until the beginning of fiscal 2010, except that, if all such restricted stock grant has become fully vested for any reason or upon the one year anniversary of Mr. Crovitz's termination of employment for any reason, all of the then vested shares will become immediately saleable.

Mr. Crovitz will be entitled to participate in all executive benefit plans, and will be provided substantially the same benefits and perquisites, from time to time maintained by the Company for senior executives, except that additional incentive awards will not be provided and, in lieu of the Company providing a car to Mr. Crovitz, the Company will provide him with (or reimburse him for) a car service to/from Manhattan to the Company's offices on an as-needed and reasonable basis.

In connection with his appointment as Interim CEO, Mr. Crovitz was required to temporarily relocate to the New York metropolitan area. Accordingly, Mr. Crovitz's employment agreement also provides that he is entitled to a $15,500 a month housing allowance and that the Company is responsible for commissions, security deposit and any lease termination costs associated with his housing arrangements. Mr. Crovitz shall also receive a furniture rental allowance of up to $2,000 per month. In addition, Mr. Crovitz is entitled to reimbursement of round trip airfare (business class) to his permanent residence for two times per month during fiscal 2007 and once per month during fiscal 2008. The Company will also make "gross up" payments to Mr. Crovitz sufficient to cover the income taxes he will incur as a result of the Company bearing these costs and his receiving such payments.

In addition, the Company has agreed to indemnify Mr. Crovitz and provide him with directors and officers' liability insurance to the same extent provided for other senior executives. Upon termination of his employment, Mr. Crovitz shall provide the Company a release of all claims against the Company in the form customarily provided to the Company by departing executives. Following termination of his employment, Mr. Crovitz will be subject to substantially the same confidentiality and non-competition and non-solicitation restrictions as apply under the Company's form of agreement used in connection with its 2006 Performance Share Awards (which are substantially the same as apply to the Company's other executives, as described below), for a term not in excess of one year in the case of the non-competition and non-solicitations obligations.

Ezra Dabah, Former CEO

During fiscal 2007 until his resignation on September 24, 2007, Mr. Dabah served as the CEO of the Company. Mr. Dabah remains a member of the Board.

Mr. Dabah entered into an amended and restated employment agreement on May 12, 2006 providing for him to serve as our CEO until May 12, 2009, a term that was to be automatically renewed for successive three year periods, subject to termination by either party on 60 days' notice (or lesser notice in the event of a termination by the Company for cause or by Mr. Dabah for "good reason" as further discussed below). Mr. Dabah's annual salary was set at $1,000,000 under the agreement, subject to annual review by the Compensation Committee. The agreement provided for Mr. Dabah to receive annually during his employment a bonus based on the Company's performance during the year in an amount equal to the product of (a) Mr. Dabah's annual salary for the year times (b) a percentage equal to or greater than 100% as directed by the Compensation Committee times (c) a bonus percentage of not more than 200% that shall be determined based on a schedule set by the committee at the beginning of the year for the purpose of determining bonuses for all senior executives and varying with the level of our performance during such year. In addition, during his employment Mr. Dabah was entitled under the agreement to a $4,000 a month allowance to be applied to the costs of a car that he could use for personal as well as business purposes and/or other personal expenses, and also to the services of a personal driver. Other benefits provided to Mr. Dabah pursuant to the terms of his employment agreement included individual life insurance coverage in the amount that may be obtained by a $20,000 a year premium and retirement, stock purchase, group life, medical and disability insurance and other benefits on a basis no less favorable than generally made available to other senior executives of the Company.

At the time of his resignation, the Board determined that Mr. Dabah's resignation would be treated for purposes of his employment agreement as a termination by the Company of his employment without cause. Upon such a termination of his employment, the agreement provides that Mr. Dabah is to receive a severance payment of three times his annual salary, payable in a lump-sum but on a deferred basis in certain circumstances. The agreement further provided for Mr. Dabah to receive for the 36 months following certain benefits substantially as previously provided to him. The Company and Mr. Dabah entered into a letter agreement on April 8, 2008 specifying the terms on which Mr. Dabah would be provided severance benefits, consistent with the substantive terms of his employment agreement, and pursuant to this letter agreement as of April 30, 2008 the Company has paid him $3,036,332 (including amounts withheld for tax purposes) in settlement of most of the severance benefits provided by his employment agreement and will make certain cash payments in settlement of most of the other benefits. Specifically, this letter agreement provides that: (1) Mr. Dabah shall receive a lump sum payment, due on April 15, 2008, equal to $3,000,000 plus interest from November 23, 2007 until the date of payment (less applicable withholding taxes), (2) Mr. Dabah shall continue to receive coverage under the Company's self-insured medical, dental and hospitalization plans for up to the period permitted under the "COBRA" law, and thereafter the Company shall deliver to Mr. Dabah a commercially available medical, dental and prescription benefits policy providing reasonably equivalent benefits to those provided by the Company to other senior executives at a reasonably equivalent cost to the Company for the remaining portion of the 36-month period commencing on November 24, 2007 (the "Coverage Period"), (3) Mr. Dabah shall receive on (i) June 2, 2008, $6,296 to cover the cost of replacing for 2008 the group life insurance coverage in face amount of $750,000 he was previously provided, and (ii) on January 5, 2009, $12,592 to cover the cost of replacing this coverage for the remainder of the Coverage Period, (4) the Company shall reimburse Mr. Dabah on June 2, 2008 (subject to the Company's receipt of appropriate documentation) for any premium payment due and paid by Mr. Dabah after November 23, 2007 and prior to June 2, 2008 on, and continue to pay the remaining premiums (up to $20,000 per year) during the Coverage Period on, the individual life insurance policy on Mr. Dabah's life previously maintained by the Company, (5) the Company shall pay, on (i) June 2, 2008 a lump sum payment of $66,667, to cover the costs of a car service during 2008, and (ii) January 5, 2009 a lump sum payment of $133,333 to cover the cost of a car service during the remainder of the Coverage Period, and (6) the Company shall pay, on (i) June 2, 2008 a lump sum of $3,337, reflecting the value of Company matching contributions under the 401(k) plan, that Mr. Dabah would have received during 2008, and (ii) January 5, 2009 a lump sum of $6,675, reflecting the value of matching contributions under the 401(k) plan the Company would have made in 2009. All of the above compensation was expensed by the Company in fiscal 2007. In addition, in accordance with their terms, Mr. Dabah's outstanding options will remain exercisable until the earlier of their expiration dates or 90 days following his termination of service as a member of the Board.

Pursuant to the terms of the letter agreement, Mr. Dabah agreed to release the Company from any and all claims pertaining to possible benefits arising out of his employment. In accordance with the terms of his Employment Agreement Mr. Dabah is prohibited for a period of five years following the termination of his employment from participating in or promoting, directly or indirectly, any businesses directly competing with the Company's business or soliciting our directors or employees to provide services to any other company or interfere with any person doing business with the Company or disparage the Company or (except as required by law) furnish confidential information of the Company to any other person.

Susan Riley, Executive Vice President, Finance and Administration

Ms. Riley's employment agreement, entered into in April 2007, effective as of February 2007, provides that she will serve as our Executive Vice President, Finance and Administration, reporting dually to the CEO and the Board, for an indefinite period, subject to termination by either party (in the case of the Company by action of a majority of the independent directors) on 30 days' notice (or lesser notice in the event of a termination by the Company for cause or by Ms. Riley for "good reason" as further discussed below). Under her employment agreement with us, Ms. Riley's annual salary is set at $525,000 for the initial year of her employment, subject to annual review by the Compensation Committee. Ms. Riley is also entitled to participate annually in, and eligible to receive an annual performance bonus pursuant to, the Company's annual management incentive plan (and any other bonus plan for executives the Company may establish) and will be eligible for a bonus thereunder to a degree no less favorable than any other executive of the Company, other than the CEO, and to a minimum bonus eligibility of 50% of her then annual salary (subject to achievement of the performance targets established under plan). In addition, Ms. Riley was granted on December 10, 2007 in accordance with the terms of her employment agreement and, pursuant to and subject to the provisions of the 2005 Equity Plan, an award for 15,000 shares of common stock, with 5,000 of such shares vesting on the first anniversary of the date of grant and 5,000 vesting on each of the next two anniversaries thereof. In respect of our 2008 fiscal year and subsequent fiscal years, Ms. Riley is entitled to participate in our equity incentive plans on a basis no less favorable than that on which any of our other executive officers, other than the CEO, is permitted to participate. The agreement also provides for Ms. Riley to participate in other benefit plans made available by the Company to its senior executives on the same basis on which such benefits are from time to time generally made available to other senior executives.

The employment agreement provides that if Ms. Riley's employment is terminated by us without cause or by Ms. Riley with "good reason", Ms. Riley will be entitled to (i) continuation of her annual salary then in effect for a period of one year following the termination of her employment, plus (ii) any earned but not yet paid performance bonus and (iii) a pro rata portion of the performance bonus she would have been entitled to receive for the year in which her employment terminated, calculated based on the target bonus established for her for the year under the applicable bonus plan or, if such target bonus has not been established at the time of termination of employment, on the basis of the target bonus for the previous year. Upon a change in control, the restricted stock awards Ms. Riley received in connection with entering into the employment agreement will, in accordance with their terms and the 2005 Equity Plan, vest and be delivered to her immediately. In addition, under the terms of the 2008 LTIP, in the event of the disability or death of Ms. Riley shall receive as soon as practicable 100% of the shares provided by her 2008 Deferred Share Award and, when the shares would normally have been delivered under the 2008 LTIP the number of shares, if any, that at the time had been earned and otherwise would have been delivered to her under her 2008 Performance Share Award if she had continued in the employ of the Company, plus a prorated portion (based on the portion of the performance measurement period during which he was employed) of the target number of shares under her 2008 Performance Share Award that, if her employment continued, she would have remained eligible to earn during the remainder of the measurement period. In general, a material breach by us of the agreement or the assignment to Ms. Riley of duties inconsistent with her status as Executive Vice President, Finance and Administration, a significant relocation of the place of her employment, or retirement upon reaching the age of 65 will constitute "good reason" for Ms. Riley to terminate her employment. In the event Ms. Riley's employment terminates by reason of death, disability or normal retirement, she shall be entitled to any then accrued but unpaid salary and bonus and a prorated portion of the performance bonus for the year in which her employment so terminates based on the portion of the year in which she was employed.

Upon termination of her employment, Ms. Riley shall provide the Company a release of all claims against the Company in the form customarily provided to the Company by departing executives. The employment agreement also provides that Ms. Riley will not for a period of one year following any termination of her employment participate in or promote, directly or indirectly, any businesses directly competing with the Company's business or solicit our directors or employees to provide services to any other company or interfere with any person doing business with the Company or at any time disparage the Company or furnish confidential information of the Company to any other person (except as required by law).

In addition, the company has entered into a change in control severance agreement with Ms. Riley effective as of December 10, 2007 pursuant to which Ms. Riley will receive severance benefits upon a termination of her employment by the Company without cause or by her for "good reason" within two years following a change in control. For purposes of this program, "good reason" is defined as the occurrence of any of the following actions upon or after a change in control, without executive's express written approval, other than due to executive's disability or death: (i) a material diminution in executive's base salary or target bonus opportunity, (ii) a material diminution in executive's title, authority, duties or responsibilities, (iii) a required relocation of at least 60 miles, (iv) a breach of the change in control severance agreement by the Company that is not cured within ten days and (v) a successor's failure to assume the change in control agreement. The agreement is for two years and then automatically renews for one year terms thereafter, unless the Company provides 90 days' notice of its intent to terminate the agreement. Upon a termination of employment entitling her to benefits under the agreement, Ms. Riley is to receive, in lieu of severance benefits that might otherwise be payable under her employment agreement, a lump sum severance payment equal to two times the sum of her base salary and target bonus for the year. In addition, in the event severance benefits are payable, and the equity awards held by her are not otherwise accelerated, then 50% of all her unvested equity awards would vest if the change in control occurs by December 10, 2008, 75% would vest if the change in control occurs between December 10, 2008 and June 10, 2009 and 100% would vest if the change in control occurs after June 10, 2009 (provided that such accelerated vesting shall not apply with respect to her 2008 Performance Share Award if the Company's obligations under such agreement are assumed by a successor company in certain business combination transactions). The agreement also provides for a "modified gross-up" of the "golden parachute" excise tax imposed by Section 4999 of the Internal

Revenue Code if applicable in connection with the benefits she receives attributable to the change of control, pursuant to which her benefits will be "cut back" to $1 below the threshold level at which the excise tax would be imposed if payments attributable to the change in control are not at least 15% higher than such threshold and otherwise the amount payable to her will be grossed-up such that her after-tax position will be the same as if the excise tax did not apply. In connection with entering into this agreement, Ms. Riley agreed to amend her employment agreement to remove the change in control provision that previously applied.

Richard Flaks and Mark Rose, Senior Vice Presidents

The Company has not entered into an employment agreement with Mr. Flaks or Mr. Rose. The company and each of Mr. Flaks and Mr. Rose has entered into a change in control severance agreement effective as of December 10, 2007 pursuant to which each executive will receive severance benefits upon a termination of his employment by the Company without cause or by him for "good reason" within two years following a change in control. For purposes of this agreement, "good reason" has substantially the same meaning, as applicable to Mr. Flaks for Mr. Rose, as the case may be, as applies under the change of control severance agreement of Ms. Riley, as discussed above. The agreement is for two years and then automatically renews for one year terms unless the Company provides 90 days' notice of its intent to terminate the agreement.

Upon a termination of employment entitling him to benefits under the agreement, Mr. Flaks or Mr. Rose is to receive a lump sum severance payment equal to one and one-half times the sum of his base salary and the actual bonus received for each of the previous three years. In addition, in the event severance benefits are payable, and the equity awards held by him are not otherwise accelerated, then 50% of all his unvested equity awards would vest if the change in control occurs by December 10, 2008, 75% would vest if the change in control occurs between December 10, 2008 and June 10, 2009 and 100% would vest if the change in control occurs after June 10, 2009 (provided that such accelerated vesting shall not apply with respect to his 2008 Performance Share Award if the Company's obligations under such agreement are assumed by a successor company in certain business combination transactions). The agreement also provides for a "modified gross-up" of the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code if applicable in connection with the benefits he receives attributable to the change of control, pursuant to which his benefits will be "cut back" to $1 below the threshold level at which the excise tax would be imposed if payments attributable to the change in control are not at least 15% higher than such threshold and otherwise the amount payable to him will be grossed-up such that his after-tax position will be the same as if the excise tax did not apply.

In addition, under the terms of the 2008 LTIP, in the event of the disability or death of Mr. Flaks or Mr. Rose, as the case may be, he (or his estate) shall receive as soon as practicable 100% of the shares provided by his 2008 Deferred Share Award and, when the shares would normally have been delivered under the 2008 LTIP the number of shares, if any, that at the time had been earned and otherwise would have been delivered to him under his 2008 Performance Share Award if he had continued in the employ of the Company, plus a prorated portion (based on the portion of the performance measurement period during which he was employed) of the target number of shares under his 2008 Performance Share Award that, if his employment continued, he would have remained eligible to earn during the remainder of the measurement period.

Under the Company's severance policy as applicable to members of senior management, upon a termination of the employment of Mr. Flaks or Mr. Rose, as the case may be, by the Company without cause, he would be eligible to receive salary continuation payments for one year following termination, subject to the terms of the policy. The Company has reserved the right to amend or cancel this severance policy at any time.

Payment of compensation to these NEOs is generally conditioned on the NEO executing a general release of claims and the NEO's compliance with certain confidentiality, non-competition,

non-solicitation and non-disparagement provisions contained in their pertinent agreements with the Company.

Neal Goldberg, Former President

During fiscal 2007, Mr. Goldberg served as President until his resignation effective on December 19, 2007. Mr. Goldberg's amended and restated employment agreement, entered into on May 16, 2007, provided that he would serve as our President for an indefinite period, subject to termination by either party upon notice (in the case of the Company of at least 30 days' or lesser notice in the event of a termination by the Company for cause or by Mr. Goldberg for "good reason" as further discussed below). Pursuant to his employment agreement, Mr. Goldberg's annual salary was set at $690,000 per year, subject to annual review by the Compensation Committee. Under the agreement Mr. Goldberg is also entitled to receive a bonus each year, provided he remained in the Company's employ at the time the bonus was payable, in an amount, unless otherwise agreed under the Company's executive bonus plan, equal to the product of (a) Mr. Goldberg's annual salary for the year, times (b) a percentage equal to or greater than 60% as directed by the Compensation Committee, times (c) a bonus percentage of not more than 200% that shall be determined based on a schedule set by the committee at the beginning of the year for the purpose of determining bonuses for all senior executives and varying with the level of our operating income during such year. Mr. Goldberg's previous employment agreement provided for the grant of an aggregate 250,000 stock options which were granted on January 22, 2004 and vested over a five year period. In addition, Mr. Goldberg was promised an additional 50,000 stock options in connection with the commencement of his employment, also to vest over a five year period, but such options could not be granted at that time because of limitations under the applicable option plan and were granted to him on April 21, 2005 and we separately agreed to pay Mr. Goldberg a cash adjustment in the amount of $650,000, representing the difference between the aggregate exercise price for the 50,000 options granted on April 21, 2005 and the aggregate exercise price for such options that would have applied if such options had been granted on January 22, 2004. The $650,000 was made payable in five equal installments of $130,000 as the options vested. We made the first installment payment within ten days of May 12, 2005 and the second and third installment payment on January 31, 2006 and January 31, 2007, respectively. The subsequent $130,000 payments would have been paid on each of January 31, 2008 and January 31, 2009, had Mr. Goldberg continued employment with the Company.

In addition, the employment agreement provided that if Mr. Goldberg's employment was terminated by us without cause or by Mr. Goldberg with "good reason" or without "good reason" following a change in control (as such term is defined in the agreement), Mr. Goldberg would be entitled to continuation of his annual salary then in effect for a period of one year following the termination of his employment. In addition, if his employment terminated for any such reason, the portion of the 300,000 stock options granted to him in connection with his employment as our President that would have vested by the next anniversary date following the date of termination of his employment are to vest to the extent of the prorated portion thereof equal to the portion of that year in which he was employed and he shall have the next three months in which to exercise such options before they expire. In addition, if the termination of employment had occurred following a change in control of the Company all then remaining unvested stock options held by him would have immediately vested and Mr. Goldberg would be able to such stock options exercise during the following three months. In general, a material breach by us of the agreement or the assignment to Mr. Goldberg of duties inconsistent with his status as President or a significant relocation of the place of his employment or Mr. Dabah ceasing to hold the position of CEO constitute "good reason" for Mr. Goldberg to terminate his employment. Since Mr. Dabah resigned as our CEO in September 2007, Mr. Goldberg had the right at any time to terminate the employment agreement for "good reason" and receive the above mentioned severance benefits.

Mr. Goldberg resigned from the Company effective December 19, 2007, exercising his right to terminate the agreement for "good reason" based on Mr. Dabah's resignation as CEO. Accordingly, Mr. Goldberg became entitled to receive a payment equal to $715,000, less legally required payroll deductions, payable in 12 monthly installments following termination of employment but subject to deferral of the first six installment until July 2008. Mr. Goldberg also will receive all payments for paid time off that he had accrued prior to December 19, 2007, totaling $15,060. In addition, options for 45,837 shares scheduled to vest on January 22, 2008 vested instead as of December 19, 2007; there was no incremental charge under FAS 123R resulting from the accelerated vesting of these options at such time as they were not "in-the-money." All of his other unvested stock options were cancelled as of December 19, 2007. Mr. Goldberg had 90 days from December 19, 2007 to exercise his vested but unexercised options, after which time any unexercised options expired.

In addition, the employment agreement also provides that Mr. Goldberg will not for a period of one year following any termination of his employment participate in or promote, directly or indirectly, any businesses directly competing with the Company's business or solicit our directors or employees to provide services to any other company or interfere with any person doing business with the Company or at any time disparage the Company or furnish confidential information of the Company to any other person (except as required by law). Mr. Goldberg's employment agreement also provides that Mr. Goldberg will not engage or be engaged in a competing business or solicit our directors, officers and employees for a period of one year following termination of his employment.

Tara Poseley, Former President, Disney Store North America

Ms. Poseley and the Company entered into an employment agreement on July 28, 2006, providing that she would serve as our President, Disney Store North America division until such time as her employment was terminated in accordance with the termination provisions thereof. Ms. Poseley reported directly to our CEO. Pursuant to her employment agreement, Ms. Poseley's annual salary was set at $625,000, subject to annual review by our Compensation Committee. Ms. Poseley was entitled to receive an annual bonus, pursuant to the Annual Management Incentive Bonus Plan, in an amount equal to the product of (a) Ms. Poseley's annual base salary, times (b) a percentage equal to or greater than 50% as determined by the Compensation Committee in their discretion, times (c) a bonus percentage of not more than 200% that shall be determined in accordance with the Annual Management Incentive Bonus Plan. Subject to the her being entitled to a greater amount under the terms of the Annual Management Incentive Bonus Plan, the minimum bonus that Ms. Poseley was entitled to receive under her employment agreement for (a) fiscal 2006 was $156,250 and (b) fiscal 2007 was $312,500.

Ms. Poseley's employment agreement provided that we (a) pay her $10,000 on account of relocation costs, (b) provide her and her family with housing in the Los Angeles, California area from September 18, 2006 through December 31, 2006 (which was later amended by the Compensation Committee to extend through May 31, 2007; provided that the aggregate cost of such extension, including gross up, shall not significantly exceed $75,000), and (c) pay the cost of roundtrip airfare for either Ms. Poseley or her family to travel to Los Angeles each week from September 18, 2006 through December 31, 2006.

Ms. Poseley's employment agreement provided that if Ms. Poseley's employment was terminated by us "without cause", or by Ms. Poseley for "good reason" or following a "change in control" (as each such term is defined in the agreement), we would be required to pay Ms. Poseley her base salary then in effect for one year following such termination, which amount would be payable in bi-weekly installments following her termination. Mr. Dabah's resignation as our CEO constituted "good reason" under the agreement and, until the amendment of the agreement discussed below, Ms. Poseley had the right at any time to terminate her employment and be entitled to the above mentioned severance payments.

On January 24, 2008, as partial consideration for entering into a change in control and severance agreement with the Company, Ms. Poseley agreed to amend her employment agreement to remove the provision that stated that Mr. Dabah ceasing to hold the position of CEO of the Company constituted "good reason" for her to terminate her employment. In addition, Ms. Poseley agreed to amend her employment agreement to remove the change in control provision. In exchange for this concession, the Company agreed that if Ms. Poseley's employment is terminated by us without cause, or by Ms. Poseley for good reason, we would be required to pay Ms. Poseley her base salary then in effect for one and a half years (rather than one year) following such termination, which amount would be payable in bi-weekly installments following her termination.

In addition, the company entered into a change in control severance agreement with Ms. Poseley effective as of December 10, 2007, pursuant to which Ms. Poseley would have been entitled to receive severance benefits upon a termination without cause or by her for good reason within two years following a change in control. The material terms of this agreement were substantially the same as the comparable agreement applicable to Ms. Riley.

On March 26, 2008, after previously announcing that the Company planned to exit the Disney Store North America business, the Company's subsidiaries operating the Disney Store North America filed a voluntary petition for relief under Chapter 11 of the United State Code. In connection with this action, the Company notified Ms. Poseley of its intention to terminate her employment on May 27, 2008. Such a transaction was consummated on April 30, 2008, and, as a result Ms. Poseley became entitled to receive a severance payment of $967,500, payable in bi-weekly installments beginning immediately upon her termination. Ms. Poseley will also receive payments for all accrued paid time off, totaling $93,646, as well as health and dental benefits continuation for 18 months following termination of employment, having an estimated value of $19,297.

Summary of Potential Payments Upon Termination of Employment

As detailed above, the Company's employment agreements with Mr. Crovitz and Ms. Riley provide for severance payments and other benefits upon termination of employment by the Company without cause or by the executive for good reason, including in the case of a termination in connection with a change of control, as well as upon death or disability. In addition, the Company and Ms. Riley have entered into an agreement providing for certain additional severance benefits upon a termination of employment in connection with a change of control. Our other current NEOs do not have employment or severance agreements with the Company, other than the change in control severance agreements described above. The amount of compensation potentially payable to our current NEOs in each termination of employment situation in which they are entitled to severance payments, assuming the termination of employment had occurred on the last day of fiscal 2007, is indicated in the table below. None of our NEOs is eligible for retirement.

EXECUTIVE	TERMINATION REASON	SALARY	ACCRUED BUT UNPAID PERFORMANCE BONUS		PAYMENT OF EQUITY SHARES	PAYMENT OF PERFORMANCE SHARES		HEALTH AND WELFARE BENEFITS
Charles Crovitz	By Company without cause By Executive for Good Reason Following Change in Control Death Disability	$1,000,000 1,000,000	$		$562,305 562,305 606,845 606,845 606,845	$		$
Susan Riley	By Company without cause By Executive for Good Reason Following Change in Control Death Disability	525,000 525,000 1,050,000		525,000	534,090 783,180 783,180		249,081
Richard Flaks	By Company without cause By Executive for Good Reason Following Change in Control Death Disability	735,750		299,570	155,145 310,289 310,289		155,145
Mark Rose	By Company without cause By Executive for Good Reason Following Change in Control Death Disability	654,000		260,090	137,912 275,823 275,283		137,902

The amount of severance benefits that Mr. Dabah, Mr. Goldberg and Ms. Poseley have received or will be entitled to receive in connection with the previous termination of their employment is detailed above under "Employment and Severance Agreements." In connection with the termination of Mr. Goldberg's employment, options for 45,837 shares scheduled to vest on January 31, 2008 vested instead as of December 19, 2007; there was no incremental change under FAS 123R resulting from the accelerated vesting of these options at such time as they were not "in-the-money."

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC implementing rules generally requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file statements on Form 3, Form 4 and Form 5 of ownership and changes in ownership of our equity securities with the SEC. Officers, directors and greater than 10% stockholders are required by the regulation to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us during the most recent fiscal year, and written representations that no other Form 5 was required, all parties subject to the reporting requirements of Section 16(a) filed all such required reports during and with respect to the fiscal year ended February 2, 2008 except for the following late filings: (i) on January 24, 2008, Ezra Dabah filed a Form 4 and a Form 5 disclosing various transactions that should have been previously reported; (ii) on December 10, 2007, the Company granted James Goldman and Richard Paradise equity awards that should have been reported on a Form 4 by December 12, 2007, however these grants were not reported until December 13, 2007; (iii) on December 18, 2007, the Company granted Mr. Silverstein an equity award that should have been reported on a Form 4 by December 20, 2007, however these grants were not reported until January 2, 2008; and (iv) on December 21, 2007, Mark Rose exercised options and sold the underlying 6,743 shares of common stock, transactions that should have been reported on a Form 4 by December 27, 2008, however, these transactions were not reported until January 22, 2008.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

Pursuant to formal policies adopted by our Board and supervised by our Compensation Committee, the committee approves all related person transactions, included related person compensation arrangements. In addition, the Compensation Committee reviews all on-going related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued. With respect to employment relationships, the Company, with the approval of the Compensation Committee, has set up a written procedure by which all new employees must submit a questionnaire that is intended to identify any potential related person relationship. All new compensation arrangements and any changes to existing compensation arrangements for employees who are related persons must be approved by the Compensation Committee. With respect to vendor relationships, the Company, with the approval of the Compensation Committee, has developed written procedures whereby the forms used to process payment approval for all new vendors include a "check" box indicating if such vendor is a related person. The Vice Presidents who are in charge of new vendor relationships work to ensure that these forms are filled out accurately. In the event a related person relationship is identified, the engagement with the vendor must be pre-approved by the Compensation Committee.

Transactions with Related Persons

Ezra Dabah, our former CEO, is the son-in-law of Stanley Silverstein, a member of our Board.

Nina Miner, Mr. Silverstein's daughter and Mr. Dabah's sister-in-law, is employed by us as our Chief Creative Director. For the 2007 fiscal year, Ms. Miner received cash compensation of $638,462 in base salary, $10,000 in car allowance, $312 in insurance premiums paid by us with respect to life insurance for the benefit of Ms. Miner and $4,673 in matching contributions under our 401(k) Plan. On January 30, 2006, we granted Ms. Miner a 2006 Performance Award with a target number of shares of 56,498 shares, subject to the terms and conditions of a performance award agreement between Ms. Miner and us. The Company did not meet the minimum earnings per share target during fiscal 2007 for the issuance of shares under the 2006 Performance Awards and no shares were issued as a result of any such award.

During fiscal 2007, we purchased approximately $6.3 million of footwear from Nina Footwear Corporation. Stanley Silverstein, who is a member of the Board and the father-in-law of Ezra Dabah, our former CEO, owns Nina Footwear Corporation with his brother. Mr. Silverstein is not actively involved in the Nina Footwear business. Our Compensation Committee determined that the transactions with Nina Footwear Corporation were on terms no less favorable than could have been obtained from an unaffiliated third party.

In September 2007, we hired Gary Flaks as our Vice President, Footwear. Mr. Flaks is the brother of Richard Flaks, who serves as our Senior Vice President, Planning, Allocation and Information Technology. The Compensation Committee granted Gary Flaks a $45,000 signing bonus, set his annual salary at $250,000 per year and determined that for fiscal 2007, his target bonus amount is 25% of his annual salary. He is also entitled to participate in the other benefit plans made available by the Company to other executives of the Company. In addition, on December 10, 2007, Mr. Flaks was granted, pursuant to and subject to the provisions of the 2005 Equity Plan, a deferred stock award.

Our Compensation Committee has reviewed and approved each of the foregoing compensation arrangements and transactions.

Performance Graph

The following graph compares the cumulative stockholder return on our common stock with the return on the Total Return Index for the NASDAQ Stock Market (US) and the NASDAQ Retail Trade Stocks. The graph assumes that $100 was invested on January 31, 2003.

DATE	THE CHILDREN'S PLACE—"PLCE"	NASDAQ	RETAIL
1/31/2003	100.000	100.000	100.000
1/30/2004	252.251	155.636	146.616
1/28/2005	347.092	153.956	175.590
1/27/2006	422.983	175.349	190.419
2/2/2007	546.998	189.016	209.217
2/1/2008	185.553	182.502	185.224

Other Business

At the date of this proxy statement, the only business which our Board intends to present or knows that others will present at the meeting is that set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Stockholder Proposals: 2009 Annual Meeting

In order for a stockholder to have a proposal included in the proxy statement for our annual meeting of stockholders to be held in 2009, the proposal must comply with both the procedures identified by Rule 14a-8 under the Exchange Act and our By-Laws and be received in writing by us at our principal executive office located at 915 Secaucus Road, Secaucus, New Jersey 07094, Attention: General Counsel's Office on or before 5:00 P.M. Eastern Standard Time on January 9, 2009. If, however, the date of our annual meeting to be held in 2009 is changed by more than thirty (30) days from the date of this year's meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials for the annual meeting to be held in 2009.

Stockholder proposals submitted outside the requirements of Regulation 14A of the Exchange Act must be received by our Secretary in a timely fashion. To be timely, notice and information regarding such proposal and the stockholder must be delivered to or mailed and received by our Secretary at our principal executive offices located at 915 Secaucus Road, Secaucus, New Jersey 07094, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting was given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurred. Pursuant to our By-Laws, a copy of which may be obtained by writing to our Secretary at our principal executive offices at the address set forth in the immediately preceding sentence, such notice must include, among other things: (i) a description of each proposal and the reasons therefor; (ii) the name and address of the stockholder making each proposal; (iii) the class and number of shares held of record by the stockholder as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice; (iv) if such proposal involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve if elected; (v) any material interest of the stockholder in such proposal; and (vi) all other information that would be required to be filed with the Securities and Exchange Commission if the person making such proposal was a participant in a solicitation subject to Section 14 of the Exchange Act. The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

Rule 14a-4 of the Exchange Act governs our use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to our annual meeting of stockholders to be held in 2009, if we are not provided notice of a stockholder proposal prior to March 25, 2009 we will be permitted to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

By order of the Board of Directors,

Patricia A. Gray Secretary
Secaucus, New Jersey May 20, 2008

EXHIBIT A

2007 ANNUAL MANAGEMENT INCENTIVE BONUS PLAN
OF
THE CHILDREN'S PLACE RETAIL STORES, INC.

ANNUAL MANAGEMENT INCENTIVE BONUS PLAN
OF
THE CHILDREN'S PLACE RETAIL STORES, INC.
(APRIL 25, 2007 AMENDMENT AND RESTATEMENT)

PURPOSE

This Annual Management Incentive Bonus Plan (the "Bonus Plan") is intended to provide an incentive for superior work and to motivate eligible executives of the Company and its subsidiaries toward even higher achievement and business results, to align their goals and interests with those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is designed to provide bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

DEFINITIONS

The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

"Board" means the Board of Directors of the Company.

"Business Criteria" means net income, operating income, after-tax cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation, amortization, or extraordinary or similar non-recurring items or adjustments. The foregoing criteria (other than appreciation in the fair market value of the Company's stock) may be applied to the Company as a whole or to any particular subsidiary, division, segment or product of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretations promulgated thereunder.

"Committee" means the Compensation Committee which has been established to administer the Plan in accordance with Section 4 and Section 162(m).

"Company" means The Children's Place Retail Stores, Inc., a Delaware corporation, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

"Executive" means a key employee (including any officer) of the Company or any of its subsidiaries who is (or in the opinion of the Committee may during the applicable Performance Period become) an "executive officer" as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

"Net Income" means, for purposes of the Maximum Bonus Awards Pool determined under Section 7, the income from continuing operations of the Company and its subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted to exclude the following: (i) all restructuring and disposition-related charges or credits for the fiscal year, net of related tax effect; and (ii) incremental and non-recurring integration costs and other financial impacts, net of tax, related to the business operations of an entity acquired by the Company.

"Participant" means an Executive selected to participate in the Plan by the Committee in accordance with Section 3.

"Performance Goals" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Participant for the Performance Period in respect of any one or more of the Business Criteria, determined without regard to the effect of any unusual or nonrecurring gains or losses caused by such things as material changes in accounting methods or principles, acquisitions or divestitures, or natural disasters.

"Performance Period" means the period with respect to which the Performance Goals are set by the Committee.

"Section 162(m)" means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

PARTICIPATION

For each Performance Period, the Committee shall determine, at the time the Performance Goals are set, those Executives who shall to be eligible to receive Bonuses hereunder for such Performance Period. Subject to Section 11, the Committee may grant a Bonus to an Executive for a Performance Period that is less than twelve (12) months (e.g., for an Executive that commences employment after the first day of the Company's typical Performance Period). The Company shall establish such Executive's Performance Goals for the Performance Period within the time set forth under Section 162(m).

ADMINISTRATION

Unless otherwise determined by the Board, this Bonus Plan shall be administered by the Compensation Committee of the Board. At all times the Committee shall consist of at least two members of the Board who shall qualify as "outside directors" under Section 162(m). Unless otherwise determined by the Board, the Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

BONUS DETERMINATIONS

A Participant may receive a bonus payment under the Bonus Plan for a Performance Period based upon the attainment of the Performance Goals for such Performance Period that are established by the Committee and relate to one or more of the Business Criteria. Performance Goals need not be the same for all Participants.

With respect to each Participant, the Committee shall, for each Performance Period, establish ranges of Performance Goals which correspond to various levels of cash bonus amounts ("Award Opportunities"). Each range of Performance Goals will include a level of performance at which one hundred percent (100%) of the targeted bonus award ("Target Bonus Award") may be earned. In addition, each range of Performance Goals will include levels of performance above and below the one hundred percent (100%) performance level. The Committee may establish minimum levels of Performance Goal achievement, below which no bonus payment will be made to the Participant.

Bonus formulas for Participants shall be adopted by the Committee no later than the latest time permitted by Section 162(m) (generally, for Performance Periods of one year or more, no later than 90 days after the commencement of the Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed). No bonuses shall be paid to a Participant with respect to a Performance Period unless and until the Committee makes a certification in writing with respect to the attainment of the Performance Goals for such Performance Period as required by Section 162(m). The Committee shall have no discretion to increase the amount of a Participant's bonus as determined under the applicable bonus formula. The Committee, in its sole discretion, may eliminate any Participant's bonus or reduce the amount of a Participant's bonus below that which would otherwise be payable under the Plan.

FORM OF BONUS PAYMENT

Bonuses payable under this Bonus Plan shall be paid in cash, in a single lump sum.

MAXIMUM BONUS

The total of all bonuses payable to Participants for performance with respect to any Performance Period shall not under any circumstances exceed twenty five percent (25%) of the Net Income for such Performance Period (the "Maximum Bonus Awards Pool").

The maximum bonus any Participant can receive for performance in any Performance Period is five million dollars ($5,000,000). In the event that the total of all bonuses payable to Participants should exceed the Maximum Bonus Awards Pool as specified above, the actual bonus of each Participant shall be proportionately reduced such that the total of all such bonuses paid pursuant to the Bonus Plan for such Performance Period is equal to the Maximum Bonus Awards Pool.

In the event of a Participant's termination of employment due to death, disability or retirement on or after age 65 during the Performance Period, the Participant's bonus award shall be based on the portion of the Performance Period in which the Participant was employed, computed as determined by the Committee. In the event that a Participant's employment terminates for any reason other than death, disability or retirement on or after age 65, the Participant's rights to a bonus shall be forfeited; provided, however, that the Committee may, in its sole discretion, pay a prorated bonus award to the Participant for the portion of the Performance Period in which the Participant was employed, computed as determined by the Committee.

All bonuses paid hereunder shall be subject to applicable state, federal and local tax withholding.

PAYMENT OF BONUSES

Bonuses shall be payable to a Participant who remains continuously employed by the Company throughout the Performance Period as soon as practicable following the Committee's certification in accordance with Section 5 above that the Performance Goals with regard to such Participant and Performance Period have been attained. Notwithstanding the foregoing, the payment of a bonus hereunder to a Participant with respect to a Performance Period shall be conditioned upon the Participant's employment by the Company on the day the cash bonus is paid; provided, however, that in the event of a Participant's termination of employment due to death, disability or retirement on or after age 65 during the Performance Period, the payment of a bonus hereunder to such Participant shall not be conditioned upon the Participant's employment by the Company on the day the cash bonus is paid and shall be payable as soon as practicable following the Committee's certification in accordance with Section 5 above. Notwithstanding anything contained herein to the contrary, bonuses for a Performance Period shall be payable (A) no later than the latest of (i) the 15th day of the third month following the Participant's first taxable year in which such Performance Period ends, or (ii) the 15th day of the third month following the end of the Company's first taxable year coincident with or next following the last day of such Performance Period; or (B) as soon as administratively practicable following the date determined under clause (A).

AMENDMENT AND TERMINATION

Subject to the terms of any written employment agreement between a Participant and the Company or any of its subsidiaries, the Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by Section 162(m).

This Bonus Plan will expire on January 29, 2012, unless terminated earlier by the Board or the Committee.

STOCKHOLDER APPROVAL

No bonuses shall be paid under this Bonus Plan unless and until the Company's stockholders shall have approved the Bonus Plan and the material terms of the Performance Goals as required by Section 162(m). The Bonus Plan shall be resubmitted to the Company's stockholders for approval as required by Section 162(m) if it is amended in any way which changes the material terms of the Performance Goals, increases the maximum bonus payable under the Bonus Plan or changes the Bonus Plan's eligibility requirements.

MISCELLANEOUS

Neither the establishment of this Bonus Plan nor the payment of any award hereunder nor any action of the Company, the Board or the Committee with respect to this Bonus Plan will be held or construed to confer upon any Executive any legal right to be continued in the employ of the Company or to receive any particular rate of cash compensation other than pursuant to the terms of this Bonus Plan and the determination of the Committee, and the Company expressly reserves the right to discharge any Executive whenever the interest of the Company may so permit or require without liability to the Company, the Board or the Committee, except as to any rights which may be expressly conferred upon a Participant under this Bonus Plan.

The Bonus Plan was originally effective as of January 29, 2006. This amended and restated Bonus Plan was adopted by the Board on April 25, 2007, to be effective as of the fiscal year commencing February 4, 2007, subject to stockholder approval.

The adoption of this Bonus Plan will not affect any other compensation plans in effect for the Company or any subsidiary or affiliate of the Company, nor shall the Bonus Plan preclude the Company or any subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for Executives.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Bonus Plan. The Bonus Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Bonus Plan, be deemed to be a trustee of any property, and any obligations of the Company to any participant under the Bonus Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

Except as expressly provided by the Committee, no benefit payable under the Bonus Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This paragraph shall not apply to an assignment of a contingency or payment due after the death of the Participant to the deceased Participant's legal representative or beneficiary.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Plan shall be determined in accordance with the laws of the State of New Jersey.

Subject to Section 162(m), the Bonus Plan shall not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Goals used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

It is the intent of the Company that the Bonus Plan and bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

EXHIBIT B

PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
OF
THE CHILDREN'S PLACE RETAIL STORES, INC.

Amended Certificate of Incorporation Provision:

If Proposal No. 4 is approved, Article Five of the Company's Amended Certificate of Incorporation will be amended as follows:

ARTICLE FIVE

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than three nor more than 12 and the exact number shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; provided, however, that such maximum number of directors may be increased from time to time to reflect the rights, if any, of holders of Preferred Stock to elect directors in accordance with the terms of the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares of Preferred Stock. The number of directors may be increased or decreased only by action of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1998; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1999; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2000, with the members of each class to hold office until their successors are elected and qualified. [This sentence to be deleted: At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and to hold office until their successors are elected and qualified.] Election of directors of the Corporation need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors and present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected.

The fifth sentence of Article Five shall be replaced in its entirety with the following:

"At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose terms expire at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified."

A new, second paragraph shall be added to Article Five as follows:

Subject to the rights, if any, of the holders of the Preferred Stock with respect to the election of directors, directors shall be elected by a majority of votes cast by the shares present at a meeting of stockholders and entitled to vote on the election of directors at such meeting, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares present at such meeting. A "majority of votes cast" means that the number of votes

B-1

cast "for" the election of the nominee exceeds 50% of the total number of votes cast "for" or "against" the election of that nominee. A "contested election" shall mean an election at which the number of nominees for election as director is greater than the number of directors to be elected. For purposes hereof, the number of nominees shall be determined as of the last date on which a stockholder in accordance with the Bylaws of the Corporation may nominate a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders. Cumulative voting shall not apply in the election of directors and no stockholder will be permitted to accumulate votes in respect of the election of any director.

* * *

ARTICLE FIFTEEN

[This sentence to be deleted: Any amendment, alteration, change or repeal of any provision contained in Article Five, Six, Seven, Eight, Nine, Ten or Thirteen or this Article Fifteen of this Certificate of Incorporation, or the adoption of any provision inconsistent therewith, may be effected only by the affirmative vote of the holders of 75% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, voting as a single class, and all rights conferred on stockholders herein are granted subject to any provision of the General Corporation Laws of the State of Delaware, as amended.]

Article Fifteen shall be amended to read in its entirety as follows:

"Any amendment, alteration, change or repeal of any provision contained in the second paragraph of Article Five or in Article Six, Seven, Eight, Nine, Ten or Thirteen or this Article Fifteen of the certificate of incorporation, or the adoption of any provision inconsistent therewith, may be effected only by the affirmative vote of the holders of 75% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, voting as a sing class, and all rights conferred on stockholders herein are granted subject to any provision of the General Corporation Laws of the State of Delaware, as amended."

B-2

EXHIBIT C

PROPOSED AMENDMENTS TO THE BYLAWS
OF
THE CHILDREN'S PLACE RETAIL STORES, INC.

Related Amended Bylaw Provision:

If Proposal No. 4 is approved, then Article II, Section 2(f) of the Company's Amended and Restated Bylaws will be amended in its entirety as follows:

        (f)    Voting.    Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and of these Bylaws, or, with respect to the issuance of preferred stock, in accordance with the terms of a resolution or resolutions of the Board of Directors, shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder. [This sentence to be deleted: In the election of Directors, a plurality of the votes present at the meeting shall elect.] Any other action shall be authorized by a majority of the votes cast except where the DGCL, the Certificate of Incorporation or these Bylaws prescribe a different percentage of votes and/or a different exercise of voting power. Voting by ballot shall not be required for corporate action except as otherwise provided by the DGCL or by the Certificate of Incorporation.

The following sentence will replace the second sentence:

The vote required for the election of directors shall be as provided in the Certificate of Incorporation. In voting on the election of directors, stockholders shall also be provided the opportunity to abstain, and abstentions, votes designated to be withheld from the election of a director and shares present but not voted in respect of the election of a director, if any, shall not be considered as votes cast.

C-1

EXHIBIT D
DIRECTOR RESIGNATION POLICY

Director Resignation Policy

A nominee of the Board for election as a director by the common stockholders who is in office as a director shall promptly tender his or her resignation from the Board and all committees thereof for acceptance by the Board in the event in an uncontested election such nominee does not receive a majority of the votes cast by the stockholders in respect of his or her election, as determined in accordance with the Bylaws of the Company.

The Corporate Governance Committee shall promptly assess the appropriateness of such nominee continuing to serve as a director and shall recommend to the Board the action to be taken with respect to acceptance of such resignation. The Board will determine whether to accept or reject such resignation not later than 90 days after the date on which the vote on the election of such nominee is certified by the Company's Secretary or otherwise finally determined in accordance with law. The Corporate Governance Committee and the Board may consider any factors they consider relevant in deciding whether or not to accept a resignation tendered in accordance with the foregoing provisions. A nominee whose resignation has been tendered in accordance with the foregoing provisions shall not participate in the decision-making process of the Corporate Governance Committee or of the Board with respect to the acceptance of his or her resignation. If a majority of the members of the Corporate Governance Committee are required to tender their resignations in accordance with the foregoing provisions, then, in lieu of the Corporate Governance Committee, all the independent directors who have not been required to tender their resignations in accordance with the foregoing provisions shall act as a committee to assess the appropriateness of such nominees continuing to serve as directors and shall recommend to the Board the action to be taken with respect to acceptance of such resignations, provided that, if there are fewer than two such independent directors, all the directors shall act as a committee of the whole for such purpose. The Board's decision whether or not to accept the resignation of a director that has been tendered in accordance with the foregoing provisions and its reasons for its decision, along with a description of its decision-making process, shall be publicly disclosed promptly by the Company and such disclosure shall be included in a report submitted by the Company to the Securities and Exchange Commission. If the Board decides not to accept a resignation tendered in accordance with the foregoing provisions, such disclosure shall include a statement as to whether a majority of the independent directors voted in favor of such action and a statement as to whether any director who was required to tender his or her resignation in accordance with the foregoing provision voted in favor of such action.

D-1

EXHIBIT E

PROPOSED AMENDMENTS TO THE 2005 EQUITY INCENTIVE PLAN

The Amended and Restated 2005 Equity Incentive Plan of The Children's Place Retail Store, Inc., as proposed to be amended by proposed Amendments Nos. 1 and 2, is set forth below, with the text to be amended shown by underscoring.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN
OF
THE CHILDREN'S PLACE RETAIL STORES, INC.

1.     Purpose.    The purpose of this Equity Incentive Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by key employees and directors of the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations and by providing such key employees and directors with incentives to put forth maximum efforts for the success of the Corporation's business. It is anticipated that the acquisition of such proprietary interests in the Corporation and such incentives will stimulate the efforts of such key employees and directors on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable employees and directors.

2.     Definitions.    When used in this Plan, unless the context otherwise requires:

(a)   Alternative Rights" shall have the meaning as set forth in Section 9 hereof.

(b)   "Board of Directors" shall mean the Board of Directors of the Corporation, as constituted at any time.

(c)   Except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, "Cause" shall mean, with respect to the holder of an Incentive Award, (i) a breach by the holder of any of the material provisions of any employment agreement between the holder and the Corporation or a Subsidiary that the holder fails to remedy or cease within ten (10) days after notice thereof to the holder; (ii) any conduct, action or behavior by the holder that has or may reasonably be expected to have a material adverse effect on the reputation of the Corporation or its Subsidiaries or on the holder's reputation or that is not befitting of an executive officer, employee or director of the Corporation or a Subsidiary; (iii) the commission by the holder of an act involving moral turpitude or dishonesty, whether or not in connection with the holder's employment by, or service as a director of, the Corporation or a Subsidiary; (iv) the holder shall have committed any act of fraud or embezzlement against the Corporation or a Subsidiary or engaged in any other willful misconduct in connection with his duties; or (v) the holder shall have been convicted of a felony (other than a felony relating to motor vehicle laws). Notwithstanding the foregoing, no Cause shall be deemed to exist with respect to the holder's acts described in (ii) above unless the Corporation shall have given prior written notice to the holder specifying the Cause with reasonable particularity and, within 30 days after such notice, the holder shall not have cured or eliminated the problem or thing giving rise to such Cause.

(d)   "Chairman of the Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

(e)   "Change in Control" shall mean any of the following events: (i) the sale to any purchaser of (A) all or substantially all of the assets of the Corporation or (B) capital stock representing more than 50% of the stock of the Corporation entitled to vote generally in the election of directors of the Corporation; (ii) the merger or consolidation of the Corporation with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the surviving or resulting corporation in such merger or consolidation is held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the outstanding securities of the Corporation; (iii) the filing of a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in

Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the voting stock of the Corporation; or (iv) the filing by the Corporation of a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then existing contract or transaction. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur as a result of an event described above if a majority of the individuals who are members of the Board of Directors prior to such event specifically determines that a Change in Control should not be deemed to have occurred.

(f)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)   "Committee" shall mean the Committee hereinafter described in Section 3 hereof.

(h)   "Corporation" shall mean The Children's Place Retail Stores, Inc., a Delaware corporation.

(i)    "Deferred Stock Award" shall mean an Incentive Award granted in accordance with Section 15 hereof.

(j)    "Disability" shall mean: (i) with respect to the holder of an Option that is not an incentive stock option, the holder's inability, as a result of physical or mental incapacity or infirmity, to perform the duties of his employment for (a) a continuous period of at least 120 days, or (b) periods aggregating at least 180 days during any period of 12 consecutive months; or (ii) with respect to the holder of an Option that is an incentive stock option, and when used in connection with such incentive stock option following such holder's termination of employment, a "disability" within the meaning of Section 22(e)(3) of the Code.

(k)   "Eligible Director" shall mean a director of the Corporation who is not also an employee of the Corporation or a Subsidiary.

(l)    "Eligible Persons" shall mean those persons described in Section 4 who are potential recipients of Incentive Awards.

(m)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(n)   "Fair Market Value" on a specified date shall mean the average of the highest and lowest selling price at which a Share is traded on the stock exchange, if any, on which Shares are primarily traded or, if the Shares are not then traded on a stock exchange, the average of the closing representative bid and asked price of a Share as reported by the principal securities exchange or securities trading market on which the Shares are listed or approved for trading, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above are applicable, the value of a Share as established by the Board of Directors or the Committee for such date using any reasonable method of valuation.

(o)   "Incentive Award" shall mean an Option, Right, Restricted Stock Award, Deferred Stock Award or Performance Award granted pursuant to this Plan.

(p)   "Options" shall mean the stock options granted pursuant to this Plan.

(q)   "Performance Award" shall mean an Incentive Award granted in accordance with Section 16 hereof.

(r)    "Plan" shall mean this 2005 Equity Incentive Plan of The Children's Place Retail Stores, Inc., as adopted by the Board of Directors on April 18, 2005, as amended and restated on June 23, 2005, as such Plan from time to time may be further amended.

(s)   "President" shall mean the person who at the time shall be the President of the Corporation.

(t)    "Restricted Shares" shall mean the Shares issued as a result of a Restricted Stock Award.

(u)   "Restricted Stock Award" shall mean a grant of Restricted Shares or of the right to purchase Restricted Shares pursuant to Section 13 hereof.

(v)   "Rights" shall mean Alternative Rights and/or Stock Appreciation Rights granted pursuant to the Plan.

(w)  "Share" shall mean a share of common stock, par value $.10 per share, of the Corporation.

(x)   "Spread" shall mean the excess of the Fair Market Value of a Share on the date of exercise of a Right over the exercise price per Share of such Right.

(y)   "Stock Appreciation Rights" shall have the meaning as set forth in Section 9 hereof.

(z)   "Subsidiary" shall mean any corporation, limited liability corporation, partnership or limited partnership, 50% or more of whose stock having general voting power, membership interests, or capital or profits interests, as the case may be, is owned by the Corporation, or by another Subsidiary as herein defined, of the Corporation; provided, however, that for purposes of an Option that is an incentive stock option to be granted to an employee of a Subsidiary, the term "Subsidiary" shall mean a subsidiary corporation as defined in Section 424(f) of the Code.

3.     Administration.    The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), which shall consist of two or more directors of the Corporation, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code. Any member of the Committee may resign by giving written notice thereof to the Board of Directors, and any member of the Committee may be removed at any time, with or without Cause, by the Board of Directors. If, for any reason, a member of the Committee shall cease to serve, the vacancy shall be filled by the Board of Directors.

The Committee shall have full power and authority to administer and interpret the Plan. Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Incentive Awards shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Incentive Awards effective or provide for their administration, and may take such other action with regard to the Plan and Incentive Awards as it shall deem desirable to effectuate their purpose.

4.     Participants.    The class of persons who are potential recipients of Incentive Awards granted under this Plan shall consist of key employees and directors of the Corporation or a Subsidiary, as determined by the Committee in its sole discretion. The parties to whom Incentive Awards are granted under this Plan, and the number of Shares subject to each such Incentive Award, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan. Each Eligible Director shall only be eligible to receive Options in accordance with Section 7 hereof.

5.     Shares.    Subject to the provisions of Section 20 hereof, the Committee may grant Incentive Awards with respect to an aggregate of up to 2 million Shares, all of which Shares may be either Shares held in treasury or authorized but unissued Shares, provided, however, that the foregoing limitation shall not apply to Alternative Rights but shall apply to any Option with respect to which the Alternative Rights are granted. The maximum number of Shares which may be the subject of Incentive Awards granted during any calendar year to any individual shall not exceed 500,000 Shares. If the Shares that would be issued or transferred pursuant to any Incentive Awards are not issued or transferred and cease to be issuable or transferable for any reason, or if Restricted Shares which are subject to a Restricted Stock Award are forfeited, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards; provided, however, that Shares as to which an Option has been surrendered in connection with the exercise of an Alternative Right shall not again be available for the grant of any further Incentive Awards. If any portion of a Stock Appreciation Right expires or is forfeited for any reason prior to being exercised, the number of Shares subject to the unexercised portion of such Stock Appreciation Right will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards. Notwithstanding the preceding, with respect to any Option and/or Rights granted to any individual who is a "covered employee" within the meaning of Section 162(m) of the Code that is canceled, the number of shares subject to such Option and/or Rights shall continue to count against the maximum number of shares which may be the subject of Options and Rights granted to such individual during the applicable calendar year. For purposes of the preceding sentence, if, after grant, the exercise price of an Option and/or the base amount of any Rights is reduced, such reduction shall be treated as a cancellation of such Option and/or Rights and the grant of a new Option and/or Rights (if any), and both the cancellation of the Option and/or Rights and the new Option and/or Rights shall reduce the maximum number of Shares for which Options and Rights may be granted to the holder of such Option and/or Rights during the applicable calendar year. In the event Shares are withheld by the Corporation to satisfy income or other tax withholding obligations with respect to any Incentive Award, the Shares withheld for this purpose shall reduce the maximum number of Shares for which Options and/or Rights may be granted to the holder of such Option and/or Rights and shall be charged against the limitations in this Section 5.

6.     Grant of Options.    The number of Options to be granted to any Eligible Person shall be determined by the Committee in its sole discretion.

At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an incentive stock option within the meaning of Section 422 of the Code, or (b) is not to be treated as an incentive stock option for purposes of this Plan and the Code. Options with respect to which no designation is made by the Committee shall be deemed to be incentive stock options to the extent that the $100,000 limitation described in the succeeding paragraph is satisfied. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any person who, at the time of such grant, is not an employee of the Corporation or a Subsidiary.

Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as incentive stock options, and any other incentive stock options, granted to an employee (under this Plan, or any other incentive stock option plan maintained by the Corporation or any Subsidiary that meets the requirements of Section 422 of the Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Options which are not incentive stock options. This paragraph shall be applied by taking Options into account in the order in which they are granted.

Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same person.

An Option agreement signed by the Chairman of the Board or the President or a Vice President of the Corporation, attested by the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary of the Corporation and bearing the seal of the Corporation affixed thereto, shall be issued to each person to whom an Option is granted. The Option agreement shall be in the form as may be determined by the Committee from time to time, and need not be identical with respect to each grantee.

7.     Grants of Deferred Stock Awards to Eligible Directors.    Notwithstanding any other provision of this Plan to the contrary, Deferred Stock Awards shall be automatically granted to each Eligible Director in accordance with this Section 7 without any additional action by the Committee necessary. On the first day of each fiscal year of the Corporation, each member of the Board of Directors who is an Eligible Director on such date shall be granted a number of Deferred Stock Awards determined by dividing $100,000 by the Fair Market Value of a Share on such date. Each Eligible Director who is initially elected to the Board of Directors by the Corporation after the first day of a fiscal year shall be granted a number of Deferred Stock Awards, for a number of Shares which shall be rounded up to the next whole number of Shares, equal to the quotient of (i) the product of $100,000 multiplied by a fraction, the numerator of which shall be the number of days remaining during the fiscal year and the denominator of which shall be 365, divided by (ii) the Fair Market Value of a Share on such Eligible Director's date of election. In addition on June 28, 2008, each Eligible Director shall be granted a number of Deferred Stock Awards, for a number of Shares which shall be rounded up to the next whole number of Shares, equal to the quotient of (i) the product of $100,000 multiplied by a fraction, the numerator of which shall be the number of days remaining during the fiscal year and the denominator of which shall be 365 divided by (ii) the Fair Market Value of a Share.

8.     Option Purchase Price.    The price per Share of the Shares to be purchased pursuant to the exercise of any Option shall be fixed by the Committee at the time of grant; provided, however, that in no event shall such purchase price be less than 100% of the Fair Market Value of a Share on the date of grant of the Option.

9.     Grant of Rights.    The Committee, in its sole discretion, shall have the authority to grant Rights to any Eligible Person, which may be granted separately, or in connection with an Option at the time of the grant of an Option. Any Rights granted in connection with an Option ("Alternative Rights") shall be granted with respect to the same number of Shares as are covered by the Option, subject to adjustment pursuant to the provisions of Section 20 hereof, and may be exercised as an alternative to the exercise of the related Option.

Alternative Rights granted in connection with an Option shall entitle the holder thereof to receive Shares from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable, by surrendering the Option with respect to the number of Shares as to which such Rights are then exercised. Such Option, to the extent surrendered, shall be deemed exercised for purposes of the limitations under Section 5. Upon any exercise of Alternative Rights, the holder thereof shall be entitled to receive a number of Shares (rounded down to the next whole number of Shares) equal to (i) the product obtained by multiplying (A) the Spread by (B) the number of Shares in respect of which the Rights shall have then been so exercised, divided by (ii) the Fair Market Value of a Share on the date of exercise.

Upon the exercise of Rights granted without relationship to an Option ("Stock Appreciation Rights"), the holder thereof shall be entitled to receive a number of Shares (rounded down to the next whole number of Shares) equal to (i) the product obtained by multiplying (A) the Spread by (B) the number of Shares in respect of which the Stock Appreciation Rights shall have then been so exercised, divided by (ii) the Fair Market Value of a Share on the date of exercise.

Notwithstanding anything contained herein, the Committee, in its sole discretion, may limit the amount payable upon the exercise of Rights. Any such limitation shall be determined as of the date of grant and noted in the Rights agreement evidencing the grant of the Rights.

Rights shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Rights are granted. Each Rights agreement shall set forth the number of Shares subject to the Rights being granted, the exercise price per Share thereof, and such other terms and conditions as determined by the Committee at the time of grant; provided, however, that (i) the exercise price per Share of Alternative Rights shall be equal to the purchase price per Share of the Option related thereto, and (ii) in no event shall the exercise price per Share of any Rights be less than 100% of the Fair Market Value of a Share on the date of grant of such Rights. The form of agreement shall be as determined from time to time by the Committee, and need not be identical with respect to each grantee.

10.   Duration of Options and Rights.    The duration of any Option or Right granted under this Plan shall be fixed by the Committee at the time of grant; provided, however, that no Option or Right shall remain in effect for a period of more than ten (10) years from the date upon which it is granted.

The duration of any Alternative Rights granted in connection with any Option shall be coterminous with the duration of the related Option.

11.   Ten Percent Shareholders.    Notwithstanding any other provision of this Plan to the contrary, no Option which is intended to qualify as an incentive stock option may be granted under this Plan to any employee who, at the time the Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, unless the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and the duration of such Option is no more than five (5) years.

12.   Exercise of Options and Rights.    Except as otherwise provided herein or in the holder's employment agreement (if any) with the Corporation or a Subsidiary, Options and Rights shall become vested and exercisable by the holder as determined by the Committee in its sole discretion at the time of grant and as set forth in the applicable Option and/or Rights agreement (such vesting may be based on continued employment or service, or upon the achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof but in no event shall the vesting period be less than three (3) years commencing on the date of the grant if based on continued employment or service or less than one (1) year commencing on the date of the grant if based on achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof).

Notwithstanding the foregoing, all or any part of any remaining unexercised Options and/or Rights granted to any Eligible Person may be exercised, subject to Section 19 hereof, in the following circumstances (but in no event, other than the holder's death, during the six (6) month period commencing on the date of grant, and in no event prior to approval of the Plan by shareholders of the Corporation as provided in Section 26 hereof or after the term of the Option or Rights has expired): (a) upon the holder's retirement from the Corporation and all Subsidiaries on or after his 65th birthday; (b) upon the Disability or death of the holder; (c) upon a Change of Control while the holder is in the employ or service of the Corporation; or (d) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

An Option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect, together with the Option agreement (and, in the case of the exercise of an Option with respect to which Alternative Rights were granted in relation thereto, the related Rights agreement) and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board of Directors or an officer of the Corporation appointed by the Chairman of the Board of Directors for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by delivery to the Corporation of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option (provided, that a holder may not use any Shares to pay the purchase price unless the holder has beneficially owned such Shares for at least six (6) months); or by such other methods as the Committee may permit from time to time.

Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall also cause to be delivered to the person entitled thereto a new Option agreement in replacement of the agreement surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise, or the original Option agreement shall be endorsed to give effect to the partial exercise thereof. The Committee may permit deemed or constructive transfers of Shares in lieu of actual transfer and physical delivery of certificates.

Upon the exercise of an Option with respect to which Alternative Rights were also granted in relation thereto, the number of Shares subject to exercise under the related Alternative Rights shall also be reduced by the number of Shares for which the related Option was exercised. If the Option shall have been exercised with respect to less than all of the Shares subject thereto, the Corporation shall also cause to be delivered to the person entitled thereto a new Option agreement and a new Rights agreement in replacement of the Option and Rights agreements surrendered at the time of the partial exercise of the Option, with respect to the difference between the number of Shares under the Option agreement (and the Rights agreement) immediately before the exercise of the Option and the number of Shares with respect to which the Option was so exercised, or the original Option agreement and the original Rights agreement shall be endorsed to give effect to the partial exercise (and surrender) thereof.

Alternative Rights or Stock Appreciation Rights shall be exercised by the delivery of a duly signed notice in writing to such effect, together with the Rights agreement. Holders of Alternative Rights shall also surrender the related Option agreement. Within a reasonable time thereafter, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the number of Shares determined in accordance with Section 9 hereof. Upon the exercise of Alternative Rights, the number of Shares subject to exercise under the related Option or portion thereof shall be reduced by the number of Shares represented by the Option or portion thereof surrendered. If the Rights shall have been exercised with respect to less than all of the Shares subject thereto, the Corporation shall also cause to be delivered to the person entitled thereto a Rights agreement (and an Option agreement, in the case of Alternative Rights) with respect to the difference between the number of Shares under the Rights agreement (and related Option agreement, if any) surrendered at the time of the exercise of the Rights and the number of Shares with respect to which the Rights were so exercised, or the original Rights agreement (and related Option agreement, if any) shall be endorsed to give effect to the partial exercise (and surrender) thereof.

Notwithstanding any other provision of the Plan or of any Option or Rights agreement, no Option or Rights granted pursuant to the Plan may be exercised at any time when the Option or Rights or the granting or exercise thereof violates any law or governmental order or regulation.

13.   Terms and Conditions of Restricted Stock Awards.    The Committee shall have the authority to grant to any Eligible Person a Restricted Stock Award, subject to the following terms and conditions:

(a)   All Restricted Shares granted to or purchased by an Eligible Person pursuant to the Plan shall be subject to the following conditions:

          (1)   except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, the Restricted Shares shall be subject to such transfer restrictions and risk of forfeiture as the Committee shall determine at the time the Restricted Stock Award is granted, until such specific conditions are met (which conditions may be based on continued employment or service, or achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof), and such restrictions shall lapse, and the Restricted Shares subject to a Restricted Stock Award shall vest, as determined by the Committee in its sole discretion at the time of grant and as set forth in the applicable Restricted Stock Award agreement but in no event shall the vesting period be less than three (3) years commencing on the date of the grant if based on continued employment or service or less than one (1) year commencing on the date of the grant if based on achievement of pre-established corporate or individual performance objectives, or otherwise, including any combination thereof;

          (2)   the Restricted Shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are satisfied, removed or expire;

          (3)   each certificate representing Restricted Shares issued pursuant to a Restricted Stock Award under this Plan shall bear a legend making appropriate reference to the restrictions imposed;

          (4)   the Committee may impose such other conditions as it may deem advisable on any Restricted Shares granted to or purchased by an Eligible Person pursuant to a Restricted Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares; and

          (5)   Notwithstanding the foregoing, all restrictions to which a Restricted Stock Award is subject shall lapse, in the following circumstances: (a) upon the holder's retirement from the Corporation and all Subsidiaries on or after his 65th birthday; (b) upon the Disability or death of the holder; (c) upon a Change of Control while the holder is in the employ or service of the Corporation; or (d) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

(b)   Prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed upon Restricted Shares, a stock certificate or certificates representing such Restricted Shares shall be registered in the holder's name but shall be retained by the Corporation for the holder's account. The holder shall have the right to vote such Restricted Shares and shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, the right to receive dividends, distributions and adjustments with respect thereto; provided, however, that such dividends, distributions and adjustments shall be retained by the Corporation for the holder's account and for delivery to the holder, together with the stock certificate or certificates representing such Restricted Shares, as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

(c)   A Restricted Stock Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Restricted Stock Award is granted. The form of Restricted Stock Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

14.   Restricted Stock Purchase Price.    Except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, the purchase price per Share for Restricted Shares to be purchased pursuant to Restricted Stock Awards shall be fixed by the Committee at the time of the grant of the Restricted Stock Award and shall be set forth in the applicable Restricted Stock Award agreement; provided, however, that such purchase price shall not be less than the par value of such Shares. Payment of such purchase price shall be made in cash or by check payable to the order of the Corporation, or by such other method as the Committee may permit.

15.   Deferred Stock Awards.    The Committee shall have the authority to grant to any Eligible Person a Deferred Stock Award, subject to the following terms and conditions:

(a)   Delivery of, and the issuance of certificates representing, Shares issuable pursuant to a Deferred Stock Award shall occur upon expiration of the deferral period specified by the Committee;

(b)   Deferred Stock Awards shall be subject to such restrictions as the Committee may impose, in its sole discretion at the time of grant and as set forth in the applicable Deferred Stock Award agreement (such restrictions may lapse based on continued employment or service, upon the achievement of pre-established corporate or individual performance objectives, at the expiration of a specified deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, including any combination thereof but in no event shall the restriction period be less than three (3) years if based on continued employment or service or less than one (1) year if based upon the achievement of pre-established corporate or individual performance objectives, at the expiration of a specified deferral period or at earlier times, separately or in combination, in installments, or otherwise, including any combination thereof);

(c)   Notwithstanding the foregoing, all restrictions to which a Deferred Stock Award is subject shall lapse, in the following circumstances: (a) upon the holder's retirement from the Corporation and all

Subsidiaries on or after his 65th birthday; (b) upon the Disability or death of the holder; (c) upon a Change of Control while the holder is in the employ or service of the Corporation; or (d) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration; and

(d)   A Deferred Stock Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Deferred Stock Award is granted. The form of Deferred Stock Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

16.   Performance Awards.    The Committee shall have the authority to grant to any Eligible Person a Performance Award, subject to such terms and conditions as shall be determined by the Committee in its sole discretion at the time of grant and as set forth in the applicable Performance Award agreement. The value of a Performance Award may be linked to the market value, book value, net profits or other measure of the value of a Share, or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of Shares over a fixed period or periods determined by the Committee; provided, however, that the dates or periods described herein shall not be prior to or less than one (1) year following the date of the grant. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Eligible Person. A Performance Award shall be evidenced by an agreement executed on behalf of the Corporation and by the Eligible Person to whom the Performance Award is granted. The form of Performance Award agreement shall be determined from time to time by the Committee, and need not be identical with respect to each grantee.

17.   Consideration for Incentive Awards.    The Corporation shall obtain such consideration for the grant of an Incentive Award as the Committee in its discretion may determine.

18.   Restrictions on Transferability of Incentive Awards.    Incentive Awards and all other rights thereunder shall be non-transferable and non-assignable by the holder thereof except to the extent that the estate of a deceased holder of an Incentive Award may be permitted to exercise them. Options and Rights may be exercised or surrendered during the holder's lifetime only by the holder thereof.

19.  TERMINATION OF EMPLOYMENT OR SERVICE

(a)   Except as otherwise provided herein, in the holder's employment agreement (if any) with the Corporation or a Subsidiary, or in the applicable Option and/or Rights agreement, all or any part of any Option and/or Rights, to the extent unexercised, shall terminate immediately upon the cessation or termination for any reason of the holder's employment by, or service as a director of, the Corporation or any Subsidiary, provided that (except as otherwise provided herein, in the holder's employment agreement (if any) with the Corporation or a Subsidiary, or in the applicable Option and/or Rights agreement) the holder shall have ninety (90) days following the cessation of the holder's employment or service with the Corporation or its Subsidiaries, and no longer, within which to exercise any unexercised Option and/or Rights that such holder could have exercised on the day on which such employment or service terminated; and provided, further, that such exercise must be accomplished prior to the expiration of the term of such Option and/or Rights. Notwithstanding the foregoing, if the cessation of employment or service is due to Disability or to death, the holder or the representative of the Estate or the heirs of a deceased holder shall have the privilege of exercising the Options and/or Rights which are vested but unexercised at the time of such Disability or death for a period of time that is no less than one (1) year from the date of the holder's Disability or death. Notwithstanding the foregoing, and except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, if the employment or service of any holder of an Option and/or Rights with the Corporation or a Subsidiary shall be terminated for Cause, all unexercised Options and/or Rights of such holder shall terminate immediately upon such termination of the holder's employment or service with the Corporation and all Subsidiaries, and a holder of Options and/or Rights whose employment or service with the Corporation and all Subsidiaries is so terminated, shall have no right after such termination to exercise any unexercised Option and/or Rights he might have exercised prior to the termination of his employment or service with the Corporation and all Subsidiaries.

(b)   Except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, the Committee shall determine in its sole discretion at the time of grant of a Restricted Stock Award or a Deferred Stock Award, the affect, if any, that a termination of the holder's employment or service with the Corporation or any Subsidiary shall have on such Incentive Award, and such terms shall be set forth in the applicable Incentive Award agreement. Notwithstanding the foregoing, and except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, if the employment or service of any holder of a Restricted Stock Award or a Deferred Stock Award with the Corporation or a Subsidiary shall be terminated for Cause, then (i) all Restricted Shares subject to restrictions at the time his employment terminates (and any dividends, distributions and adjustments retained by the Corporation with respect thereto), and (ii) any Shares subject to a Deferred Stock Award with respect to which the deferral period has not expired, shall be forfeited and any consideration received therefor from the holder shall be returned to the holder.

(c)   Except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, the Committee shall determine in its sole discretion at the time of grant of a Performance Award, the affect, if any, that a termination of the holder's employment or service with the Corporation or any Subsidiary shall have on such Performance Award, and such terms shall be set forth in the applicable Performance Award agreement. Notwithstanding the foregoing, and except as otherwise provided in the holder's employment agreement (if any) with the Corporation or a Subsidiary, if the employment or service of any holder of a Performance Award with the Corporation or a Subsidiary shall be terminated for Cause, then such holder's Performance Award shall terminate immediately upon such termination of the holder's employment or service with the Corporation and all Subsidiaries.

20.   Adjustment Provision.    If, prior to the complete exercise of any Option and/or Rights, or prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed pursuant to a Restricted Stock Award or Deferred Stock Award, there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for:

(a)   in the case of an Option, then the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder; provided, however, that with respect to an Option that is an incentive stock option, such adjustment shall be made in accordance with Section 424 of the Code;

(b)   in the case of an Alternative Right, then the number of Shares subject to the Alternative Right, to the extent that it has not been exercised, shall be adjusted to equal the number of Shares to which the holder would have been entitled had he actually owned the Shares subject to the unexercised portion of the Alternative Right at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate exercise price shall proportionately be adjusted so that the aggregate exercise price of such Alternative Right immediately prior to such an event shall be equal to the aggregate exercise price of the adjusted Alternative Right immediately following the occurrence of such event;

(c)   in the case of a Stock Appreciation Right, then the number of Shares subject to the Stock Appreciation Right, to the extent that it has not been exercised, shall be adjusted to equal the number of Shares to which the holder would have been entitled had he actually owned the Shares subject to the unexercised portion of the Stock Appreciation Right at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate exercise price shall proportionately be adjusted so that the aggregate exercise price of such Stock Appreciation Right immediately prior to such an event shall be equal to the aggregate exercise price of the adjusted Stock Appreciation Right immediately following the occurrence of such event;

(d)   in the case of a Restricted Share issued pursuant to a Restricted Stock Award, the holder of such Restricted Stock Award shall receive, subject to the same restrictions and other conditions of such Restricted Stock Award as determined pursuant to the provisions of Section 13, the same securities or other property as are received by the holders of the Corporation's Shares pursuant to such stock dividend, split-up, conversion, exchange, reclassification or substitution; and

(e)   in the case of a Deferred Stock Award, the holder shall receive, at such time as would otherwise apply under such Deferred Stock Award, such number and kind of securities or cash or other property to which he would have been entitled had he actually owned the Shares subject to the Deferred Stock Award at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution.

With respect to any Incentive Awards other than Rights, any fractional shares or securities issuable as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time such shares or securities would have otherwise been issued. With respect to any Rights, any fractional shares or securities issuable as a result of such adjustment shall be rounded down to the nearest whole number of Shares. If any such event should occur, the number of Shares with respect to which Incentive Awards remain to be issued, or with respect to which Incentive Awards may be reissued, shall be adjusted in a similar manner.

In addition to the adjustments provided for in the preceding paragraph, upon the occurrence of any of the events referred to in said paragraph prior to the complete payments pursuant to a Performance Award, the Committee, in its sole discretion, shall determine the amount of cash and/or the number of Shares which shall be paid to the holder of a Performance Award at such time as payment would otherwise be made, so that there shall be no increase or dilution in the cash and/or value of the Shares or other property to which the holder shall be entitled by reason of such events.

Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding shares, the Committee, in its sole discretion, may make such adjustments to the number of Shares and the class of shares available hereunder or to any outstanding Incentive Awards as shall be necessary to prevent dilution or enlargement of rights, and/or make provision for the payment of cash (or other property if received as consideration) in cancellation of any outstanding Incentive Award.

21.   Issuance of Shares and Compliance with Securities Act.    The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of any Incentive Award until (a) the admission of such Shares to listing on the principal securities exchange or securities trading market on which Shares of the Corporation of the same class are then listed or approved for trading, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Incentive Award shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of any Incentive Award, or may issue stop transfer orders in respect thereof.

22.   Code Section 162(m).    Notwithstanding any other provision of the Plan, if the Committee determines at the time an Incentive Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such Incentive Award, a "covered employee" (as defined under Section 162(m) of the Code), then the Committee may provide that this Section 22 is applicable to such Incentive Award. If the Committee determines that an Incentive Award is subject to this Section 22, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue growth; booking of orders; earnings, or some derivative thereof (including earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings per share); operating income; pre- or after-tax income; cash flow; net earnings; return on equity; return on capital (including return on total capital or return on invested capital); return on assets or net assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels of the Corporation or any Subsidiary, division, business unit or product line of the Corporation for or within which the Eligible Person is primarily employed. Such performance goals also may be based solely by reference to the Corporation's performance or the performance of a Subsidiary, division, business unit or product line of the Corporation, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation's management, or (iii) the cumulative effects of tax or accounting changes in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

23.   Income Tax Withholding.    If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Incentive Award, the Corporation or the Subsidiary shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. In order to facilitate payment by the holder of an Incentive Award of his withholding obligations with respect to the Incentive Award, the Corporation or Subsidiary may, at its election, (a) deduct from any cash payment otherwise due to the holder, the appropriate withholding amount, (b) require the holder to pay to the Corporation or Subsidiary in cash the appropriate withholding amount, (c) permit the holder to elect to have the Corporation withhold a portion of the Shares otherwise to be delivered with respect to such Incentive Award, the Fair Market Value of which is equal to the minimum statutory withholding amount, or (d) permit the holder to elect to deliver to the Corporation Shares already owned by the holder for at least six (6) months, the Fair Market Value of which is equal to the appropriate withholding amount; provided, however, that if Shares are to be withheld by the Corporation for purposes of satisfying such withholding obligations, the number of Shares withheld shall be calculated using the minimum statutory withholding rates.

24.   Amendment of the Plan.    Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Incentive Awards not theretofore granted, and the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Incentive Award, provided that any amendment of an outstanding

Incentive Award that would adversely affect the rights of the holder thereof shall not be effected without the holder's consent. Notwithstanding the foregoing, any material amendment of the Plan by the Board of Directors or the Committee, including an amendment which would increase the number of Shares issuable under the Plan or to any individual or change the class of Eligible Persons, shall be subject to the approval of the shareholders of the Corporation within one (1) year of such amendment.

25.   No Right of Employment or Service.    Nothing contained herein or in an Incentive Award agreement shall be construed to confer on any employee or director any right to be continued in the employ of the Corporation or any Subsidiary or as a director of the Corporation, or derogate from any right of the Corporation and any Subsidiary to retire, request the resignation of, or discharge such employee or director (without or with pay), at any time, with or without Cause.

26.   Effective Date of the Plan.    This Plan is conditioned upon its approval by the shareholders of the Corporation on or before April 18, 2006; except that this Plan is adopted and approved by the Board of Directors effective April 18, 2005 to permit the grant of Incentive Awards prior to the approval of the Plan by the shareholders of the Corporation as aforesaid. In the event that this Plan is not approved by the shareholders of the Corporation as aforesaid, this Plan and any Incentive Awards granted hereunder shall be void and of no force or effect.

27.   Final Grant Date.    No Incentive Award shall be granted under the Plan after April 18, 2015.

IN WITNESS WHEREOF, the Corporation has caused these presents to be executed by its duly authorized officer as of June 23, 2005.

THE CHILDREN'S PLACE RETAIL STORES, INC.
By:	/s/ STEVEN BALASIANO Title: Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT F

AUDIT COMMITTEE CHARTER

THE CHILDREN'S PLACE RETAIL STORES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee (the "Committee") shall aid the Company's Board of Directors in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Company's controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company's independent public accountants and internal auditors.

COMMITTEE MEMBERSHIP

The Committee shall be a committee of the Board and shall consist of not less than two directors (except that if the Nasdaq Stock Market requires an audit committee to be comprised of three or more directors, the Committee shall consist of not less than three directors). Members of the Committee shall be appointed by the Board.

All Committee members must meet the independence requirements of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934 and the regulations thereunder. Each member of the Committee shall be free of any relationship that would interfere with the exercise of his or her judgment independent of management. In addition, each Committee member must be "financially literate" or must achieve this status through training within six months of being appointed to the Committee. (For these purposes, "financial literacy" is the ability to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement). At least one member of the Committee must be an "audit committee financial expert" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the Securities and Exchange Commission thereunder and the rules of the Nasdaq Stock Market.

The Committee members shall serve for a term of one year. Committee members may serve successive one-year terms without limitation. The Chairperson of the Committee shall be designated by the Board. The Chairperson must have academic training in accounting or current or past experience in a senior financial position. The Chairperson can serve successive terms in this capacity without limitation. In the absence of the Chairperson, the remaining members of the Committee may designate a chairperson by majority vote of the Committee membership.

MEETINGS

The Committee shall meet at least four times a year, in regular session, and also shall meet each time the Company proposes to issue a press release with its quarterly or annual earnings information. Such 'earnings release' meetings may be combined with any regular quarterly meeting of the Committee or may be conducted separately from the regular quarterly meetings of the Committee. The Committee may convene additional meetings, as circumstances require, at the call of the Chair, or any two other members of the Committee. The Committee shall report to the full Board of Directors at the first board meeting following each such Committee meeting.

The Company's independent public accountants and internal auditors shall attend at least two of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

A majority of the Committee shall constitute a quorum. The Committee may act by a majority of the members present (in person or by telephone) at a meeting of the Committee.

The Chairperson of the Committee shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the senior internal audit executive, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review with them the Company's financial statements and significant findings based upon the auditors' limited review procedures.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The duties of the Committee shall include the following:

Review Procedures:

  •
  Review the results of the quarterly reviews and the year-end audit of the Company, including:

    The audit report, the published financial statements, the management representation letter, any report on accounting procedures and internal controls prepared by the Company's independent public accountants, any other pertinent reports and management's responses thereto;

    Any material accounting issues among management, the Company's internal audit staff and the independent public accountants; and

    Other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent public accountants.

With respect to interim financial information, the Committee's chairman will discuss with management and the independent public accountants the quarterly review results and required communications prior to any release of financial results or earnings and/or any filings with the SEC.

  •
  Review with management and the independent public accountants such accounting principles and policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators.

  •
  Review with the independent public accountants (i) all critical accounting policies and practices used by the Company; (ii) all reasonably available alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the public accounting firm; and (iii) other material written communications between the Independent Accountant and management of the Company, such as any management letter or schedule of unadjusted differences.

  •
  In reviewing financial statements that reflect the earnings of the Company, the Committee shall make specific inquiry of the Chief Executive Officer and the Chief Financial Officer regarding the 'quality of earnings' of the Company, from a subjective as well as an objective standpoint. Such review shall occur sufficiently in advance of the required filing date(s) for such reports to allow for meaningful input by the Committee.

  •
  Review and assess the adequacy of internal accounting procedures and controls, including a review with the independent auditors of their evaluation of the Company's internal controls. Review quarterly the programs that the Company has instituted to correct any control deficiencies noted by the internal auditors, in their periodic review or the independent auditors in their annual review. Discuss with management the results of the foregoing reviews, including significant items and potential ways to improve the accounting procedures and controls.

  •
  Periodically review with management, the independent auditors and the internal auditors the Company's financial reporting processes and internal audit controls and procedures to ensure the integrity and adequacy of such reporting processes, internal audit controls and procedures.

  •
  Meet with Company officers responsible for certifying the Company's financial reports as required under Section 302 of the Sarbanes-Oxley Act 2002 and discuss whether such officers are aware of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the issuer's ability to record, process, summarize, and report financial data, (ii) any material weaknesses in internal controls, or (iii) any fraud that involves management or other employees who have a significant role in the Company's internal controls.

  •
  The Committee shall periodically inquire of management, the senior internal audit executive, the Company's General Counsel and the Company's independent public accounting firm about significant risks or exposures facing the Company, assess the steps management has taken or proposes to take to minimize such risk to the Company and periodically review compliance with such steps

Relationship with Independent Auditors:

  •
  Be solely and directly responsible for the appointment (subject to stockholder ratification), replacement, compensation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) in preparing or issuing an audit report or related work. The independent auditors shall report directly, and be accountable, to the Committee.

  •
  Review the independence and performance of the independent auditors, with sole responsibility and authority to pre-approve, to the extent required by applicable law and regulations and the NASDAQ rules, all audit and non-audit engagements and the related fees and terms with the independent auditors. Such preapproval may be designated, in accordance with applicable law, to one or more designated members of the Committee; provided any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly-scheduled meeting.

  •
  On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

  •
  Review and approve the independent auditors' plan and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

  •
  Review the report to the Committee from the Company's independent auditors in accordance with Section 204 of the Sarbanes-Oxley Act of 2002.

  •
  Discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committee in accordance with AICPA SAS 61.

  •
  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  •
  At least annually, obtain and review a report by the Company's Independent Accountant describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and steps taken to deal with any such issues.

Internal Audit Department:

  •
  Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

  •
  Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Company's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company's management and approved by the Committee.

  •
  Review the significant findings of the internal auditors for each fiscal year, together with management's responses thereto; review the quality and composition of the Company's internal audit staff; and review and approve the internal audit charter on a periodic basis.

  •
  Review the appointment, performance, and replacement of the senior internal audit executive.

  •
  Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

Legal Compliance

  •
  On at least an annual basis, meet with the Company's general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities.

  •
  Review and approve the Company's Code of Business Conduct. Review at least annually with management, including the General Counsel and the head of the internal audit function, compliance with, the adequacy of and any requests for waivers under, the Company's Code of Business Conduct and make a recommendation to the full Board with regard to any waiver sought with respect to any executive officer or director.

  •
  Maintain minutes of Committee meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

  •
  Review the Company's policies and procedures with respect to officers' travel and entertainment expenses and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors.

  •
  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

  •
  Make an annual self-assessment of the Committee, using assessment tools available through third parties or developed internally.

  •
  Review and assess the adequacy of this Charter at least annually, and submit the Charter to the Board of Directors for approval.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time-to-time determine.

The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee may retain independent counsel, accountants or other consultants or experts, at the Company's expense, to the extent considered necessary or appropriate by the Committee to assist it in the conduct of any investigation or the performance of its duties.

REPORTING TO STOCKHOLDERS

The Company's annual proxy statement shall include a report of the Audit Committee (1) confirming that the Company has a formal, documented Audit Committee Charter setting forth the Committee's duties, (2) stating whether the Committee satisfied its obligations under the Charter during the previous year, and (3) covering all other matters required by Rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the Charter at least once every three years and after any significant modification is approved by the Board of Directors.

This Charter was approved by the Board of Directors in April 2008.

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE RETAIL STORES, INC.

June 27, 2008.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

No postage necessary if mailed in the U.S.

Please detach and mail in the
envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.

The Board of Directors has nominated the persons listed below to serve as Class I or Class II directors of The Children’s Place Retail Stores, Inc. for a two-year term in the case of a Class I director or a three-year term in the case of a Class II director and in each case until his successor is duly elected and qualified.

☐	FOR ALL NOMINEES
NOMINEES AS CLASS I DIRECTORS
¡ Robert Fisch ¡ Louis Lipschitz ¡ Stanley Silverstein

NOMINEES AS CLASS II DIRECTORS
¡ Joseph Alutto ¡ Charles Crovitz ¡ Ezra Dabah

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of The Children’s Place Retail Stores, Inc. for the fiscal year ending January 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To consider and approve the 2007 Annual Management Incentive Bonus Plan of The Children’s Place Retail Stores, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve an amendment of our certificate of incorporation to provide for majority voting in director elections.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve an amendment of our Amended and Restated 2005 Equity Incentive Plan regarding director compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To approve an amendment of our Amended and Restated 2005 Equity Incentive Plan limiting awards that can be made to a participant in any one year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the name of each nominee for whom you wish to withhold authority, as shown here: •

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AT LEFT AND “FOR” PROPOSALS 3 THROUGH 6.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2008:  The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended February 2, 2008 are available at www.childrensplace.com under the section “Investor Relations.”

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHILDREN’S PLACE RETAIL STORES, INC.

    The undersigned hereby appoints Charles Crovitz, Patricia Gray, and Susan Riley, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place Retail Stores, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place Retail Stores, Inc. to be held at the Company’s corporate headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094, on Friday, June 27, 2008, at 10 o’clock A.M., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the foregoing matters and in accordance with the foregoing instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Signature of Stockholder	Date

NOTE:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.

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TABLE OF CONTENTS
MATTERS REQUIRING STOCKHOLDER ACTION
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS
MANAGEMENT COMPENSATION
OTHER MATTERS
EXHIBIT A
EXHIBIT B
ARTICLE FIVE
ARTICLE FIFTEEN
EXHIBIT C
EXHIBIT E PROPOSED AMENDMENTS TO THE 2005 EQUITY INCENTIVE PLAN
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN OF THE CHILDREN'S PLACE RETAIL STORES, INC.
EXHIBIT F